    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 15, 1996
                                                     REGISTRATION NO. 333-
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            FIRST UNION CORPORATION
             (Exact name of registrant as specified in its charter)

          NORTH CAROLINA                          6711                       56-0898180
   (State or other jurisdiction       (Primary standard industrial        (I.R.S. employer
of incorporation or organization)      classification code number)     identification number)

                             ONE FIRST UNION CENTER
                      CHARLOTTE, NORTH CAROLINA 28288-0013
                                 (704) 374-6565
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)
                          MARION A. COWELL, JR., ESQ.
                  EXECUTIVE VICE PRESIDENT AND GENERAL COUNSEL
                            FIRST UNION CORPORATION
                             ONE FIRST UNION CENTER
                      CHARLOTTE, NORTH CAROLINA 28288-0013
                                 (704) 374-6828
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                                    COPY TO:
                                ERIC LUSE, ESQ.
                   LUSE LEHMAN GORMAN POMERENK & SCHICK, P.C.
                          5335 WISCONSIN AVENUE, N.W.
                             WASHINGTON, D.C. 20015
   APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
                                    PUBLIC:
    As promptly as practicable after the effective date of this Registration
                                   Statement.
     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]
                       CALCULATION OF REGISTRATION FEE
[CAPTION]

     TITLE OF EACH CLASS                                      PROPOSED MAXIMUM          PROPOSED MAXIMUM
       OF SECURITIES TO               AMOUNT TO BE             OFFERING PRICE           AGGREGATE OFFER-
        BE REGISTERED                REGISTERED (1)             PER UNIT (2)             ING PRICE (2)
Common Stock, $3.33 1/3 par
  value (including rights to
  purchase shares of common
  stock or junior
  participating Class A
  Preferred Stock)..........        6,200,000 shares               $13.75                 $363,764,349
     TITLE OF EACH CLASS               AMOUNT OF
       OF SECURITIES TO               REGISTRATION
        BE REGISTERED                   FEE (2)
Common Stock, $3.33 1/3 par
  value (including rights to
  purchase shares of common
  stock or junior
  participating Class A
  Preferred Stock)..........            $125,436

(1) Represents the estimated maximum number of shares of common stock, par value $3.33 1/3 per share, issuable by First Union Corporation ("FUNC") upon consummation of the acquisition of Home Financial Corporation ("HFC") by FUNC, including shares issuable upon the exercise of outstanding employee and director stock options.
(2) Pursuant to Rules 457(f)(1) and 457(c), the registration fee for the FUNC common stock is based on the average of the high and low sale prices of HFC common stock on the Nasdaq National Market on August 12, 1996 ($13.75), and computed based on the estimated maximum number of such shares (26,455,589) that may be exchanged for the securities being registered.
     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

                       FIRST UNION CORPORATION PROSPECTUS
        CROSS-REFERENCE SHEET PURSUANT TO ITEM 501(B) OF REGULATION S-K
            SHOWING THE LOCATION IN THE PROSPECTUS OF THE RESPONSES
                      TO THE ITEMS OF PART I OF FORM S-4.

                                FORM S-4 ITEM                                              LOCATION IN PROSPECTUS
  1.  Forepart of Registration Statement and Outside Front Cover Page of
      Prospectus..............................................................  Outside front cover page; facing page
  2.  Inside Front and Outside Back Cover Pages of Prospectus.................  AVAILABLE INFORMATION; TABLE OF CONTENTS
  3.  Risk Factors, Ratio of Earnings to Fixed Charges and Other
      Information.............................................................  SUMMARY; THE MERGERS
  4.  Terms of the Transaction................................................  SUMMARY; GENERAL INFORMATION; THE MERGERS;
                                                                                DESCRIPTION OF FUNC CAPITAL STOCK; CERTAIN
                                                                                DIFFERENCES IN THE RIGHTS OF HFC AND FUNC
                                                                                STOCKHOLDERS; ANNEX A
  5.  Pro Forma Financial Information.........................................  SUMMARY
  6.  Material Contacts with the Company Being Acquired.......................  SUMMARY; THE MERGERS
  7.  Additional Information Required for Reoffering by Persons and Parties
      Deemed to Be Underwriters...............................................  *
  8.  Interests of Named Experts and Counsel..................................  LEGAL OPINIONS; EXPERTS
  9.  Disclosure of Commission Position on Indemnification for Securities Act
      Liabilities.............................................................  *
 10.  Information with Respect to S-3 Registrants.............................  INCORPORATION OF CERTAIN DOCUMENTS BY
                                                                                REFERENCE; SUMMARY; RECENT DEVELOPMENTS; FUNC
 11.  Incorporation of Certain Information by Reference.......................  INCORPORATION OF CERTAIN DOCUMENTS BY
                                                                                REFERENCE
 12.  Information with Respect to S-2 or S-3 Registrants......................  *
 13.  Incorporation of Certain Information by Reference.......................  *
 14.  Information with Respect to Registrants Other Than S-3 or
      S-2 Registrants.........................................................  *
 15.  Information with Respect to S-3 Companies...............................  INCORPORATION OF CERTAIN DOCUMENTS BY
                                                                                REFERENCE; SUMMARY; RECENT DEVELOPMENTS; HFC
 16.  Information with Respect to S-2 or S-3 Companies........................  *
 17.  Information with Respect to Companies Other Than S-2 or
      S-3 Companies...........................................................  *
 18.  Information if Proxies, Consents or Authorizations are to be
      Solicited...............................................................  INCORPORATION OF CERTAIN DOCUMENTS BY
                                                                                REFERENCE; SUMMARY; GENERAL INFORMATION; THE
                                                                                MERGERS; FUNC; HFC
 19.  Information if Proxies, Consents or Authorizations are not to be
      Solicited, or in an Exchange Offer......................................  *

* Not applicable.

                           HOME FINANCIAL CORPORATION
                              1720 HARRISON STREET
                            HOLLYWOOD, FLORIDA 33020
                                 (954) 925-3330
                                                                          , 1996
Dear Stockholder:
     On behalf of the Board of Directors, I want to extend to you a cordial invitation to attend a Special Meeting of Stockholders of Home Financial
Corporation ("HFC"). The meeting will be held at      p.m., on              ,
1996, at the                                              .
     The purpose of the meeting is to vote on a proposal to approve the Agreement and Plan of Mergers, dated as of June 16, 1996 (the "Merger Agreement"), by and among HFC, Home Savings Bank, F.S.B. ("Home"), First Union Corporation ("FUNC") and First Union National Bank of Florida ("FUNB-FL"), pursuant to which HFC will merge with and into FUNC (the "Corporate Merger") and Home will merge with and into FUNB-FL (the "Bank Merger" and together with the Corporate Merger, the "Mergers"), all on and subject to the terms and conditions contained therein. FUNC is the sixth largest bank holding company in the nation, based on assets of $139.9 billion at June 30, 1996. The common stock of FUNC is actively traded and is listed on the New York Stock Exchange ("NYSE"). The last reported sale price of FUNC common stock on the NYSE Composite Transactions Tape
(the "NYSE Tape") on            , 1996, was $      per share.
     Upon consummation of the Corporate Merger, each outstanding share of HFC common stock (excluding certain shares held by HFC or FUNC) will be converted into the right to receive .2233 shares of FUNC common stock, subject to adjustment under certain circumstances (the "Exchange Ratio"). The Exchange Ratio is likely to be adjusted (the "AHSC Adjustment") due to the sale of certain assets of American Home Service Corporation ("AHSC"), a wholly-owned subsidiary of HFC, which assets were required to be sold pursuant to the Merger Agreement. Please see the discussion in the accompanying Prospectus/Proxy Statement under "THE MERGERS -- Possible Exchange Ratio Adjustments; AHSC ADJUSTMENT". On July 5, 1996, AHSC consummated the sale of such assets, subject to certain contingencies. The amount of the AHSC Adjustment depends on (i) the contingencies of such sale, and (ii) the average of the closing sale price of FUNC common stock on the NYSE Tape for the ten trading days prior to the effective date of the Corporate Merger. Assuming the contingencies do not occur, and that the average of the closing sale price of FUNC common stock on the NYSE Tape for the ten trading days prior to the Effective Date is $60.00 (the closing price on the NYSE Tape on June 14, 1996, the last business day prior to public announcement of the execution of the Merger Agreement), the Exchange Ratio would be increased to .2262. There can be no assurance as to the price at which FUNC common stock will trade at the effective date of the Corporate Merger. In addition, in the event of a decline in the price of FUNC common stock below certain levels and under certain conditions, the Exchange Ratio may, but is not required to, be adjusted, as discussed in the accompanying Prospectus/Proxy Statement under "THE MERGERS -- Possible Exchange Ratio Adjustments; DECLINE ADJUSTMENT". The Corporate Merger will be generally tax-free to HFC stockholders for federal income purposes.
     Consummation of the Mergers is subject to certain conditions, including approval of the Merger Agreement by HFC stockholders and approval of the Mergers by various regulatory agencies. Approval of the Merger Agreement requires the affirmative vote of a majority of the votes entitled to be cast at the meeting by the holders of HFC common stock.
     The accompanying Notice of Special Meeting and Prospectus/Proxy Statement contain information about the Mergers. I urge you to review carefully such information and the information in FUNC's 1995 Annual Report on Form 10-K, 1996 First and Second Quarter Reports on Form 10-Q, 1996 Annual Meeting Proxy Statement and 1996 Current Reports on Form 8-K, copies of which are available as indicated in the accompanying Prospectus/Proxy Statement under "AVAILABLE INFORMATION".
     THE BOARD OF DIRECTORS OF HFC HAS UNANIMOUSLY ADOPTED THE MERGER AGREEMENT AND RECOMMENDS THAT THE STOCKHOLDERS OF HFC APPROVE THE MERGER AGREEMENT. A FAILURE TO VOTE, EITHER BY NOT RETURNING THE ENCLOSED PROXY OR BY CHECKING THE "ABSTAIN" BOX THEREON, WILL HAVE THE SAME EFFECT AS A VOTE "AGAINST" APPROVAL OF THE MERGER AGREEMENT. EVEN IF YOU PLAN TO ATTEND THE MEETING IN PERSON, PLEASE COMPLETE THE ENCLOSED PROXY, SIGN AND DATE IT AND MAIL IT PROMPTLY IN THE ENCLOSED POSTAGE-PAID, RETURN ADDRESSED ENVELOPE.
                                         Yours very truly,
                                         THOMAS M. WOHL
                                         PRESIDENT AND CHIEF
                                         EXECUTIVE OFFICER

                           HOME FINANCIAL CORPORATION
                              1720 HARRISON STREET
                            HOLLYWOOD, FLORIDA 33020
                                 (954) 925-3330
                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                      TO BE HELD ON                 , 1996
                                                                          , 1996
Dear Stockholder:
     NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders of Home
Financial Corporation ("HFC") will be held at      p.m., on              , 1996,
at                                              (the "Special Meeting"), for the
following purpose:
    To consider and vote upon a proposal to approve the Agreement and Plan of Mergers, dated as of June 16, 1996 (the "Merger Agreement"), by and among HFC, Home Savings Bank, F.S.B. ("Home"), First Union Corporation ("FUNC") and First Union National Bank of Florida ("FUNB-FL"), pursuant to which, among other things, (i) HFC will merge with and into FUNC (the "Corporate Merger"), and Home will merge with and into FUNB-FL (the "Bank Merger", and together with the Corporate Merger, the "Mergers"), and (ii) each outstanding share of HFC common stock (excluding certain shares held by HFC or FUNC) would be converted into the right to receive .2233 shares of FUNC common stock, subject to adjustment under certain circumstances, all on and subject to the terms and conditions contained in the Merger Agreement.
     A copy of the Merger Agreement is set forth in ANNEX A to the accompanying Prospectus/Proxy Statement.
     The Board of Directors of HFC has fixed            , 1996, as the record
date (the "Record Date") for the determination of stockholders entitled to notice of and to vote at the Special Meeting, and accordingly, only holders of record of HFC common stock at the close of business on the Record Date will be entitled to notice of and to vote at the Special Meeting.
     Approval of the Merger Agreement requires the affirmative vote of a majority of the votes entitled to be cast at the Special Meeting by the holders of HFC common stock.
     THE BOARD OF DIRECTORS OF HFC UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT.
                                         By Order of the Board of Directors of
                                         HOME FINANCIAL CORPORATION
                                         LAWRENCE R. PARETTA
                                         SECRETARY
BECAUSE THE AFFIRMATIVE VOTE OF AT LEAST A MAJORITY OF THE VOTES ENTITLED TO BE CAST AT THE SPECIAL MEETING IS REQUIRED TO APPROVE THE MERGER AGREEMENT, STOCKHOLDERS ARE URGED TO COMPLETE, DATE, SIGN AND RETURN PROMPTLY THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. A FAILURE TO VOTE, EITHER BY NOT RETURNING THE ENCLOSED PROXY OR BY CHECKING THE "ABSTAIN" BOX THEREON, WILL HAVE THE SAME EFFECT AS A VOTE "AGAINST" APPROVAL OF THE MERGER AGREEMENT.

                         PROSPECTUS                                                 PROXY STATEMENT
                  FIRST UNION CORPORATION                                      HOME FINANCIAL CORPORATION
                        COMMON STOCK
               $3.33 1/3 PAR VALUE PER SHARE

     This Prospectus/Proxy Statement is being furnished by Home Financial Corporation, a Delaware corporation ("HFC"), to the holders of HFC common stock, par value $0.10 per share ("HFC Common Stock"), as a Proxy Statement in connection with the solicitation of proxies by the Board of Directors of HFC (the "HFC Board") for use at a Special Meeting of Stockholders of HFC to be held
at        p.m., on             , 1996, at             , and at any adjournments
or postponements thereof (the "Special Meeting"). This Prospectus/Proxy Statement is also being furnished by First Union Corporation, a North Carolina corporation ("FUNC"), as a Prospectus with respect to the shares (the "FUNC Common Shares") of FUNC common stock, $3.33 1/3 par value per share (together with the FUNC Rights (as hereinafter defined) attached thereto, "FUNC Common Stock"), that are issuable upon consummation of the Corporate Merger (as hereinafter defined).
     This Prospectus/Proxy Statement, the accompanying Notice of Special Meeting and form of proxy are first being mailed to the stockholders of HFC on or about
            , 1996.
     The purpose of the Special Meeting is to consider and vote upon a proposal to approve the Agreement and Plan of Mergers, dated as of June 16, 1996 (the "Merger Agreement"), among HFC, Home Savings Bank, F.S.B. ("Home"), FUNC, and First Union National Bank of Florida, a national banking association ("FUNB-FL"), pursuant to which HFC will merge with and into FUNC (the "Corporate Merger") and Home will merge with and into FUNB-FL (the "Bank Merger", and together with the Corporate Merger, the "Mergers"), all on and subject to the terms and conditions contained therein.
     Upon consummation of the Corporate Merger, each outstanding share of HFC Common Stock (excluding certain shares held by HFC or FUNC) will be converted into the right to receive .2233 (the ".2233 Exchange Ratio") shares (as the same may be adjusted under certain circumstances, the "Exchange Ratio") of FUNC Common Stock.
     The .2233 Exchange Ratio is likely to be adjusted due to the sale of certain assets of American Home Service Corporation ("AHSC"), a wholly-owned subsidiary of HFC. The amount of the AHSC Adjustment (as hereinafter defined) will depend upon (i) the FTU Price (as hereinafter defined) which will not be known until shortly before the Effective Date (as hereinafter defined), and (ii) whether the AHSC Put (as hereinafter defined) is exercised, which may not be known until August 31, 1996. See "THE MERGERS -- Possible Exchange Ratio Adjustments; AHSC ADJUSTMENT". In addition, in the event of a decline in the price of FUNC Common Stock below certain levels and under certain conditions, the Exchange Ratio may, but is not required to, be adjusted. See "THE
MERGERS -- Possible Exchange Ratio Adjustments; DECLINE ADJUSTMENT".
     Based on the (i)             shares of HFC Common Stock outstanding on the
Record Date (as hereinafter defined), (ii)        shares of HFC Common Stock
issuable upon the exercise of all outstanding HFC Options (as hereinafter defined) to purchase such shares on such date (assuming all such options are so exercisable), and (iii) an Exchange Ratio equal to .2262 (which assumes (a) there will be no reduction in the $20.3 million purchase price for the AHSC Assets (as hereinafter defined) pursuant to the AHSC Put, and (b) that the last reported sale price of FUNC Common Stock on the NYSE Tape (as hereinafter defined) on June 14, 1996 ($60.00), the last trading day before the date the Merger Agreement was executed, will be the FTU Price), approximately
            FUNC Common Shares would be issuable upon consummation of the Corporate Merger. The actual Exchange Ratio and the actual number of FUNC Common Shares to be issued will depend on whether there is a Decline Adjustment (as hereinafter defined) (which will not be known until shortly before the Effective
Date) and/or the amount of the AHSC Adjustment (which will depend on (i) the FTU Price (which will not be known until shortly prior to the Effective Date), and
(ii) whether the AHSC Put is exercised (which may not be known until August 31,
1996)). As a result, the actual Exchange Ratio may be higher or lower than .2233 or .2262. HFC stockholders are urged to obtain current quotations of the market price of FUNC Common Stock. See "THE MERGERS -- Possible Exchange Ratio Adjustments".
     FUNC Common Stock is listed and traded on the New York Stock Exchange ("NYSE"), and HFC Common Stock is listed and traded on the Nasdaq National Market. On June 14, 1996, the last business day prior to public announcement of the execution of the Merger Agreement, the last reported sale price per share of FUNC Common Stock on the NYSE Composite Transactions Tape (the "NYSE Tape") and the last reported sale price of HFC Common Stock on the Nasdaq National Market
were $60.00 and $13.625, respectively. On        , 1996, such prices were
$       and $       , respectively.
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
   EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
   SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
      PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS/PROXY
          STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A
                            CRIMINAL OFFENSE.
       THE DATE OF THIS PROSPECTUS/PROXY STATEMENT IS             , 1996.

                             AVAILABLE INFORMATION
     FUNC and HFC are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the "Exchange Act"), and, in accordance therewith, file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by FUNC and HFC can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's Regional Offices in New York (7 World Trade Center, 13th Floor, New York, New York 10048) and Chicago (Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60621) and copies of such materials can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Certain of such reports, proxy statements and other information is also available from the Commission over the Internet at http://www.sec.gov. Since FUNC Common Stock is listed on the NYSE, reports, proxy statements and other information relating to FUNC can also be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.
     This Prospectus/Proxy Statement does not contain all of the information set
forth in the Registration Statement on Form S-4 (No. 333-       ), of which this
Prospectus/Proxy Statement is a part, and the exhibits thereto (together with any amendments or supplements thereto, the "Registration Statement"), which has been filed by FUNC with the Commission under the Securities Act of 1933, as amended, and the rules and regulations thereunder (the "Securities Act"), certain portions of which have been omitted pursuant to the rules and regulations of the Commission and to which portions reference is hereby made for further information.
     THIS PROSPECTUS/PROXY STATEMENT INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. A COPY OF SUCH DOCUMENTS IS AVAILABLE WITHOUT CHARGE (OTHER THAN CERTAIN EXHIBITS TO SUCH DOCUMENTS) TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM THIS PROSPECTUS/PROXY STATEMENT IS DELIVERED, UPON WRITTEN OR ORAL REQUEST TO: FIRST UNION CORPORATION, INVESTOR RELATIONS, TWO FIRST UNION CENTER, CHARLOTTE, NORTH CAROLINA 28288-0206 (TELEPHONE NUMBER (704) 374-6782) AS TO FUNC DOCUMENTS; AND TO: HOME FINANCIAL CORPORATION, CORPORATE SECRETARY, 1720 HARRISON STREET, HOLLYWOOD, FLORIDA 33020 (TELEPHONE NUMBER (954) 925-3330) AS TO HFC DOCUMENTS. IN ORDER TO ENSURE TIMELY
DELIVERY OF SUCH DOCUMENTS, ANY SUCH REQUEST SHOULD BE MADE BY             ,
1996.
     All information contained or incorporated by reference in this Prospectus/Proxy Statement with respect to FUNC was supplied by FUNC, and all information contained or incorporated by reference in this Prospectus/Proxy Statement with respect to HFC was supplied by HFC.
     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS/PROXY STATEMENT AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY FUNC OR HFC. NEITHER THE DELIVERY OF THIS PROSPECTUS/PROXY STATEMENT NOR ANY DISTRIBUTION OF THE FUNC COMMON SHARES SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF FUNC OR HFC SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE. THIS PROSPECTUS/PROXY STATEMENT DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE FUNC COMMON SHARES OR AN OFFER TO SELL OR SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH AN OFFER OR SOLICITATION IS NOT LAWFUL.

     The Commissioner of Insurance of the State of North Carolina (the "Commissioner") has not approved or disapproved this offering nor has the Commissioner passed upon the accuracy or adequacy of this Prospectus/Proxy Statement.
THE FUNC COMMON SHARES OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF A BANK OR SAVINGS ASSOCIATION AND ARE NOT INSURED BY
     THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT
        AGENCY.
                                       2

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
     The following documents filed with the Commission by FUNC (File No. 1-10000) and by HFC (File No. 0-24748) under Section 13(a) or 15(d) of the Exchange Act are hereby incorporated by reference in this Prospectus/Proxy
Statement:
     FUNC documents:
           (i) FUNC's Annual Report on Form 10-K for the year ended December 31, 1995;
           (ii) FUNC's Quarterly Reports on Form 10-Q for the periods ended March 31, 1996 and June 30, 1996; and
          (iii) FUNC's Current Reports on Form 8-K dated January 10, 1996 and February 9, 1996.
     HFC documents:
           (i) HFC's Annual Report on Form 10-K, as amended, for the year ended September 30, 1995;
           (ii) HFC's Quarterly Reports on Form 10-Q for the periods ended December 31, 1995, March 31, 1996 and June 30, 1996; and
          (iii) HFC's Current Report on Form 8-K dated June 16, 1996.
     All documents filed by FUNC or HFC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the date of the Special Meeting are hereby incorporated by reference into this Prospectus/Proxy Statement and shall be deemed to be a part hereof from the date of filing of such documents.
     Any statement contained herein, in any supplement hereto or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of the Registration Statement and this Prospectus/Proxy Statement to the extent that a statement contained herein, in any supplement hereto or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Registration Statement, this Prospectus/Proxy Statement or any supplement hereto.
                                       3

                               TABLE OF CONTENTS

                                                                                                                          PAGE
AVAILABLE INFORMATION..................................................................................................     2
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE........................................................................     3
SUMMARY................................................................................................................     6
RECENT DEVELOPMENTS....................................................................................................    18
  Certain Financial Data of HFC for the Period Ended June 30, 1996.....................................................    18
  Certain 1996 Completed and Pending Acquisitions......................................................................    18
GENERAL INFORMATION....................................................................................................    19
  General..............................................................................................................    19
  Record Date; Vote Required; Revocation of Proxies....................................................................    19
THE MERGERS............................................................................................................    20
  General; Exchange Ratio..............................................................................................    20
  Possible Exchange Ratio Adjustments..................................................................................    21
  Effective Date.......................................................................................................    23
  Exchange of HFC Certificates.........................................................................................    23
  Background and Reasons...............................................................................................    24
  Opinions of Financial Advisors.......................................................................................    27
  Interests of Certain Persons.........................................................................................    30
  Certain Federal Income Tax Consequences..............................................................................    33
  Business Pending Consummation........................................................................................    33
  Regulatory Approvals.................................................................................................    34
  Conditions to Consummation; Termination..............................................................................    35
  Waiver; Amendment....................................................................................................    35
  Accounting Treatment.................................................................................................    35
  Expenses; Termination Fee............................................................................................    36
  No Appraisal Rights..................................................................................................    37
  Market Prices........................................................................................................    37
  Dividends............................................................................................................    38
HFC....................................................................................................................    39
  General..............................................................................................................    39
  History and Business.................................................................................................    39
FUNC...................................................................................................................    40
  General..............................................................................................................    40
  History and Business.................................................................................................    40
  Certain Regulatory Considerations....................................................................................    41
DESCRIPTION OF FUNC CAPITAL STOCK......................................................................................    44
  Authorized Capital...................................................................................................    44
  FUNC Common Stock....................................................................................................    44
  FUNC Preferred Stock.................................................................................................    44
  FUNC Class A Preferred Stock.........................................................................................    45
  Rights Plan..........................................................................................................    45
  Other Provisions.....................................................................................................    46
CERTAIN DIFFERENCES IN THE RIGHTS OF HFC AND FUNC STOCKHOLDERS.........................................................    47
  General..............................................................................................................    47
  Authorized Capital...................................................................................................    47
  Amendment to Articles of Incorporation or Bylaws.....................................................................    47
  Size and Classification of Board of Directors........................................................................    48
  Removal of Directors.................................................................................................    48
  Director Exculpation.................................................................................................    48
  Director Conflict of Interest Transactions...........................................................................    48
  Stockholder Meetings.................................................................................................    49
  Director Nominations.................................................................................................    49

                                       4

                                                                                                                          PAGE
  Stockholder Proposals................................................................................................    50
  Stockholder Protection Rights Plan...................................................................................    50
  Stockholder Inspection Rights; Stockholder Lists.....................................................................    50
  Required Stockholder Vote for Certain Actions........................................................................    51
  Anti-Takeover Provisions.............................................................................................    52
  Dissenters' Rights...................................................................................................    52
  Dividends and Other Distributions....................................................................................    52
  Voluntary Dissolution................................................................................................    53
RESALE OF FUNC COMMON SHARES...........................................................................................    53
VALIDITY OF FUNC COMMON SHARES.........................................................................................    53
EXPERTS................................................................................................................    53
ANNEX A -- AGREEMENT AND PLAN OF MERGERS...............................................................................   A-1
ANNEX B -- OPINION OF ALEX. BROWN & SONS INCORPORATED..................................................................   B-1
ANNEX C -- OPINION OF RYAN BECK & CO., INC.............................................................................   C-1

                                    SUMMARY
     THE FOLLOWING SUMMARY OF CERTAIN INFORMATION RELATING TO THE MERGERS IS NOT INTENDED TO BE A SUMMARY OF ALL MATERIAL INFORMATION RELATING TO THE MERGERS AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MORE DETAILED INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS/PROXY STATEMENT, INCLUDING THE ANNEXES HERETO, AND IN THE DOCUMENTS INCORPORATED BY REFERENCE IN THIS PROSPECTUS/PROXY STATEMENT. A COPY OF THE MERGER AGREEMENT IS SET FORTH IN ANNEX A TO THIS PROSPECTUS/PROXY STATEMENT AND REFERENCE IS MADE THERETO FOR A COMPLETE DESCRIPTION OF THE TERMS OF THE MERGERS. STOCKHOLDERS ARE URGED TO READ CAREFULLY THIS ENTIRE PROSPECTUS/PROXY STATEMENT, INCLUDING THE ANNEXES HERETO AND THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE. AS USED IN THIS PROSPECTUS/PROXY STATEMENT, THE TERMS "FUNC", "FUNB-FL", "HFC" AND "HOME" REFER TO SUCH ORGANIZATIONS, RESPECTIVELY, AND UNLESS THE CONTEXT OTHERWISE REQUIRES, TO THEIR RESPECTIVE CONSOLIDATED SUBSIDIARIES.
PARTIES TO THE MERGERS
  FUNC AND FUNB-FL
     FUNC is a North Carolina-based, multi-bank holding company registered under the Bank Holding Company Act of 1956, as amended, and the rules and regulations promulgated thereunder (the "BHCA"). FUNC provides a wide range of commercial and retail banking and trust services in Connecticut, New York, New Jersey, Delaware, North Carolina, Florida, South Carolina, Georgia, Tennessee, Virginia, Maryland and Washington, D.C. FUNC also provides various other financial services, including mortgage banking, home equity lending, leasing, investment banking, insurance and securities brokerage services, through other subsidiaries. As of June 30, 1996, and for the six months then ended, FUNC reported assets of $139.9 billion, net loans of $91.3 billion, deposits of $91.5 billion, stockholders' equity of $9.3 billion and net income applicable to common stockholders of $675 million, and as of such date FUNC operated through 2,210 offices in 38 states and four foreign countries. FUNC is the sixth largest bank holding company in the United States, based on assets at June 30, 1996. The principal executive offices of FUNC are located at One First Union Center, Charlotte, North Carolina 28288-0013, and its telephone number is (704) 374-6565.
     FUNC is the parent corporation of FUNB-FL, a national banking association that provides a wide range of commercial and retail banking services and trust services in Florida. As of June 30, 1996, and for the six months then ended, FUNB-FL's call report reflected assets of $38.7 billion, net loans of $26.9 billion, deposits of $30.0 billion, stockholder's equity of $2.9 billion and net income of $260 million, and as of such date FUNB-FL operated through 576 banking offices in Florida.
     FUNC is continually evaluating acquisition opportunities and frequently conducts due diligence activities in connection with possible acquisitions. As a result, acquisition discussions and, in some cases, negotiations frequently take place and future acquisitions involving cash, debt or equity securities can be expected. Acquisitions typically involve the payment of a premium over book and market values, and therefore, some dilution of FUNC's book value and net income per common share may occur in connection with any future transactions.
     See " -- Comparison of Certain Unaudited Per Share Data", " -- Selected Financial Data", "RECENT DEVELOPMENTS" and "FUNC".
  HFC AND HOME
     HFC is a savings and loan holding company registered under the Home Owners' Loan Act, as amended (the "HOLA"). HFC is the parent corporation of Home, a federally chartered savings bank that provides commercial and retail banking services in southeast Florida. As of June 30, 1996, and for the nine months then ended, HFC reported assets of $1.2 billion, net loans of $218 million, deposits of $888 million, stockholder's equity of $302 million and net income of $10 million, and as of such date HFC operated through eight offices in southeast Florida. The principal executive offices of HFC are located at 1720 Harrison Street, Hollywood, Florida 33020, and its telephone number is (954) 925-3330. See " -- Comparison of Certain Unaudited Per Share Data", " -- Selected Financial Data," "RECENT DEVELOPMENTS" and "HFC".
SPECIAL MEETING; RECORD DATE
     The Special Meeting will be held on             , 1996, at    p.m., at
                     . At the Special Meeting, stockholders will consider and vote upon a proposal to approve the Merger Agreement.
     The HFC Board has fixed                , 1996, as the record date for
determining stockholders entitled to notice of and to vote at the Special
Meeting (the "Record Date"). As of such date, there were         shares of HFC
Common Stock outstanding and entitled to be voted at the Special Meeting.
     See "GENERAL INFORMATION".
                                       6

THE MERGERS; EXCHANGE RATIO
     Subject to the terms and conditions of the Merger Agreement, HFC will merge with and into FUNC and Home will merge with and into FUNB-FL. Upon consummation of the Corporate Merger, each outstanding share of HFC Common Stock (excluding any shares of stock held by FUNC or HFC, other than in a fiduciary capacity or in satisfaction of a debt previously contracted ("Excluded Shares")) will be converted into the right to receive .2233 shares of FUNC Common Stock, subject to adjustment under certain circumstances, with cash being paid in lieu of the issuance of any fractional share interest. Due to the AHSC Disposition, the
 .2233 Exchange Ratio is likely to be adjusted. The amount of the AHSC Adjustment will depend upon (i) the FTU Price, which will not be known until shortly before the Effective Date, and (ii) whether the AHSC Put is exercised, which may not be known until August 31, 1996.
     For purposes of the pro forma computations in this Prospectus/Proxy Statement, a .2262 Exchange Ratio has been used, which assumes there will be no adjustment to the $20.3 million purchase price of the AHSC Assets pursuant to the AHSC Put and that the last reported sale price per share of FUNC Common
Stock on the NYSE Tape on June 14, 1996 ($60,00), the last trading day prior to the date the Merger Agreement was executed, will be the FTU Price. The actual Exchange Ratio will depend on whether there is a Decline Adjustment (which will not be known until shortly prior to the Effective Date) and/or the amount of the AHSC Adjustment (which will depend on (i) the FTU Price (which will not be known until shortly prior to the Effective Date) and (ii) whether the AHSC Put is exercised (which may not be known until August 31, 1996)), as a result of which the Exchange Ratio may be higher or lower than .2233 or .2262. The pro forma information will be different if the Exchange Ratio is different from .2262.
     See "THE MERGERS -- General; Exchange Ratio", " -- Possible Exchange Ratio Adjustments", "DESCRIPTION OF FUNC CAPITAL STOCK" and "CERTAIN DIFFERENCES IN
THE RIGHTS OF HFC AND FUNC STOCKHOLDERS".
POSSIBLE EXCHANGE RATIO ADJUSTMENTS
  DECLINE ADJUSTMENT
     The Merger Agreement may be terminated in certain circumstances, including by the HFC Board, at its sole option, if (i) the FUNC Closing Price (as hereinafter defined) is less than $51.00, and (ii) the percentage obtained by dividing such price by $60.00 (the last reported sale price of FUNC Common Stock on June 14, 1996) (the "FUNC Percentage") is less than the percentage obtained by dividing the weighted average closing price (the "Index Group Closing Price") of the common stocks of a group of 18 other publicly traded bank holding companies (the "Index Group") on the Determination Date (as hereinafter defined) by the Index Group Closing Price on June 18, 1996 ($51.68) and subtracting 0.15 from such latter quotient (the "Index Group Percentage") (if both (i) and (ii) occur, an "FUNC Common Stock Decline"); provided, however, that the Merger Agreement may not be so terminated if FUNC elects, at its sole option, to increase the Exchange Ratio as provided in the Merger Agreement.
  AHSC ADJUSTMENT
     In addition, the Exchange Ratio may be adjusted depending on the outcome of the disposition (the "AHSC Disposition") of certain real estate and loan assets (together with accrued interest receivables related thereto as of the date of the AHSC Disposition, the "AHSC Assets") of AHSC. To the extent the purchase price paid in the AHSC Disposition, as increased or decreased by an amount which equals the marginal tax rate with respect to the gain or loss recognized by AHSC for tax purposes on the AHSC Disposition (the "Tax Effect") related thereto (the "AHSC Purchase Price"), is greater or less than 70 percent of the book value of the AHSC Assets, as of the date of the AHSC Disposition (the "Base Price"), the Exchange Ratio will be adjusted (an "AHSC Adjustment") as follows:
          (i) the Exchange Ratio will be multiplied by the average of the closing sale prices (the "FTU Price") of First Union Common Stock on the NYSE Tape (as reported in THE WALL STREET JOURNAL) for the ten consecutive trading days ended on the last trading day immediately preceding the Effective Date, and the result will be multiplied by the sum of the number of shares of HFC Common Stock outstanding immediately prior to the
     Effective Date plus the number of shares of HFC Common Stock covered by outstanding HFC Options (together, the "Outstanding Shares");
          (ii) the result obtained in (i) above will either be increased by the excess of the AHSC Purchase Price over the Base Price or decreased by the amount the AHSC Purchase Price is less than the Base Price; and
          (iii) the result obtained in (ii) above will be divided by the Outstanding Shares and such result will be divided by the FTU Price, which will be the adjusted Exchange Ratio (rounded to the nearest one-ten thousandth).
                                       7

     On July 1, 1996, AHSC entered into a Purchase and Sale Agreement (the "AHSC Agreement"), pursuant to which the AHSC Assets were sold for a purchase price of $20.3 million, or 70 percent of the $29.0 million book value of such AHSC Assets on the date of the disposition. The transaction closed on July 5, 1996, and the consideration received was cash. As part of the AHSC Agreement, AHSC provided a warranty of title that the AHSC Assets sold pursuant to such AHSC Agreement were free and clear of any liens and encumbrances for money owed. The AHSC Agreement requires that any claim with respect to such warranty be asserted by the purchaser on or prior to August 31, 1996. The purchaser's sole recourse against AHSC for a breach of such warranty is to require that AHSC repurchase any affected AHSC Asset at the sale price of such AHSC Asset (I.E., 70 percent of its book value) less any principal received by the purchaser with respect to such AHSC Asset (the "AHSC Put"). The Merger Agreement requires that AHSC resell any AHSC Asset repurchased pursuant to the AHSC Put. In such event, there can be no assurance that the final aggregate sale price of the AHSC Assets will be equal to $20.3 million. For tax purposes, and assuming the AHSC Put is not exercised, AHSC will recognize a tax benefit of $4.6 million on the AHSC Disposition. Because the AHSC Purchase Price for purposes of determining the Exchange Ratio is tax-adjusted, the tax loss on the sale of the AHSC Assets (assuming there is no AHSC Put) will result in an AHSC Purchase Price (I.E., $24.9 million) that exceeds the Base Price (I.E., $20.3 million) and that will result in a favorable adjustment to the Exchange Ratio.
     Because the calculation of the AHSC Adjustment depends on (i) the last reported sales prices of FUNC Common Stock on the NYSE Tape for the ten trading days immediately prior to the Effective Date, and (ii) the amount, if any, of AHSC Assets repurchased by AHSC pursuant to the AHSC Put, the actual amount of the AHSC Adjustment cannot be determined until such contingencies are known. The following table illustrates the effect of the AHSC Adjustment, assuming there is no AHSC Put, based on various average last reported sale prices of FUNC Common Stock for the ten trading days immediately prior to the Effective Date. These examples are for illustrative purposes only, and are not intended to reflect the price at which FUNC Common Stock may trade in the future.

         HYPOTHETICAL AVERAGE LAST REPORTED SALE                HYPOTHETICAL
   PRICE FOR TEN TRADING DAYS PRIOR TO EFFECTIVE DATE          EXCHANGE RATIO
$55.00...................................................           .2265
$60.00...................................................           .2262
$65.00...................................................           .2260
$70.00...................................................           .2258

     See "THE MERGERS -- Possible Exchange Ratio Adjustments".
VOTE REQUIRED
     Approval of the Merger Agreement requires the affirmative vote of a majority of the votes entitled to be cast at the Special Meeting by the holders of HFC Common Stock.
     The directors and executive officers of HFC (including certain of their related interests) beneficially owned, as of the Record Date, and are entitled
to vote at the Special Meeting,        shares of HFC Common Stock, which
represents   percent of the outstanding shares of HFC Common Stock entitled to be voted at the Special Meeting. Assuming that the directors and executive officers of HFC vote their shares of HFC Common Stock in favor of approval of the Merger Agreement, approval of the Merger Agreement will require the
affirmative vote of the holders of an additional    percent of the outstanding
shares of HFC Common Stock entitled to be voted at the Special Meeting in order for the Merger Agreement to be approved at the Special Meeting.
     See "GENERAL INFORMATION -- Record Date; Vote Required; Revocation of Proxies".
     A FAILURE TO VOTE, EITHER BY NOT RETURNING THE ENCLOSED PROXY OR BY CHECKING THE "ABSTAIN" BOX THEREON, WILL HAVE THE SAME EFFECT AS A VOTE "AGAINST" APPROVAL OF THE MERGER AGREEMENT.
EFFECTIVE DATE
     Subject to the conditions to the obligations of the parties to effect the Mergers set forth in the Merger Agreement, the Corporate Merger will become effective (the "Effective Date") on such date after September 30, 1996, as FUNC notifies HFC in writing, provided such date is not more than 30 days after such conditions have been satisfied or waived. Subject to the foregoing, it is currently anticipated that the Mergers will be consummated in the fourth quarter of 1996 or in the first quarter of 1997. If the Corporate Merger is consummated in either of such quarters, or in any other quarter, HFC stockholders should not assume or expect that the Effective Date will precede the record date for the dividend on FUNC Common Stock
                                       8
for that quarter, so as to enable such stockholders to receive such dividend. See "THE MERGERS -- Exchange of HFC Certificates" and " -- Conditions to Consummation; Termination".
RECOMMENDATION OF THE HFC BOARD
     THE HFC BOARD HAS ADOPTED THE MERGER AGREEMENT BY UNANIMOUS VOTE, BELIEVES IT IS IN THE BEST INTERESTS OF HFC AND ITS STOCKHOLDERS AND RECOMMENDS ITS APPROVAL BY HFC STOCKHOLDERS. SEE "THE MERGERS -- BACKGROUND AND REASONS; HFC". OPINIONS OF FINANCIAL ADVISORS
     Alex. Brown & Sons Incorporated ("Alex. Brown") and Ryan Beck & Co. ("Ryan Beck" and, together with Alex. Brown, the "Financial Advisors") have each advised the HFC Board that, in its opinion, the Exchange Ratio pursuant to the Merger Agreement is fair, from a financial point of view, to the holders of HFC Common Stock. The full texts of each of the Financial Advisors, opinions, dated as of the date of this Prospectus/Proxy Statement, which describe the procedures followed, assumptions made, limitations on the review undertaken and other matters in connection with rendering such opinions, are set forth in ANNEX B and ANNEX C to this Prospectus/Proxy Statement and should be read in their entirety by HFC stockholders. See "THE MERGERS -- Opinions of Financial Advisors". INTERESTS OF CERTAIN PERSONS IN THE MERGER
     Certain members of HFC's management and the HFC Board may be deemed to have interests in the Mergers in addition to their interests as stockholders of HFC generally. These include, among other things, (i) the acceleration of the vesting of restricted stock awards of HFC Common Stock and HFC Options under HFC's stock benefit plans, (ii) the payment of cash under HFC's severance agreements, (iii) possible allocation of shares of HFC Common Stock under HFC's employee stock ownership plan, and (iv) provisions in the Merger Agreement relating to indemnification, directors' and officers' liability insurance, and certain other benefits.
     See "THE MERGERS -- Interests of Certain Persons".
CERTAIN FEDERAL INCOME TAX CONSEQUENCES
     Among other things, consummation of the Mergers is conditioned on receipt by FUNC and HFC of an opinion of Sullivan & Cromwell, special counsel for FUNC, dated as of the Effective Date, to the effect that no gain or loss will be recognized for federal income tax purposes by stockholders of HFC who receive FUNC Common Shares in exchange for their shares of HFC Common Stock, except that gain or loss may be recognized as to cash received in lieu of fractional share interests. See "THE MERGERS -- Certain Federal Income Tax Consequences".
     BECAUSE CERTAIN TAX CONSEQUENCES MAY VARY DEPENDING UPON THE PARTICULAR CIRCUMSTANCES OF EACH HFC STOCKHOLDER, IT IS RECOMMENDED THAT HFC STOCKHOLDERS CONSULT THEIR TAX ADVISERS CONCERNING THE FEDERAL (AND ANY STATE AND LOCAL) TAX CONSEQUENCES OF THE CORPORATE MERGER IN THEIR PARTICULAR CIRCUMSTANCES.
RESALE OF FUNC COMMON SHARES
     The FUNC Common Shares will be freely transferable by the holders of such shares under applicable federal securities laws, except for those shares held by those holders who may be deemed to be "affiliates" (generally including directors, certain executive officers and ten percent or more stockholders) of HFC or FUNC. See "RESALE OF FUNC COMMON SHARES".
BUSINESS PENDING CONSUMMATION
     Each of HFC and Home has agreed in the Merger Agreement not to take certain actions relating to its operation pending consummation of the Mergers, without the prior written consent of FUNC, except as otherwise permitted by the Merger Agreement. These actions include, without limitation: (i) paying any dividends, other than the dividend on HFC Common Stock paid on July 12, 1996, or redeeming or otherwise acquiring any shares of its capital stock, or issuing any additional shares of its capital stock or giving any person the right to acquire any such shares; (ii) incurring any indebtedness for borrowed money or becoming liable for the obligations of any other entity other than in the ordinary course of business consistent with past practice; (iii) increasing the rate of compensation or paying any bonus to any of its directors, officers or employees other than normal individual increases in regular compensation in the ordinary course of business consistent with
                                       9
past practice; (iv) entering into or modifying any employment agreements or employee benefit plans; (v) disposing of any material portion of its assets or acquiring any portion of the business or property of any other entity which is material to it other than the AHSC Disposition; (vi) changing its lending, investment, liability management or other material banking policies; (vii) settling any claim, action or proceeding involving material money damages or restrictions upon the operations of HFC; or (viii) entering into, terminating or changing any material agreements other than in the ordinary course of business consistent with past practice with respect to agreements that are terminable by it without penalty on not more than 60 days prior written notice.
     Each of HFC and Home also has agreed that it will use its best efforts to modify its loan, litigation and other reserve and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to be consistent with those policies and practices applied by FUNC, provided certain conditions are met.
     HFC has agreed that no new assets shall be transferred to or acquired by AHSC prior to the AHSC Disposition without the prior written consent of FUNC.
     Additionally, HFC has made certain representations to FUNC in connection with the AHSC Disposition regarding HFC's ability to file consolidated tax returns.
     See "THE MERGERS -- Business Pending Consummation".
REGULATORY APPROVALS
     The Mergers are subject to the prior approval of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), the Comptroller of the Currency (the "OCC") and the Office of Thrift Supervision (the "OTS"). Applications are expected to be filed with such regulatory authorities for such approvals in the near future. There can be no assurance that the necessary regulatory approvals will be obtained or as to the timing or conditions of such approvals. See "THE MERGERS -- Regulatory Approvals".
CONDITIONS TO CONSUMMATION; TERMINATION
     Consummation of the Mergers is subject, among other things, to: (i) approval of the Merger Agreement by the requisite vote of the stockholders of HFC; (ii) receipt of the regulatory approvals referred to above without any restrictions or conditions which would so materially adversely impact the economic or business benefits to FUNC of the transactions contemplated by the Merger Agreement so as to render inadvisable the consummation of the Mergers;
(iii) no court or governmental or regulatory authority having taken any action which prohibits the Mergers; (iv) receipt by FUNC and HFC of the opinion of Sullivan & Cromwell, dated as of the Effective Date, as to certain federal income tax consequences of the Corporate Merger; (v) receipt by FUNC of a letter from HFC's independent auditors, dated as of or shortly prior to the Effective Date, with respect to HFC's consolidated financial position and results of operations; (vi) the FUNC Common Shares having been approved for listing on the NYSE, subject to official notice of issuance; and (vii) the AHSC Disposition having been completed.
     The Merger Agreement may be terminated by mutual agreement of the Board of Directors of FUNC and the HFC Board. The Merger Agreement may also be terminated by the Board of Directors of either FUNC or HFC if the Corporate Merger does not occur on or before May 1, 1997, or if certain conditions set forth in the Merger Agreement are not met. The HFC Board also is entitled to terminate the Merger Agreement, at its sole option, in the event there is an FUNC Common Stock Decline and FUNC does not elect, at its sole option, to increase the Exchange Ratio as provided in the Merger Agreement.
     See "THE MERGERS -- Possible Exchange Ratio Adjustments", " -- Conditions to Consummation; Termination" and " -- Expenses; Termination Fee".
EXPENSES; TERMINATION FEE
     All expenses incurred by or on behalf of the parties in connection with the Merger Agreement and the transactions contemplated thereby shall be borne by the party incurring the same, except that printing expenses will be shared equally by FUNC and HFC.
     FUNC shall be entitled to a fee of $17 million (the "Termination Fee") following the occurrence of a Payment Event (as hereinafter defined), provided FUNC shall have sent written notice of such entitlement within 90 days after its awareness of such occurrence. FUNC's right to receive the Termination Fee shall terminate if any of the following occurs prior to a
                                       10

Payment Event: (i) the Effective Date; (ii) termination of the Merger Agreement in accordance with its terms if such termination occurs prior to the occurrence of a Preliminary Payment Event (as hereinafter defined), except for termination by FUNC due to a breach by HFC; (iii) termination of the Merger Agreement following the occurrence of a Preliminary Payment Event and the passage of 18 months after such termination; or (iv) termination of the Merger Agreement by FUNC due to a breach by HFC and the passage of 18 months after such termination.
     See "THE MERGERS -- Expenses; Termination Fee".
NO APPRAISAL RIGHTS
     The holders of the HFC Common Stock do not have appraisal rights under applicable provisions of the Delaware General Corporation Law (the "DGCL"). See "THE MERGERS -- No Appraisal Rights".
ACCOUNTING TREATMENT
     It is intended that the Corporate Merger will be accounted for as a purchase under generally accepted accounting principles. See "THE
MERGER -- Accounting Treatment".
CERTAIN DIFFERENCES IN THE RIGHTS OF HFC AND FUNC STOCKHOLDERS
     The rights of stockholders of HFC are currently determined by reference to the DGCL and by HFC's Certificate of Incorporation (the "HFC Certificate") and bylaws (the "HFC Bylaws"). On the Effective Date, stockholders of HFC will become stockholders of FUNC, and their rights as stockholders of FUNC will be determined by reference to the North Carolina Business Corporations Act (the "NCBCA") and by FUNC's Articles of Incorporation (as amended, the "FUNC Articles") and bylaws (as amended, the "FUNC Bylaws"). See "DESCRIPTION OF FUNC CAPITAL STOCK" and "CERTAIN DIFFERENCES IN THE RIGHTS OF HFC AND FUNC STOCKHOLDERS".
COMPARISON OF CERTAIN UNAUDITED PER SHARE DATA
     The following unaudited information, adjusted for any stock dividends and stock splits, reflects, where applicable, certain comparative per share data related to book value, cash dividends paid, income and market value: (i) on a historical basis for FUNC and HFC; (ii) on a pro forma combined basis per share of FUNC Common Stock reflecting consummation of the Corporate Merger with an Exchange Ratio of .2262 (the ".2262 Exchange Ratio"), and (iii) on an equivalent pro forma basis per share of HFC Common Stock reflecting consummation of the Corporate Merger with the .2262 Exchange Ratio. Such pro forma information has been prepared giving effect to the Corporate Merger on a purchase accounting basis. All data with respect to FUNC as of and for periods ended on or before December 31, 1995, have been restated to reflect the pooling of interests acquisition of First Fidelity Bancorporation ("FFB") on January 1, 1996. All data with respect to HFC prior to October 24, 1994, are for Home, which became a wholly-owned subsidiary of HFC on such date as a result of a corporate reorganization. See "THE MERGERS -- Accounting Treatment". HFC's fiscal year-end is September 30 of each year. The pro forma information includes the addition of: (i) the results of operations of FUNC and HFC for the (a) six months ended June 30, 1996, and March 31, 1996, respectively; and (b) twelve months ended December 31, 1995, and September 30, 1995, respectively; and (ii) certain pro forma adjustments.
     The .2262 Exchange Ratio used in the pro forma information assumes (a) there will be no adjustment to the $20.3 million purchase price for the sale of the AHSC Assets pursuant to the AHSC Put, and (b) that the last reported sale price per share of FUNC Common Stock on the NYSE Tape on June 14, 1996 ($60.00), the last trading day before the date the Merger Agreement was executed, will be the FTU Price. The actual Exchange Ratio will depend on whether there is a Decline Adjustment (which will not be known until shortly before the Effective
Date) and/or the amount of the AHSC Adjustment (which will depend on (i) the FTU Price (which will not be known until shortly prior to the Effective Date), and
(ii) whether the AHSC Put is exercised (which may not be known until August 31,
1996)), as a result of which the Exchange Ratio may be higher or lower than .2233 or .2262. The pro forma information would be different if the Exchange
Ratio is different from .2262. Set forth on the cover page of this Prospectus/Proxy Statement is the last reported sale price per share of FUNC Common Stock on the NYSE Tape on the most recent practicable date before the mailing hereof. Stockholders are urged to obtain current quotations of the market price per share of FUNC Common Stock.
     Since purchase accounting does not require restatement of results for prior periods following consummation of the Corporate Merger, consummation of the Corporate Merger will not affect FUNC's historical results for the periods indicated.
                                       11

Pro forma financial information is intended to show how the Corporate Merger might have affected historical financial statements if the Corporate Merger had been consummated at an earlier time. The pro forma combined selected financial information does not purport to be indicative of the results that actually would have been realized had the Corporate Merger taken place at the beginning of the applicable periods indicated, or is it indicative of the combined financial position or results of operations for future periods.
     The information shown below should be read in conjunction with the historical financial statements of FUNC and HFC, including the respective notes thereto, the unaudited pro forma financial information appearing elsewhere in this Prospectus/Proxy Statement and the documents incorporated herein by reference. See "AVAILABLE INFORMATION" and "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE".

                                                                                                        JUNE 30,    DECEMBER 31,
                                                                                                          1996          1995
BOOK VALUE PER SHARE:
  Historical per share of:
     FUNC Common Stock...............................................................................    $32.46         31.89
     HFC Common Stock................................................................................     13.32         13.30
  Pro forma combined per share of FUNC Common Stock (1)..............................................     32.46         31.89
  Equivalent pro forma per share of HFC Common Stock (2).............................................    $ 7.34          7.21

(1) The pro forma combined book value per share of FUNC Common Stock amounts represent the sum of the pro forma combined stockholders' equity amounts, divided by pro forma combined period-end number of shares outstanding.
(2) The equivalent pro forma book value per share of HFC Common Stock amounts represent the pro forma combined book value per share of FUNC Common Stock amounts multiplied by the .2262 Exchange Ratio.

                                                                                          SIX MONTHS      TWELVE MONTHS ENDED
                                                                                          ENDED 1996     1995     1994     1993
CASH DIVIDENDS PAID PER SHARE:
  Historical per share of:
     FUNC Common Stock.................................................................     $ 1.04       1.96     1.72     1.50
     HFC Common Stock..................................................................        .35       .455     .329     .166
  Pro forma combined per share of FUNC Common Stock (3)................................       1.07       1.25       --       --
  Equivalent pro forma per share of HFC Common Stock (4)...............................     $  .24        .28       --       --

(3) The pro forma combined cash dividends paid per share of FUNC Common Stock amounts represent pro forma combined cash dividends paid on common stock outstanding, divided by pro forma combined average number of common shares outstanding, rounded to the nearest cent.
(4) The equivalent pro forma cash dividends paid per share of HFC Common Stock amounts represent pro forma combined per share of FUNC Common Stock amounts multiplied by the .2262 Exchange Ratio, rounded to the nearest cent. The current annualized dividend rate per share for FUNC Common Stock, based upon the most recently declared quarterly dividend rate of $.58 per share payable on September 15, 1996, would be $2.32. On an equivalent pro forma basis, such current annualized FUNC dividend per share of HFC Common Stock would be $0.52, based on the .2262 Exchange Ratio, rounded to the nearest cent. Any future FUNC and HFC dividends are dependent upon their respective earnings and financial conditions, government regulations and policies and other factors. HFC agreed in the Merger Agreement to pay no further dividends on HFC Common Stock before the Effective Date (other than the dividend paid on July 12, 1996). See "THE MERGERS -- Exchange of HFC Certificates",
    " -- Business Pending Consummation" and " -- Dividends".
                                       12

                                                                                                            TWELVE MONTHS ENDED
                                                                                              SIX MONTHS
                                                                                              ENDED 1996    1995    1994    1993
NET INCOME APPLICABLE TO COMMON STOCKHOLDERS (5):
  Historical per share of:
     FUNC Common Stock.....................................................................     $ 2.40      5.04    4.58    4.30
     HFC Common Stock......................................................................        .44       .88     .82      --
  Pro forma combined per share of FUNC Common Stock (6)....................................       2.40      5.04      --      --
  Equivalent pro forma per share of HFC Common Stock (7)...................................     $  .54      1.14      --      --

(5) Net income applicable per share of FUNC Common Stock includes the effect of
    (i) FFB merger-related restructuring charges in the fourth quarter of 1995 ($.26 per share of FUNC Common Stock) and the first quarter of 1996 ($.65 per share of FUNC Common Stock), and (ii) preferred stock redemption premium in the fourth quarter of 1994 ($.14 per share of FUNC Common Stock).
(6) The pro forma combined income per share of FUNC Common Stock amounts represent pro forma combined net income applicable to holders of FUNC Common Stock, divided by pro forma combined average number of shares of FUNC Common Stock outstanding.
(7) The equivalent pro forma income per share of HFC Common Stock amounts represent pro forma combined income per share of FUNC Common Stock amounts multiplied by the .2262 Exchange Ratio.

                                                                      HISTORICAL
                                                                 FUNC            HFC               EQUIVALENT PRO FORMA
                                                             COMMON STOCK    COMMON STOCK    PER SHARE OF HFC COMMON STOCK (8)
MARKET VALUE PER SHARE:
  June 14, 1996...........................................     $ 60.00           13.625                    13.50
                 , 1996...................................     $

(8) Equivalent pro forma market values per share of HFC Common Stock represent the historical market values per share of FUNC Common Stock multiplied by the .2262 Exchange Ratio, rounded down to the nearest one-eighth. The FUNC and HFC historical market values per share represent the last reported sale prices per share of FUNC Common Stock and HFC Common Stock on the NYSE Tape and the Nasdaq National Market, respectively: (i) on June 14, 1996, the last business day preceding public announcement of the execution of the Merger
    Agreement; and (ii) on                , 1996. See "THE MERGERS -- Market
    Prices".
     Because the market price of FUNC Common Stock is subject to fluctuation, the market value of the shares of FUNC Common Stock that holders of HFC Common Stock will receive upon consummation of the Corporate Merger may increase or decrease prior to and after the receipt of such shares. HFC stockholders are urged to obtain current market quotations for FUNC Common Stock.
SELECTED FINANCIAL DATA
     The following tables set forth certain unaudited historical consolidated selected financial information for FUNC and HFC and certain unaudited pro forma combined selected financial data, reflecting consummation of the Corporate Merger assuming the .2262 Exchange Ratio, and giving effect to the Corporate Merger on a purchase accounting basis. All data with respect to FUNC as of and for periods ended on or before December 31, 1995, have been restated to reflect the pooling of interests acquisition of FFB on January 1, 1996. All data with respect to HFC prior to October 24, 1994, are for Home, which became a wholly-owned subsidiary of HFC on such date as a result of a corporate reorganization. See "THE MERGERS -- Accounting Treatment" and "HFC". This information should be read in conjunction with the historical financial statements of FUNC and HFC, including the respective notes thereto, the unaudited pro forma financial information appearing elsewhere in this Prospectus/Proxy Statement and the other documents incorporated herein by reference. See "AVAILABLE INFORMATION" and "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE". Interim unaudited historical data of FUNC and HFC reflect, in the respective opinions of management, all adjustments (consisting only of normal recurring adjustments) necessary to a fair presentation of such data. HFC's fiscal year-end is September 30 of each year.
     The .2262 Exchange Ratio used in the pro forma information assumes (a) there will be no adjustment to the $20.3 million purchase price for the sale of the AHSC Assets pursuant to the AHSC Put, and (b) that the last reported sale price per
                                       13
share of FUNC Common Stock on the NYSE Tape on June 14, 1996 ($60.00), the last trading day before the date the Merger Agreement was executed, will be the FTU Price. The actual Exchange Ratio will depend on whether there is a Decline Adjustment (which will not be known until shortly before the Effective Date) and/or the amount of the AHSC Adjustment (which will depend on (i) the FTU Price (which will not be known until shortly prior to the Effective Date), and (ii) whether the AHSC Put is exercised (which may not be known until August 31,
1996)), as a result of which the Exchange Ratio may be higher or lower than .2233 or .2262. The pro forma information would be different if the Exchange
Ratio is different from .2262. Set forth on the cover page of this Prospectus/Proxy Statement is the last reported sale price per share of FUNC Common Stock on the NYSE Tape on the most recent practicable date before the mailing hereof. Stockholders are urged to obtain current quotations of the market price per share of FUNC Common Stock.
     Since purchase accounting does not require restatement of results for prior periods following consummation of the Corporate Merger, consummation of the Corporate Merger will not affect FUNC's historical results for the periods indicated. Pro forma financial information is intended to show how the Corporate Merger might have affected historical financial statements if the Corporate Merger had been consummated at an earlier time. The pro forma combined selected financial information does not purport to be indicative of the results that actually would have been realized had the Corporate Merger taken place at the beginning of the applicable periods indicated, nor is it indicative of the combined financial position or results of operations for future periods. The pro forma information includes the addition of: (i) the results of operations of FUNC and HFC for the (a) six months ended June 30, 1996, and March 31, 1996, respectively; and (b) twelve months ended December 31, 1995, and September 30, 1995, respectively; and (ii) certain pro forma adjustments.
                                       14

FUNC (HISTORICAL)

                                                         SIX MONTHS ENDED
                                                             JUNE 30,                       YEARS ENDED DECEMBER 31,
                                                         1996         1995         1995         1994         1993         1992
CONSOLIDATED SUMMARIES OF INCOME
  (In thousands, except per share data)
  Interest income................................... $  4,771,184    4,155,528    8,686,377    7,230,813    6,601,528   6,608,666
  Interest expense..................................    2,294,522    1,871,877    4,051,815    2,792,982    2,481,952   2,941,680
  Net interest income...............................    2,476,662    2,283,651    4,634,562    4,437,831    4,119,576   3,666,986
  Provision for loan losses.........................      150,000       96,500      220,000      179,000      369,753     642,708
  Net interest income after provision for loan
    losses..........................................    2,326,662    2,187,151    4,414,562    4,258,831    3,749,823   3,024,278
  Securities available for sale transactions........       18,276       18,921       44,340        6,213       32,784      39,227
  Investment security transactions..................        2,541        1,450        4,818        4,006        7,435      (2,881)
  Noninterest income................................    1,051,210      835,253    1,847,350    1,565,694    1,541,569   1,360,202
  Noninterest expense...............................    2,344,253    1,936,534    4,092,469    3,746,857    3,536,346   3,443,524
  Income before income taxes........................    1,054,436    1,106,241    2,218,601    2,087,887    1,795,265     977,302
  Income taxes......................................      372,217      392,003      788,420      711,444      578,912     278,514
  Net income........................................      682,219      714,238    1,430,181    1,376,443    1,216,353     698,788
  Dividends on preferred stock......................        7,584       17,350       26,390       46,020       45,553      53,040
  Net income applicable to common stockholders
    before redemption premium.......................      674,635      696,888    1,403,791    1,330,423    1,170,800     645,748
  Redemption premium on preferred stock.............           --           --           --       41,355           --          --
  Net income applicable to common stockholders after
    redemption premium.............................. $    674,635      696,888    1,403,791    1,289,068    1,170,800     645,748
PER COMMON SHARE DATA
  Net income before redemption premium.............. $       2.40         2.49         5.04         4.72         4.30        2.53
  Net income after redemption premium...............         2.40         2.49         5.04         4.58         4.30        2.53
  Cash dividends....................................         1.04         0.92         1.96         1.72         1.50        1.28
  Book value........................................        32.46        30.42        31.89        28.19        26.71       23.36
CASH DIVIDENDS PAID ON COMMON STOCK
  (In thousands)....................................      291,303      158,418      336,321      297,902      243,845     167,601
CONSOLIDATED PERIOD-END BALANCE SHEET ITEMS
  (In thousands)
  Assets............................................  139,885,834  118,462,474  131,879,873  113,529,201  104,549,554  95,308,328
  Loans, net of unearned income.....................   91,338,626   84,019,654   90,562,880   77,830,993   68,263,088  60,301,462
  Deposits..........................................   91,452,597   87,660,947   92,555,218   87,865,125   81,885,433  76,155,800
  Long-term debt....................................    7,806,544    6,053,033    7,120,947    4,242,137    3,675,002   3,732,768
  Preferred stockholders' equity....................      163,495      218,349      183,223      229,707      262,014     276,946
  Common stockholders' equity.......................    9,152,453    8,456,896    8,859,921    8,044,785    7,431,590   6,187,426
  Total stockholders' equity........................ $  9,315,948    8,675,245    9,043,144    8,274,492    7,946,053   6,716,813
  Preferred shares outstanding......................        2,599        4,793        3,388        5,213       11,560      12,158
  Common shares outstanding.........................      281,948      278,019      277,846      285,361      278,204     264,895
CONSOLIDATED AVERAGE BALANCE SHEET ITEMS
  (In thousands)
  Assets............................................ $133,597,354  113,257,292  118,142,086  106,413,103   99,610,438  90,620,843
  Loans, net of unearned income.....................   89,546,269   79,511,312   83,265,397   70,725,906   62,996,378  58,700,311
  Deposits..........................................   91,367,200   85,286,901   87,274,641   80,760,083   76,830,389  71,946,699
  Long-term debt....................................    7,428,892    5,050,528    5,707,257    4,009,128    3,597,957   3,527,853
  Common stockholders' equity*......................    9,048,848    8,303,939    8,412,020    7,869,710    6,781,863   5,723,532
  Total stockholders' equity*....................... $  9,220,985    8,530,840    8,623,039    8,371,959    7,302,152   6,280,407
  Common shares outstanding.........................      281,475      280,337      278,677      281,663      272,438     255,384
CONSOLIDATED PERCENTAGES
  Net income applicable to common stockholders
    before redemption premium to average common
    stockholders' equity*...........................        14.99%*       16.92**       16.69       16.91       17.26       11.28
  Net income applicable to common stockholders after
    redemption premium to average common
    stockholders' equity*...........................        14.99**       16.92**       16.69       16.38       17.26       11.28
  Net income to:
    Average total stockholders' equity*.............        14.88**       16.88**       16.59       16.44       16.66       11.13
    Average assets..................................         1.03**        1.27**        1.21        1.29        1.22        0.77
  Average stockholders' equity to average
    assets***.......................................         6.90         7.39         7.23         7.52         7.11        6.89
  Allowance for loan losses to:
    Net loans.......................................         1.55         1.83         1.66         2.03         2.38        2.57
    Nonaccrual and restructured loans...............          195          244          233          248          151         105
    Nonperforming assets............................          169          182          182          178          115          76
  Net charge-offs to average net loans..............         0.56**        0.40**        0.41        0.40        0.78        1.03
  Nonperforming assets to loans, net and foreclosed
    properties......................................         0.91         1.00         0.91         1.14         2.06        3.36
  Capital ratios:***
    Tier 1 capital..................................         7.11         7.31         6.70         7.76         9.14        9.22
    Total capital...................................        11.94        11.72        11.45        12.94        14.64       14.31
    Leverage........................................         5.60         5.96         5.49         6.12         6.13        6.55
  Net interest margin...............................         4.18%**        4.64**        4.46        4.75        4.82       4.73

                                                         1991
CONSOLIDATED SUMMARIES OF INCOME
  (In thousands, except per share data)
  Interest income...................................   7,031,400
  Interest expense..................................   4,070,885
  Net interest income...............................   2,960,515
  Provision for loan losses.........................     946,284
  Net interest income after provision for loan
    losses..........................................   2,014,231
  Securities available for sale transactions........      53,566
  Investment security transactions..................     155,048
  Noninterest income................................   1,254,635
  Noninterest expense...............................   2,777,665
  Income before income taxes........................     699,815
  Income taxes......................................     129,843
  Net income........................................     569,972
  Dividends on preferred stock......................      51,746
  Net income applicable to common stockholders
    before redemption premium.......................     518,226
  Redemption premium on preferred stock.............          --
  Net income applicable to common stockholders after
    redemption premium..............................     518,226
PER COMMON SHARE DATA
  Net income before redemption premium..............        2.34
  Net income after redemption premium...............        2.34
  Cash dividends....................................        1.12
  Book value........................................       21.21
CASH DIVIDENDS PAID ON COMMON STOCK
  (In thousands)....................................     126,029
CONSOLIDATED PERIOD-END BALANCE SHEET ITEMS
  (In thousands)
  Assets............................................  89,488,406
  Loans, net of unearned income.....................  58,725,097
  Deposits..........................................  72,394,773
  Long-term debt....................................   3,549,815
  Preferred stockholders' equity....................     377,144
  Common stockholders' equity.......................   5,175,987
  Total stockholders' equity........................   5,805,579
  Preferred shares outstanding......................      16,165
  Common shares outstanding.........................     244,070
CONSOLIDATED AVERAGE BALANCE SHEET ITEMS
  (In thousands)
  Assets............................................  83,822,199
  Loans, net of unearned income.....................  54,844,025
  Deposits..........................................  64,602,620
  Long-term debt....................................   3,192,477
  Common stockholders' equity*......................   4,554,234
  Total stockholders' equity*.......................   5,083,574
  Common shares outstanding.........................     221,469
CONSOLIDATED PERCENTAGES
  Net income applicable to common stockholders
    before redemption premium to average common
    stockholders' equity*...........................       11.38
  Net income applicable to common stockholders after
    redemption premium to average common
    stockholders' equity*...........................       11.38
  Net income to:
    Average total stockholders' equity*.............       11.21
    Average assets..................................        0.68
  Average stockholders' equity to average
    assets***.......................................        6.29
  Allowance for loan losses to:
    Net loans.......................................        2.49
    Nonaccrual and restructured loans...............          77
    Nonperforming assets............................          55
  Net charge-offs to average net loans..............        1.53
  Nonperforming assets to loans, net and foreclosed
    properties......................................        4.45
  Capital ratios:***
    Tier 1 capital..................................        7.56
    Total capital...................................       11.76
    Leverage........................................        5.31
  Net interest margin...............................        4.12

  * Average common stockholders' equity and total stockholders' equity exclude net unrealized gains (losses) on debt and equity securities in 1994 through 1996.
 ** Annualized.
*** The average stockholders' equity to average asset ratios and all capital ratios for 1991-1994 are not restated for pooling of interest acquisitions. Risk-based capital ratio guidelines require a minimum ratio of Tier 1 capital to risk-weighted assets of four percent and total capital to risk-weighted assets of eight percent. The minimum leverage ratio of Tier 1 capital to adjusted average quarterly assets is from three to five percent.
                                       15

                                                                   SIX MONTHS
                                                                      ENDED
                                                                    MARCH 31,               YEARS ENDED SEPTEMBER 30,
                                                                      1996          1995        1994        1993        1992
HFC (HISTORICAL)
CONSOLIDATED SUMMARIES OF INCOME
  (In thousands, except per share data)
  Interest income...............................................   $    44,956       85,972      70,455      76,444      85,815
  Interest expense..............................................        23,002       41,611      32,110      36,492      49,828
  Net interest income...........................................        21,954       44,361      38,345      39,952      35,987
  Provision for loan losses.....................................            75          120         120         120       2,960
  Net interest income after provision for loan losses...........        21,879       44,241      38,225      39,832      33,027
  Securities available for sale transactions....................         1,143          612       4,606       1,174       2,591
  Noninterest income............................................         1,286        4,066       3,824       3,568       1,614
  Noninterest expense...........................................         7,706       15,266      14,007      17,507      13,902
  Income before income taxes....................................        16,602       33,653      32,648      27.067      23,330
  Income taxes..................................................         6,412       13,111      12,635       9,204       8,675
  Net income....................................................   $    10,190       20,542      20,013      17,863      14,655
PER COMMON SHARE DATA
  Net income....................................................   $      0.44         0.88        0.82          --          --
  Cash dividends................................................          0.35        0.455       0.329       0.166          --
  Book value....................................................         13.32        13.30        9.50          --          --
CASH DIVIDENDS PAID ON COMMON STOCK
  (In thousands)................................................         8,608       10,745       2,279       1,132          --
CONSOLIDATED PERIOD-END BALANCE SHEET ITEMS
  (In thousands)
  Assets........................................................     1,227,371    1,212,861   1,041,812   1,071,888   1,095,179
  Loans, net of unearned income.................................       248,389      253,626     229,776     245,640     241,535
  Deposits......................................................       884,558      871,302     888,814     893,959     983,724
  Long-term debt................................................            --           --          --          --          --
  Common stockholders' equity...................................       313,193      310,206     130,696     148,696      93,490
  Total stockholders' equity....................................   $   313,193      310,206     130,696     148,696      93,490
  Common shares outstanding.....................................        24,771       24,585      18,318      18,264          --
CONSOLIDATED AVERAGE BALANCE SHEET ITEMS
  (In thousands)
  Assets........................................................   $ 1,222,226    1,167,179   1,031,231   1,067,332   1,042,039
  Loans, net of unearned income.................................       246,355      234,336     235,141     242,457     254,357
  Deposits......................................................       881,168      852,171     857,380     913,503     941,033
  Common stockholders' equity...................................       316,700      288,757     144,725     125,976          --
  Total stockholders' equity....................................   $   316,700      288,757     144,725     125,976      85,595
  Common shares outstanding.....................................        24,661       24,508      18,294      18,264          --
CONSOLIDATED PERCENTAGES
Net income to:
  Average total stockholders' equity............................          6.47%*       7.11       13.83       14.18       17.12
  Average assets................................................          1.68*        1.76        1.94        1.67        1.41
Average stockholders' equity to average assets..................         25.91        24.74       14.03       11.80        8.21
Allowance for loan losses to:
  Loans, net of unearned income.................................          1.43         1.56        1.76        1.86        1.88
  Nonaccrual and restructured loans.............................        500.14       229.36       71.38      194.84      120.47
  Nonperforming assets..........................................        499.44       229.22       43.89      123.30       95.60
Net charge-offs to average net loans............................            --         0.08        0.28        0.04        0.18
Nonperforming assets to loans, net and foreclosed properties....          0.29*        0.68        4.00        1.51        1.97
Capital ratios**
  Tier 1 capital................................................         20.12        25.79       12.40       13.75        8.39
  Total capital.................................................         20.12        25.79       12.40       13.75        8.39
  Leverage......................................................         61.17        75.51       35.10       38.52       24.15
Net interest margin.............................................          3.67%*       3.93        3.82        3.88        3.57

                                                                   1991
HFC (HISTORICAL)
CONSOLIDATED SUMMARIES OF INCOME
  (In thousands, except per share data)
  Interest income...............................................   85,750
  Interest expense..............................................   62,256
  Net interest income...........................................   23,494
  Provision for loan losses.....................................    2,252
  Net interest income after provision for loan losses...........   21,242
  Securities available for sale transactions....................      718
  Noninterest income............................................    5,688
  Noninterest expense...........................................   12,023
  Income before income taxes....................................   15,625
  Income taxes..................................................    4,707
  Net income....................................................   10,918
PER COMMON SHARE DATA
  Net income....................................................       --
  Cash dividends................................................       --
  Book value....................................................       --
CASH DIVIDENDS PAID ON COMMON STOCK
  (In thousands)................................................       --
CONSOLIDATED PERIOD-END BALANCE SHEET ITEMS
  (In thousands)
  Assets........................................................  998,835
  Loans, net of unearned income.................................  242,274
  Deposits......................................................  907,022
  Long-term debt................................................       --
  Common stockholders' equity...................................   78,108
  Total stockholders' equity....................................   78,108
  Common shares outstanding.....................................       --
CONSOLIDATED AVERAGE BALANCE SHEET ITEMS
  (In thousands)
  Assets........................................................  965,492
  Loans, net of unearned income.................................  241,704
  Deposits......................................................  879,800
  Common stockholders' equity...................................       --
  Total stockholders' equity....................................   72,572
  Common shares outstanding.....................................       --
CONSOLIDATED PERCENTAGES
Net income to:
  Average total stockholders' equity............................    15.04
  Average assets................................................     1.13
Average stockholders' equity to average assets..................     7.52
Allowance for loan losses to:
  Loans, net of unearned income.................................     0.85
  Nonaccrual and restructured loans.............................   367.38
  Nonperforming assets..........................................    21.12
Net charge-offs to average net loans............................     0.23
Nonperforming assets to loans, net and foreclosed properties....     4.01
Capital ratios**
  Tier 1 capital................................................     7.75
  Total capital.................................................     7.75
  Leverage......................................................    19.03
Net interest margin.............................................     2.49

 * Annualized.
** Risked-based capital ratio guidelines require a minimum ratio of tier 1 capital to risk-weighted assets of four percent and total capital to risk-weighted assets of eight percent. The minimum leverage ratio of tier 1 capital to adjusted average quarterly assets is from three to five percent.
                                       16

FUNC AND HFC
PRO FORMA COMBINED SELECTED FINANCIAL DATA (1)

                                                                                AS OF AND FOR SIX
                                                                                MONTHS ENDED 1996
CONSOLIDATED SUMMARIES OF INCOME
  (In thousands, except per share data)
  Interest income..........................................................       $   4,806,262
  Interest expense.........................................................           2,317,524
  Net interest income......................................................           2,488,738
  Provision for loan losses................................................             150,075
  Net interest income after provision for loan losses......................           2,338,663
  Securities available for sale transactions...............................              19,419
  Investment security transactions.........................................               2,541
  Noninterest income.......................................................           1,052,496
  Noninterest expense......................................................           2,356,488
  Income before income taxes...............................................           1,056,631
  Income taxes.............................................................             373,543
  Net income...............................................................             683,088
  Dividends on preferred stock.............................................               7,584
  Net income applicable to common stockholders.............................       $     675,504
  Net income per common share..............................................       $        2.40
CONSOLIDATED PERIOD-END BALANCE SHEET ITEMS
  (In thousands)
  Assets...................................................................       $ 140,815,636
  Loans, net of unearned income............................................          91,587,015
  Deposits.................................................................          92,337,155
  Long-term debt...........................................................           7,806,544
  Preferred stockholders' equity...........................................             163,495
  Common stockholders' equity..............................................           9,152,453
  Total stockholders' equity...............................................       $   9,315,948
  Preferred shares outstanding.............................................               2,599
  Common shares outstanding................................................             281,948
CONSOLIDATED PERCENTAGES
Allowance for loan losses to:
  Net loans................................................................                1.55%
  Nonperforming assets.....................................................                 170
Net charge-offs to average net loans.......................................                 .56*
Nonperforming assets to loans, net and foreclosed properties...............                0.91%
                                                                                        AS OF AND FOR

                                                                                  TWELVE MONTHS ENDED 1995

CONSOLIDATED SUMMARIES OF INCOME
  (In thousands, except per share data)
  Interest income..........................................................                8,750,637

  Interest expense.........................................................                4,093,426

  Net interest income......................................................                4,657,211

  Provision for loan losses................................................                  220,120

  Net interest income after provision for loan losses......................                4,437,091

  Securities available for sale transactions...............................                   44,952

  Investment security transactions.........................................                    4,818

  Noninterest income.......................................................                1,851,416

  Noninterest expense......................................................                4,116,794

  Income before income taxes...............................................                2,221,483

  Income taxes.............................................................                  790,596

  Net income...............................................................                1,430,887

  Dividends on preferred stock.............................................                   26,390

  Net income applicable to common stockholders.............................                1,404,497

  Net income per common share..............................................                     5.04

CONSOLIDATED PERIOD-END BALANCE SHEET ITEMS
  (In thousands)
  Assets...................................................................              132,797,917

  Loans, net of unearned income............................................               90,816,506

  Deposits.................................................................               93,426,520

  Long-term debt...........................................................                7,120,947

  Preferred stockholders' equity...........................................                  183,223

  Common stockholders' equity..............................................                8,859,921

  Total stockholders' equity...............................................                9,043,144

  Preferred shares outstanding.............................................                    3,388

  Common shares outstanding................................................                  277,846

CONSOLIDATED PERCENTAGES
Allowance for loan losses to:
  Net loans................................................................                     1.66

  Nonperforming assets.....................................................                      183

Net charge-offs to average net loans.......................................                     0.41

Nonperforming assets to loans, net and foreclosed properties...............                     0.91


 * Annualized.
(1) Pro forma assumptions related to the Corporate Merger include (i) a .2262 Exchange Ratio; (ii) the issuance of 6.0 million shares of FUNC Common Stock; (iii) the repurchase by FUNC of such shares in the open market at a cost of $376 million; (iv) a cost of funds rate of 5.25 percent for the six month period ended in 1996, and 5.77 percent for the twelve month period ended in 1995; and (v) an increase in goodwill and deposit base premium of $37 million and $42 million, respectively, which is being amortized over 25-year straight-line and 10-year accelerated bases, respectively. See "THE MERGERS -- Market Prices".
                                       17

                              RECENT DEVELOPMENTS
CERTAIN FINANCIAL DATA OF HFC FOR THE PERIOD ENDED JUNE 30, 1996
     HFC's net income from continuing operations was $4.7 million in the third quarter of 1996, down from $5.1 million in the second quarter of 1996 and $4.8 million in the third quarter a year ago. On a per common share basis, earnings from continuing operations decreased to $0.20, compared with $0.22 in the second quarter of 1996 and $0.21 in the third quarter a year ago.
     In the nine months ended June 30, 1996, net income from continuing operations was $14.9 million, or $0.63 per share, compared with $14.9 million, or $0.64 per share, in the first nine months of 1995.
     On June 16, 1996, in connection with the execution of the Merger Agreement, HFC implemented a plan to dispose of the AHSC Assets through a sale of such assets. At June 30, 1996, the net assets of discontinued operations, consisting primarily of real estate and loans which were made outside of Home's normal lending practices, have been reclassified to other assets at their estimated net realizable value. An after-tax loss on disposal of AHSC of $5.0 million, or $.21 per share, was recognized in both the three and nine months ended June 30, 1996. The sale of the AHSC Assets closed on July 5, 1996. See "THE MERGERS -- Possible Exchange Ratio Adjustments; AHSC ADJUSTMENT."
     Nonperforming assets were $4.6 million, or 2.2 percent of loans and foreclosed properties, at June 30, 1996, compared with $0.7 million, or 0.3 percent, at March 31, 1996, and $5.1 million, or 2.1 percent, at June 30, 1995. The loan loss provision was $3.6 million in the third quarter of 1996, compared with $3.6 million in the second quarter of 1996 and $3.8 million in the third quarter of 1995.
     Net loans at June 30, 1996, were $218.4 million, compared with $248.4 million at the end of the second quarter of 1996 and $244.0 million a year ago. Deposits were $888.3 million at June 30, 1996, compared with $884.6 million at March 31, 1996 and $850.2 million a year ago. Stockholders' equity was $301.6 million at June 30, 1996, compared with $313.2 million at March 31, 1996 and $307.5 million a year ago. At June 30, 1996, HFC had assets of $1.2 billion. CERTAIN 1996 COMPLETED AND PENDING ACQUISITIONS
     On January 1, 1996, FUNC completed the pooling of interests acquisition of FFB. Each share of FFB common stock was exchanged for 1.35 shares of FUNC Common Stock; and each share of the three outstanding series of FFB preferred stock was exchanged for one share of one of the three corresponding new series of FUNC Class A Preferred Stock having substantially identical terms as the related series of FFB preferred stock. Based on the closing price of FUNC Common Stock on the NYSE Tape on December 29, 1995 ($55.625), the FFB acquisition was valued at $5.9 billion and represented a purchase price of $75.09 for each share of FFB common stock. Approximately 106.3 million shares of FUNC Common Stock were issued in the FFB acquisition. Two of the three series of FUNC Class A Preferred Stock that were issued in the FFB acquisition were redeemed by FUNC on July 1, 1996, at an aggregate redemption price of $109 million.
     At December 31, 1995, FFB had assets of $35.3 billion, net loans of $24.9 billion, deposits of $27.6 billion and net income applicable to common stockholders of $398 million. FUNC's 1995 Annual Report on Form 10-K includes as an exhibit, supplemental consolidated financial statements of the Corporation and FFB on a combined basis, and the related notes thereto, and additional financial and other information on a combined basis. Reference is made thereto for such statements and information. See "AVAILABLE INFORMATION".
     In addition to the FFB acquisition, during the first six months of 1996, FUNC completed three additional banking-related acquisitions, RS Financial Corp. (a savings and loan holding company based in Raleigh, North Carolina, completed January 11, 1996), Brentwood National Bank (based in Brentwood, Tennessee, completed January 31, 1996) and Society First Federal Savings Bank (based in Fort Myers, Florida, completed June 1, 1996). These three acquisitions had combined assets, net loans and deposits of approximately $2.1 billion, $1.4 billion and $1.8 billion, respectively. An aggregate of 2.4 million shares of FUNC Common Stock were issued in the RS Financial Corp. and Brentwood National Bank acquisitions and $164 million in cash was paid in the Society First Federal Savings Bank acquisition. The acquisitions were accounted for as purchases. A number of shares of FUNC Common Stock equal to the number of such shares issued in the two stock-for-stock acquisitions has been repurchased by FUNC in the open market.
     On June 14, 1996, FUNC entered into an agreement to acquire Center Financial Corporation ("CFC"), a bank holding company based in Waterbury, Connecticut. CFC operates 47 branches in Connecticut and at June 30, 1996, reported $4.0 billion in assets and $2.6 billion in deposits. Under the terms of the agreement, each outstanding share of CFC common stock
                                       18
will be exchanged for a number of shares of FUNC Common Stock equal to the result obtained by dividing $25.44 by the average closing price of FUNC Common Stock on the NYSE Tape for the ten trading days immediately prior to the effective date of such acquisition. Based on a price of $25.44 per share of HFC common stock, the purchase price would be approximately $379 million. The acquisition, which will be accounted for as a purchase, is expected to close late in 1996 or early in 1997, subject to certain conditions of closing. FUNC expects to repurchase in the open market the number of shares of FUNC Common Stock to be issued in the acquisition.
     On July 31, 1996, a subsidiary of FUNC acquired certain assets and assumed certain liabilities of USL Capital's railcar leasing business. USL Capital is a member of Ford Motor Company's Financial Services Group. The purchase price amounted to $920 million in cash, subject to adjustment based on the net book value of such assets on the closing date.
     FUNC is continually evaluating acquisition opportunities and frequently conducts due diligence activities in connection with possible acquisitions. As a result, acquisition discussions and, in some cases, negotiations, frequently take place and future acquisitions involving cash, debt and equity securities can be expected. Acquisitions typically involve the payment of a premium over book and market values, and therefore some dilution of FUNC's book value and net income may occur in connection with future acquisitions.
     See "THE MERGERS -- Accounting Treatment", " -- Market Prices" and "FUNC".
                              GENERAL INFORMATION
GENERAL
     This Prospectus/Proxy Statement is being furnished by HFC to its stockholders as a Proxy Statement in connection with the solicitation of proxies
by the HFC Board for use at the Special Meeting to be held on          , 1996,
and any adjournments or postponements thereof, to consider and vote upon a proposal to approve the Merger Agreement. This Prospectus/Proxy Statement is also furnished by FUNC to the holders of HFC Common Stock as a Prospectus in connection with the issuance by FUNC of the FUNC Common Shares upon consummation of the Corporate Merger.
     Directors, officers and employees of HFC and FUNC may solicit proxies from HFC stockholders, either personally or by telephone, telegraph or other forms of communication. Such persons will receive no additional compensation for such services. HFC may retain a firm to assist in soliciting proxies and to send proxy materials to brokerage houses and other custodians, nominees and fiduciaries for transmittal to their principals, at a cost not expected to
exceed $      , plus out-of-pocket expenses. All expenses associated with the solicitation of proxies in the form enclosed will be borne by the party incurring the same, except for printing expenses, which will be shared equally between FUNC and HFC.
     THE HFC BOARD HAS UNANIMOUSLY ADOPTED THE MERGER AGREEMENT, BELIEVES THE MERGER AGREEMENT IS IN THE BEST INTERESTS OF HFC AND ITS STOCKHOLDERS AND IS FAIR TO THE STOCKHOLDERS, AND RECOMMENDS APPROVAL OF THE MERGER AGREEMENT BY HFC STOCKHOLDERS. SEE "THE MERGERS -- BACKGROUND AND REASONS; HFC".
RECORD DATE; VOTE REQUIRED; REVOCATION OF PROXIES
     The HFC Board has fixed          , 1996, as the Record Date for determining
stockholders entitled to notice of and to vote at the Special Meeting, and accordingly, only holders of HFC Common Stock of record at the close of business on that day are entitled to notice of and to vote at the Special Meeting. The number of shares of HFC Common Stock outstanding on the Record Date was
        , each of such shares being entitled to one vote. The presence, in person or by proxy, of at least a majority of the total number of outstanding shares is necessary to constitute a quorum at the Special Meeting. Abstentions and broker non-votes (I.E., proxies from brokers or nominees indicating that such persons have not received instructions from the beneficial owners or other persons as to certain proposals on which such beneficial owners or persons are entitled to vote their shares but with respect to which the brokers or nominees have no discretionary power to vote without such instructions) will be treated as shares present at the Special Meeting for purposes of determining the presence of a quorum. Approval of the Merger Agreement requires the affirmative vote of a majority of the votes entitled to be cast at the Special Meeting by the holders of HFC Common Stock. Therefore, abstentions and broker non-votes will have the same effect as votes against approval of the Merger Agreement.
     The directors and executive officers of HFC (including certain of their related interests) beneficially owned, as of the Record Date, and are entitled
to vote at the Special Meeting        shares of HFC Common Stock, which
represents   percent of the outstanding shares of HFC Common Stock entitled to be voted at the Special Meeting. Assuming that the
                                       19
directors and executive officers of HFC vote their shares of HFC Common Stock in favor of approval of the Merger Agreement, approval of the Merger Agreement will
require the affirmative vote of the holders of an additional    percent of the
outstanding shares of HFC Common Stock entitled to be voted at the Special Meeting in order for the Merger Agreement to be approved at the Special Meeting.
     After having been submitted, the enclosed proxy may be revoked by the person giving it, at any time before it is exercised, by: (i) submitting written notice of revocation of such proxy to the Secretary of HFC (provided such revocation is actually received by such Secretary before the vote of stockholders); (ii) submitting a proxy having a later date (provided such proxy is actually received before the vote of stockholders); or (iii) appearing at the Special Meeting and voting in person. All shares represented by valid proxies will be exercised in the manner specified thereon. If no specification is made, such shares will be voted in favor of approval of the Merger Agreement and otherwise in the discretion of the proxyholders named therein in accordance with their best judgment as to any other matters which may come before the Special Meeting, including among other things, a motion to adjourn or postpone the Special Meeting to another time and/or place for the purpose of soliciting additional proxies or otherwise; provided, however, that no proxy which is voted against the proposal to adopt the Merger Agreement will be voted in favor of any adjournment or postponement proposed for the purpose of soliciting additional votes in favor of the Merger Agreement.
     YOUR VOTE IS IMPORTANT. A FAILURE TO VOTE, EITHER BY NOT RETURNING THE ENCLOSED PROXY OR BY CHECKING THE "ABSTAIN" BOX THEREON, WILL HAVE THE SAME EFFECT AS A VOTE AGAINST APPROVAL OF THE MERGER AGREEMENT. ACCORDINGLY, PLEASE SIGN AND RETURN THE ACCOMPANYING PROXY CARD, REGARDLESS OF THE NUMBER OF SHARES YOU OWN.
                                  THE MERGERS
     THE FOLLOWING INFORMATION RELATING TO THE MERGERS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MORE DETAILED INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS/PROXY STATEMENT, INCLUDING THE ANNEXES HERETO, AND IN THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE. A COPY OF THE MERGER AGREEMENT IS SET FORTH IN ANNEX A TO THIS PROSPECTUS/PROXY STATEMENT AND REFERENCE IS MADE THERETO FOR A COMPLETE DESCRIPTION OF THE TERMS OF THE MERGERS. STOCKHOLDERS OF HFC ARE URGED TO READ THE MERGER AGREEMENT CAREFULLY.
GENERAL; EXCHANGE RATIO
     Subject to the terms and conditions of the Merger Agreement, HFC will merge with and into FUNC and Home will merge with and into FUNB-FL. Upon consummation of the Corporate Merger, each outstanding share of HFC Common Stock (excluding any Excluded Shares) will be converted, by virtue of the Corporate Merger, automatically and without any action on the part of the holder thereof, into the right to receive .2233 shares of FUNC Common Stock, subject to the adjustments described below. Each holder of HFC Common Stock who would otherwise be entitled to a fractional share of FUNC Common Stock will receive cash in lieu thereof in an amount determined by multiplying (a) the last reported sale price per share of FUNC Common Stock on the NYSE Tape on the last trading day prior to the Effective Date by (b) the fraction of a share of FUNC Common Stock to which such holder would otherwise be entitled.
     Due to the AHSC Disposition, the .2233 Exchange Ratio is likely to be adjusted. The amount of the AHSC Adjustment will depend upon (i) the FTU Price, which will not be known until shortly before the Effective Date, and (ii) whether the AHSC Put is exercised, which may not be known until August 31, 1996.
     For purposes of the pro forma computations in this Prospectus/Proxy Statement, a .2262 Exchange Ratio has been used, which assumes (a) there will be no adjustment to the $20.3 million purchase price for the sale of the AHSC Assets pursuant to the AHSC Put, and (b) that the closing price per share of FUNC Common Stock on the NYSE Tape on June 14, 1996 ($60,00), the last trading day prior to the date the Merger Agreement was executed, will be the FTU Price. The actual Exchange Ratio will depend on whether there is a Decline Adjustment (which will not be known until shortly prior to the Effective Date) and/or the amount of the AHSC Adjustment (which will depend on (i) the FTU Price (which will not be known until shortly prior to the Effective Date), and (ii) whether the AHSC Put is exercised (which may not be known until August 31, 1996)), as a result of which the Exchange Ratio may be higher or lower than .2233 or .2262. The pro forma information will be different if the Exchange Ratio is different from .2262. Set forth on the cover page of the Prospectus/Proxy Statement is the last reported sale price per share FUNC Common Stock on the NYSE Tape on the most recent practicable date prior to the mailing hereof. HFC stockholders are urged to obtain current quotations of the market price of FUNC Common Stock.
                                       20

POSSIBLE EXCHANGE RATIO ADJUSTMENTS
  DECLINE ADJUSTMENT
     The Merger Agreement may be terminated in certain circumstances, including by the HFC Board, at its sole option, if there is an FUNC Common Stock Decline, which would occur if (i) the average daily closing sales prices of FUNC Common Stock on the NYSE Tape for the ten consecutive trading days beginning two days after the date (the "Regulatory Approval Date") FUNC receives the last required regulatory approval for consummation of the Mergers (the "FUNC Closing Price") is less than $51.00, and (ii) the FUNC Percentage is less than the Index Group Percentage; provided, however, that the Merger Agreement may not be so terminated if FUNC elects, at its sole option, to increase the Exchange Ratio (a "Decline Adjustment") as set forth in the Merger Agreement and as illustrated below. There can be no assurance that the HFC Board will exercise its right to terminate the Merger Agreement in the event of an FUNC Common Stock Decline and, if the HFC Board does elect to so terminate the Merger Agreement, there can be no assurance that FUNC will elect to increase the Exchange Ratio as provided in the Merger Agreement and as illustrated below.
     The effect of the above provisions on the Exchange Ratio may be illustrated by the following three scenarios:
          (i) The first scenario would occur if the FUNC Closing Price is not less than $51.00, in which case there would be no FUNC Common Stock Decline and no adjustment to the Exchange Ratio in connection therewith.
          (ii) The second scenario would occur if the FUNC Closing Price is less than $51.00, but the FUNC Percentage is not less than the Index Group Percentage. Under this scenario, there would be no FUNC Common Stock Decline and no adjustment to the Exchange Ratio in connection therewith.
          (iii) The third scenario would occur if the FUNC Closing Price is less than $51.00 and the FUNC Percentage is less than the Index Group Percentage. Under this scenario, the HFC Board may, at its sole option, terminate the Merger Agreement unless FUNC elects, at its sole option, to increase the Exchange Ratio so as to eliminate the FUNC Common Stock Decline.
     THE ABOVE SCENARIOS ARE FOR ILLUSTRATIVE PURPOSES ONLY AND ARE NOT INTENDED TO, AND DO NOT, REFLECT THE VALUE OF THE FUNC COMMON SHARES THAT MAY ACTUALLY BE RECEIVED BY HOLDERS OF HFC COMMON STOCK UPON CONSUMMATION OF THE CORPORATE MERGER.
     STOCKHOLDERS OF HFC SHOULD BE AWARE THAT THE FUNC CLOSING PRICE ON WHICH THE OCCURRENCE OF AN FUNC COMMON STOCK DECLINE AND THE SUBSEQUENT ADJUSTMENT, IF ANY, TO THE EXCHANGE RATIO, WILL BE BASED ON THE CLOSING SALE PRICES OF FUNC COMMON STOCK DURING A TEN-DAY PERIOD BEGINNING ON THE REGULATORY APPROVAL DATE. THE LAST DAY OF SUCH TEN-DAY PERIOD IS REFERRED TO HEREIN AS THE "DETERMINATION DATE". BECAUSE THE MARKET PRICE OF FUNC COMMON STOCK BETWEEN THE REGULATORY APPROVAL DATE AND THE EFFECTIVE DATE, AS WELL AS THE DATE CERTIFICATES REPRESENTING FUNC COMMON SHARES ARE DELIVERED IN EXCHANGE FOR SHARES OF HFC COMMON STOCK FOLLOWING CONSUMMATION OF THE CORPORATE MERGER, WILL FLUCTUATE AND POSSIBLY DECLINE, THE VALUE OF THE FUNC COMMON SHARES ACTUALLY RECEIVED BY HOLDERS OF HFC COMMON STOCK MAY BE LESS OR MORE THAN (I) THE FUNC CLOSING PRICE, OR (II) THE VALUE OF THE FUNC COMMON STOCK ON THE EFFECTIVE DATE RESULTING FROM THE EXCHANGE RATIO OR ANY POSSIBLE ADJUSTMENT TO THE EXCHANGE RATIO, AS ILLUSTRATED ABOVE OR BELOW.
     If any company belonging to the Index Group or FUNC declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between June 18, 1996 and the Determination Date, the prices of such common stocks shall be appropriately adjusted for determining whether there is an FUNC Common Stock Decline or determining any adjustment to the Exchange Ratio as illustrated above.
     The HFC Board has made no decision as to whether it would exercise its right to terminate the Merger Agreement if there is an FUNC Common Stock Decline. THE HFC BOARD RESERVES THE RIGHT TO CONSUMMATE THE CORPORATE MERGER IN THE EVENT OF AN FUNC COMMON STOCK DECLINE WITHOUT ANY ADJUSTMENT TO THE EXCHANGE RATIO IN CONNECTION THEREWITH AND WITHOUT ANY FURTHER ACTION BY THE STOCKHOLDERS OF HFC. Any such decision will be made by the HFC Board in light of circumstances existing at the time the HFC Board has the opportunity to make such an election. If the HFC Board elects to exercise its termination right, HFC must give FUNC notice of that decision during a ten-day period following the end of the period during which the FUNC Closing Price is determined, but the HFC Board may withdraw such notice, at its sole option, at any time during such ten-day period. During the seven-day period after receipt of such notice, FUNC has the option, in its sole discretion, to adjust the Exchange Ratio in the manner set forth in the Merger Agreement and as illustrated above, and thereby avoid such termination of the Merger Agreement. FUNC is under no obligation to adjust the Exchange Ratio, and there can be no assurance that FUNC would elect to adjust the Exchange Ratio if the HFC Board were to exercise its right to
                                       21
terminate the Merger Agreement as set forth above. Any such decision will be made by FUNC in light of the circumstances existing at the time FUNC has the opportunity to make such an election. If FUNC elects to adjust the Exchange Ratio as set forth in the Merger Agreement and as illustrated above, it must give HFC prompt notice of such election and adjusted Exchange Ratio, in which case no termination of the Merger Agreement would occur as a result of an FUNC Common Stock Decline.
     THE FOREGOING DISCUSSION IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE APPLICABLE PROVISIONS IN THE MERGER AGREEMENT RELATING TO POSSIBLE ADJUSTMENT TO THE EXCHANGE RATIO AS THE RESULT OF AN FUNC COMMON STOCK DECLINE.
  AHSC ADJUSTMENT
     In addition, the Exchange Ratio may be adjusted depending on the outcome of the AHSC Disposition of the AHSC Assets. To the extent the AHSC Purchase Price paid in the AHSC Disposition is greater or less than the Base Price, the Exchange Ratio will be adjusted as follows:
          (i) the Exchange Ratio will be multiplied by the FTU Price and the result will be multiplied by the Outstanding Shares;
          (ii) the result obtained in (i) above will either be increased by the excess of the AHSC Purchase Price over the Base Price or decreased by the amount the AHSC Purchase Price is less than the Base Price; and
          (iii) the result obtained in (ii) above will be divided by the Outstanding Shares and the result shall be divided by the FTU Price, which will be the adjusted Exchange Ratio (rounded to the nearest one-ten-thousandth).
     The effect of the above provisions on the Exchange Ratio may be illustrated by the following three scenarios:
          (1) The first scenario would occur if the AHSC Purchase Price is equal to the Base Price, in which case there would be no AHSC Adjustment.
          (2) The second scenario would occur if the AHSC Purchase Price is less than the Base Price. Under this scenario, an AHSC Adjustment would result and the Exchange Ratio would be decreased by an amount calculated using the above formula.
          (3) The third scenario would occur if the AHSC Purchase Price is greater than the Base Price. Under this scenario, an AHSC Adjustment would result and the Exchange Ratio would be increased by an amount calculated using the above formula.
     THE ABOVE SCENARIOS ARE FOR ILLUSTRATIVE PURPOSES ONLY AND ARE NOT INTENDED TO, AND DO NOT, REFLECT THE VALUE OF THE FUNC COMMON SHARES THAT MAY ACTUALLY BE RECEIVED BY HOLDERS OF HFC COMMON STOCK UPON CONSUMMATION OF THE CORPORATE MERGER.
     On July 1, 1996, AHSC entered into the AHSC Agreement, pursuant to which the AHSC Assets were sold for a purchase price of $20.3 million, or 70 percent of the $29.0 million book value of such AHSC Assets on the date of the disposition. The transaction closed on July 5, 1996, and the consideration received was cash. As part of the AHSC Agreement, AHSC provided a warranty of title that the AHSC Assets sold pursuant to such AHSC Agreement were free and clear of any liens and encumbrances for money owed. The AHSC Agreement requires that any claim with respect to such warranty be asserted by the purchaser on or prior to August 31, 1996. The purchaser's sole recourse against AHSC for a breach of such warranty is the AHSC Put which requires that AHSC repurchase any affected AHSC Asset at the sale price of such AHSC Asset (I.E., 70 percent of its book value) less any principal received by the purchaser with respect to such AHSC Asset. The Merger Agreement requires that AHSC resell any AHSC Asset repurchased pursuant to the AHSC Put. In such event, there can be no assurance that the final aggregate sale price of the AHSC Assets will be equal to $20.3 million. For tax purposes, and assuming the AHSC Put is not exercised, AHSC will recognize a tax benefit of $4.6 million on the AHSC Disposition. Because the AHSC Purchase Price for purposes of determining the Exchange Ratio is tax-adjusted, the tax loss on the sale of the AHSC Assets (assuming there is no AHSC Put) will result in an AHSC Purchase Price (I.E., $24.9 million) that exceeds the Base Price (I.E., $20.3 million) and a favorable adjustment to the Exchange Ratio.
     Because the calculation of the AHSC Adjustment depends on (i) the last reported sale price of FUNC Common Stock on the NYSE Tape for the ten trading days immediately prior to the Effective Date, and (ii) the amount, if any, of AHSC Assets repurchased by AHSC pursuant to the AHSC Put, the actual amount of the AHSC Adjustment cannot be determined until such contingencies are known. The following table illustrates the effect of the AHSC Adjustment, assuming there is no AHSC Put, based on various average last reported sale prices of FUNC Common Stock for the ten trading days immediately
                                       22
prior to the Effective Date. These examples are for illustrative purposes only, and are not intended to reflect the price at which FUNC Common Stock may trade in the future.

                 HYPOTHETICAL AVERAGE LAST REPORTED SALE                      HYPOTHETICAL
            PRICE FOR TEN TRADING DAYS PRIOR TO EFFECTIVE DATE               EXCHANGE RATIO
       $55.00.............................................................        .2265
       $60.00.............................................................        .2262
       $65.00.............................................................        .2260
       $70.00.............................................................        .2258

     THE FOREGOING DISCUSSION IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE APPLICABLE PROVISIONS IN THE MERGER AGREEMENT RELATING TO A POSSIBLE AHSC ADJUSTMENT TO THE EXCHANGE RATIO AS THE RESULT OF THE AHSC DISPOSITION. EFFECTIVE DATE
     Subject to the conditions to the obligations of the parties to effect the Mergers and to certain other conditions set forth in the Merger Agreement, the Effective Date will occur on such date after September 30, 1996, as FUNC notifies HFC in writing, provided such date is not more than 30 days after such conditions have been satisfied or waived. Subject to the foregoing, it is currently anticipated that the Mergers will be consummated in the fourth quarter of 1996 or the first quarter of 1997. If the Corporate Merger is consummated in either of such quarters, or in any other quarter, HFC stockholders should not assume or expect that the Effective Date will precede the record date for the dividend on FUNC Common Stock for that quarter, so as to enable such stockholders to receive such dividend. The Board of Directors of either FUNC or HFC may terminate the Merger Agreement if the Effective Date does not occur on or before May 1, 1997. See " -- Exchange of HFC Certificates" and
" -- Conditions to Consummation; Termination".
EXCHANGE OF HFC CERTIFICATES
     As promptly as practicable after the Effective Date, FUNC will send or cause to be sent to each holder of record of HFC Common Stock as of the Effective Date, transmittal materials for use in exchanging all of such holder's certificates representing HFC Common Stock for a certificate or certificates representing the FUNC Common Shares to which such holder is entitled and a check for such holder's fractional share interest and any dividends to which such holder is entitled, as appropriate. The transmittal materials will contain information and instructions with respect to the surrender and exchange of such certificates.
     HFC STOCKHOLDERS SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE THE LETTER OF TRANSMITTAL FORM AND INSTRUCTIONS.
     Upon surrender of all of the certificates for HFC Common Stock registered in the name of a holder of such certificates (or indemnity satisfactory to FUNC and the exchange agent selected by FUNC if any of such certificates are lost, stolen or destroyed), together with a properly completed letter of transmittal, such exchange agent will mail to such holder a certificate or certificates representing the number of FUNC Common Shares to which such holder is entitled, together with all undelivered dividends or distributions in respect of such shares and, where applicable, a check for any fractional share interest (in each case, without interest).
     All FUNC Common Shares issued to the holders of HFC Common Stock pursuant to the Corporate Merger will be deemed issued as of the Effective Date. After the Effective Date, former holders of record of HFC Common Stock will be entitled to vote at any meeting of holders of FUNC Common Stock the number of FUNC Common Shares into which their shares of HFC Common Stock have been converted, regardless of whether they have surrendered their HFC Common Stock certificates. FUNC dividends having a record date on or after the Effective Date will include dividends on all FUNC Common Shares issued in the Corporate Merger, but no dividend or other distribution payable to the holders of record of FUNC Common Shares at or as of any time after the Effective Date will be distributed to the holder of any HFC Common Stock certificates until such holder physically surrenders all such certificates as described above. Promptly after such surrender, all undelivered dividends and other distributions and, where applicable, a check for any fractional share interest, will be delivered to such holder, in each case, without interest. FUNC dividends having a record date before the Effective Date (which record date may, in FUNC's sole discretion, be the day immediately preceding the Effective Date or any other day prior to the Effective Date) will not include dividends on the FUNC Common Shares issued in the Corporate Merger. After the Effective Date, the stock transfer books of HFC will be closed, and there will be no transfers on the transfer books of HFC of the shares of HFC Common Stock that were outstanding immediately prior to the Effective Date.
                                       23

     The Merger Agreement provides that HFC will use its best efforts to obtain on or before the date hereof from each person who may be deemed to be an "affiliate" (as defined in the Securities Act) an agreement restricting the disposition of such affiliate's shares of HFC Common Stock. The Merger Agreement further provides that shares of HFC Common Stock held by an affiliate of HFC will not be exchanged for FUNC Common Shares until FUNC receives such an agreement.
BACKGROUND AND REASONS
  HFC
     GENERAL. On October 24, 1994, Home Financial Corporation, MHC (the "Mutual Holding Company"), the former owner of the majority of Home's common stock, converted from the mutual form of organization to the stock form of organization (the "Conversion"). The Conversion was undertaken, in part, to better position Home for a sale of control since, because of regulatory policy, Home could not be sold prior to a mutual-to-stock conversion of the Mutual Holding Company. Merger and acquisition activity was particularly strong in late 1994 and early 1995, at the time of and immediately preceding the Conversion, and Home received several unsolicited inquiries regarding a possible sale, including an informal unsolicited inquiry by FUNC in April 1995. During this period several mergers were announced and several more were completed, involving financial institutions with assets of greater than $1.0 billion, some of which were located in the Southeast. The regulatory approval of the Conversion, however, limited Home's ability to take steps intended to lead to a sale of Home during the first year after the Conversion.
     In late 1994 and early 1995, the HFC Board and management had numerous discussions with counsel relating to regulatory requirements and the general fiduciary duties of a board of directors in connection with a possible sale of Home, and the possible retention of an investment banking firm to provide financial advice regarding strategic alternatives available to HFC, including advice in connection with a possible merger transaction.
     At the request of the HFC Board, the Financial Advisors met with the HFC Board on July 25, 1995, to review the recent merger and acquisition activity nationwide and in the Southeast, and to evaluate and discuss the strategic alternatives available to HFC. In order for the HFC Board to fully assess the strategic alternatives available to HFC, on July 27, 1995, HFC engaged the Financial Advisors to seek solicitations of interest from third parties regarding a possible acquisition of HFC to the extent permitted by regulatory policy and the regulatory approval of the Conversion. Following the July 25, 1995 meeting, the Financial Advisors identified 27 parties that had a market presence in Florida, including FUNC, or that were believed to have an interest in establishing a market presence in Florida. Beginning on October 10, 1995, the Financial Advisors contacted all such parties to assess the interest of such parties in acquiring HFC.
     By mid-January 1996, only one of the parties that had been contacted by the Financial Advisors had expressed an interest in a possible acquisition of HFC by submitting a preliminary nonbinding indication of value, and none of the parties that were contacted had performed due diligence at the offices of HFC. The one preliminary nonbinding indication of value that was submitted was considered inadequate by the HFC Board. In view of the tepid response of the parties that the Financial Advisors contacted, the published speculation concerning possible acquisition candidates among publicly traded thrift institutions in the Southeast (which in some instances specifically mentioned HFC), and the continued heavy trading volume in HFC Common Stock in late 1995 and early 1996 at price levels that in the view of the Financial Advisors already reflected a "take-over premium", the HFC Board authorized HFC to issue a press release informing the public of the HFC Board's continued exploration of strategic alternatives. A press release was issued by HFC on January 23, 1996. The press release disclosed that HFC continued to have discussions with potential acquirors, and that based on the progress of the discussions, HFC had directed the Financial Advisors to review alternative methods of providing additional value to HFC stockholders. The press release stated that HFC intended to continue to explore the sale of HFC at a satisfactory price while analyzing alternative methods of enhancing stockholder value such as a distribution of capital, share repurchases and potential acquisitions.
     Following the press release, the Financial Advisors continued their efforts. Three parties, including FUNC, expressed an interest in a possible acquisition by submitting preliminary nonbinding indications of value. These parties performed due diligence at the offices of HFC. FUNC submitted a preliminary nonbinding written indication of value on March 15, 1996, and performed due diligence at the offices of HFC from March 26 through March 29, 1996. The other two parties did not continue discussions after the completion of the due diligence process. By May 24, 1996, HFC had terminated discussions with all three of the parties because it did not receive indications of value, based on advice from the Financial Advisors among other things, that were deemed satisfactory by the HFC Board.
                                       24

     As of the date of the termination of discussions with the last of the three parties that had submitted preliminary nonbinding indications of value and performed due diligence at the offices of HFC, HFC was not engaged in any significant discussions with a potential acquiror. As a result, on May 29, 1996, HFC issued a press release stating that it had terminated acquisition discussions. The release stated that the HFC Board made this decision after taking into consideration the fact that none of the discussions with potential acquirors had resulted in indications of interest at levels acceptable to the HFC Board. The release stated that the HFC Board had authorized the commencement of a share buyback program and had declared a regular quarterly dividend of $.20 per share. The release further stated that HFC would continue to consider additional means of enhancing stockholder value, including potential acquisitions and a distribution of capital, and that HFC had requested a private letter ruling from the Internal Revenue Service to clarify whether any portion of a capital distribution could be treated as a tax-free distribution to stockholders.
     From the date of the initial termination by HFC of discussions with FUNC on May 24, 1996, to June 14, 1996, representatives of FUNC had no substantive discussions with HFC. On June 14, 1996, at the request of FUNC a meeting was held at HFC's offices which was attended by Thomas M. Wohl, President and Chief Executive Officer of HFC, Harry K. MacDougall, Executive Vice President and Chief Operating Officer of HFC, the Financial Advisors, and representatives of FUNC. At the meeting, FUNC and HFC discussed the terms pursuant to which FUNC proposed to acquire HFC. A special meeting of the HFC Board was called and held on June 15, 1996, to discuss the FUNC proposal and review the Merger Agreement. At the meeting, the Financial Advisors presented a detailed analysis of the FUNC proposal.
     A special meeting of the HFC Board was held the following day, June 16, 1996. At the June 16, 1996 special meeting, the Financial Advisors reviewed the information discussed at the June 15, 1996 special meeting, responded to questions from directors, and rendered the opinions to the HFC Board that the Exchange Ratio was fair to the HFC stockholders from a financial point of view. See " -- Opinions of the Financial Advisors". In addition, counsel reviewed the Merger Agreement, together with exhibits, and responded to questions from directors. Following the presentations, the Board voted unanimously to enter into the Merger Agreement, and the Merger Agreement was executed. Prior to stock market opening on June 17, 1996, a joint press release was issued on behalf of HFC and FUNC.
     REASONS FOR THE MERGERS. The HFC Board believes that the Mergers are fair to, and in the best interests of, HFC and its stockholders. Accordingly, the HFC Board has approved and adopted the Merger Agreement. The HFC Board therefore recommends that stockholders vote "FOR" the approval and adoption of the Merger Agreement.
     In reaching its determination that the Mergers are in the best interests of HFC, the HFC Board considered a number of factors, including, without limitation, the following:
       (i) the HFC Board's familiarity with and review of HFC's business, operations, financial condition, earnings and prospects, and a comparison of such factors with the business, operations, financial condition, earnings and prospects of FUNC. In comparing the businesses of HFC and FUNC, the HFC Board noted the following:
           (Bullet) the Mergers will result in HFC stockholders receiving stock in a substantially more diversified financial institution that the HFC Board believed to be less exposed to downward trends in the local economy;
           (Bullet) over the last several years FUNC has shown a
                    substantially greater ability to increase its asset
                    base than has HFC;
           (Bullet) due in large part to the proceeds of the
                    Conversion and the resulting
                    overcapitalization of HFC (HFC's equity to
                    assets ratio was 25.5 percent as of March
                    31, 1996), HFC's return on equity of 7.1
                    percent for the 12 months ended September
                    30, 1995 was substantially less than
                    FUNC's return on equity of 16.6 percent
                    for the year ended December 31, 1995; and
           (Bullet) the Exchange Ratio would permit HFC stockholders to participate in any appreciation in the trading price
                    of FUNC Common Stock, and the importance of this factor
                    in view of the HFC Board's belief that FUNC's business, operations, financial condition, earnings and prospects compared favorably to HFC's business, operations, financial condition, earnings and prospects.
      (ii) the current and prospective economic environment and competitive and regulatory constraints facing financial institutions and particularly Home. In this regard, the HFC Board noted that FUNC's financial resources give it the ability to invest in technology at a rate that gives FUNC a competitive advantage over smaller community-oriented institutions. In addition, the HFC Board considered certain of the risks of remaining independent, including, among other things, the limited potential to engage in acquisitions which could further enhance stockholder
                                       25
           value and the costs and operational risks associated with systems upgrades which would be necessary in order for HFC to maintain its competitiveness.
      (iii) the opinion of the Financial Advisors that the Exchange Ratio is fair, from a financial point of view, to the holders of HFC Common Stock. See " -- Opinions of the Financial Advisors".
      (iv) the attractiveness of HFC's assets and franchise to potential acquirors, who indicated to HFC and the Financial Advisors that, among other factors, they viewed HFC's asset base unfavorably because at March 31, 1996, it included approximately 58 percent mortgage securities (including collateralized mortgage obligations), and that they viewed the small number of branch offices maintained by Home and the relatively low expense ratio of Home as a disadvantage because such factors were believed by such parties to decrease the prospects of reducing the expenses attributed to HFC's operations following an acquisition.
       (v) the presentations to the HFC Board by the Financial Advisors with respect to the relationship of the consideration to be paid pursuant to the Merger Agreement to the recent and then current market values, book value, tangible book value and earnings per share of HFC Common Stock, and the prices and premiums paid in certain other similar transactions involving financial institutions. See " -- Opinions of the Financial Advisors".
      (vi) the HFC Board's review of the alternative of continuing to remain independent and the analyses provided by the Financial Advisors to the HFC Board as to the future amount and growth of earnings necessary to provide HFC stockholders with the same value, on a present value basis, as the .2233 Exchange Ratio. In connection with the financial analysis provided by the Financial Advisors, the HFC Board considered the following:
           (Bullet) that the purchase price of $13.40 per share of HFC Common
                    Stock, based on a .2233 Exchange Ratio and the last sale price of FUNC Common Stock on June 14, 1996 ($60.00), equaled 15.1 times HFC's earnings per share for the 12 months ended March 31, 1996. Based on the presentation of the Financial Advisors, the HFC Board believed this ratio to be within the range of price to earnings multiples of other comparable thrift acquisitions, and significantly higher than the average price to earnings ratios, based on the trading price, of the stock of HFC's peer group;
           (Bullet) that for the 12 months ended December 31, 1995, HFC had earnings per share of $.88. For the same
                    period, FUNC had earnings per share of $5.04
                    (including merger-related restructuring charges in connection with FUNC's acquisition of FFB). Based upon the .2233 Exchange Ratio, the FUNC earnings
                    for the .2233 shares of FUNC Common Stock that
                    would be received in exchange for each share of HFC
                    Common Stock would be $1.13, which is 128.4 percent
                    higher than HFC's actual earnings for such period;
                    and
           (Bullet) that the compound annual growth rate of earnings needed through the year 2000 to provide HFC's stockholders with
                    the same value on a present value basis as the .2233 Exchange Ratio would be approximately 18.0 percent to
                    23.1 percent, and that HFC's reported net income grew by
                    2.6 percent from fiscal 1994 through fiscal 1995.
      (vii) the compatibility of the respective businesses, branches and operations of Home and FUNC.
     (viii) the effect of the proposed Mergers on the employees and customers of HFC and Home and the communities in which Home operates.
      (ix) the tax-free nature of the transaction to HFC stockholders, who generally will be able to defer recognition of any gain or loss for income tax purposes until such time as they sell the shares of FUNC Common Stock received upon the consummation of the Corporate Merger.
     FOR THE REASONS SET FORTH ABOVE, THE HFC BOARD HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AS ADVISABLE AND IN THE BEST INTERESTS OF HFC AND HFC STOCKHOLDERS AND UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS OF HFC VOTE "FOR" THE APPROVAL OF THE MERGER AGREEMENT.
  FUNC
     FUNC believes that it is advantageous to build a multi-state banking organization. The economies of banking favor such an organization as a way of gaining efficiency and spreading costs over a large base, as well as providing diversification. To further its objective to build a multi-state banking organization, FUNC has heretofore concentrated its efforts on what it perceives to be some of the better banking markets in the eastern region of the United States and on advantageous ways of
                                       26
entering or expanding its presence in those markets. FUNC believes that joining with HFC is an attractive way to expand FUNC's presence in the southeastern Florida market.
     FUNC is continually evaluating acquisition opportunities and frequently conducts due diligence activities in connection with possible acquisitions. As a result, acquisition discussions and, in some cases, negotiations frequently take place and future acquisitions involving cash, debt or equity securities can be expected. Acquisitions typically involve the payment of a premium over book and market values, and therefore, some dilution of FUNC's book value and net income per common share may occur in connection with any future transactions. See
"FUNC -- History and Business".
OPINIONS OF FINANCIAL ADVISORS
     HFC retained the Financial Advisors on July 27, 1995, to provide certain investment banking advice and services, including advice with respect to the Mergers and related matters. The Financial Advisors were selected to act as HFC's financial advisors based upon their qualifications, expertise and reputation, as well as their familiarity with HFC's business and market area. The Financial Advisors regularly publish research reports regarding the financial services industry and the businesses and securities of publicly owned companies in that industry. Ryan, Beck & Co. provided conversion services and acted as selling agent in connection with Home's mutual holding company reorganization and stock offering completed in 1992; and provided conversion services and acted as selling agent in the Conversion. In their capacity as HFC's financial advisors, the Financial Advisors participated in the negotiation of the pricing and other terms and conditions of the Mergers; however, the decision to accept the FUNC proposal was made exclusively by the HFC Board.
     Representatives of the Financial Advisors attended a meeting of the HFC Board on June 16, 1996, at which the HFC Board approved the Merger Agreement. At such meeting, the Financial Advisors made a joint presentation to the HFC Board and rendered separate oral opinions (the "Opinions") to the HFC Board that, as of such date, the Exchange Ratio pursuant to the Merger Agreement was fair, from a financial point of view, to the holders of HFC Common Stock. Such Opinions were confirmed in writing as of the date of this Prospectus/Proxy Statement. The Financial Advisors relied upon analyses such as those described below in connection with rendering the Opinions and providing their written opinions as of the date hereof. No limitations were imposed by the HFC Board upon the Financial Advisors with respect to the investigations made or procedures followed by them in rendering the Opinions or the written confirmations thereof.
     THE FULL TEXTS OF THE WRITTEN CONFIRMATIONS OF EACH OF THE OPINIONS, WHICH SET FORTH, AMONG OTHER THINGS, ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN, ARE ATTACHED HERETO AS ANNEX B AND ANNEX C AND ARE INCORPORATED HEREIN BY REFERENCE. HFC STOCKHOLDERS ARE URGED TO READ THE WRITTEN CONFIRMATIONS OF THE OPINIONS IN THEIR ENTIRETY. THE OPINIONS WERE DIRECTED TO THE HFC BOARD, ADDRESS ONLY THE FAIRNESS, FROM A FINANCIAL POINT OF VIEW, OF THE EXCHANGE RATIO PURSUANT TO THE MERGER AGREEMENT, AND DO NOT CONSTITUTE A RECOMMENDATION TO ANY HFC STOCKHOLDER AS TO HOW SUCH STOCKHOLDER SHOULD VOTE. THE OPINIONS WERE RENDERED TO THE HFC BOARD FOR ITS CONSIDERATION IN DETERMINING WHETHER TO APPROVE THE MERGER AGREEMENT. THE FOLLOWING SUMMARY OF THE OPINIONS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE WRITTEN CONFIRMATIONS OF THE OPINIONS.
     In rendering the Opinions, the Financial Advisors reviewed certain publicly available financial information and other information concerning HFC and FUNC and certain internal financial analyses and other information furnished to it by HFC and FUNC. The Financial Advisors also held discussions with members of the senior managements of HFC and FUNC regarding the business and prospects of their respective financial institutions and the joint prospects of a combined company. In addition, the Financial Advisors (i) reviewed the reported price and trading activity for the common stock of each of HFC and FUNC, (ii) compared certain financial and stock market information for HFC and FUNC, respectively, with similar information for certain comparable companies whose securities are publicly traded (see " -- ; ANALYSIS OF SELECTED PUBLICLY TRADED COMPANIES"),
(iii) reviewed the Merger Agreement, (iv) reviewed and compared the financial terms of certain recent business combinations which the Financial Advisors deemed comparable to the Mergers, in whole or in part, with those of the Mergers (see " -- ; ANALYSIS OF SELECTED ACQUISITION TRANSACTIONS"), (v) reviewed the potential pro forma impact of the Mergers on HFC's and FUNC's financial condition, operating results and per share amounts (see " -- ; PRO FORMA MERGER ANALYSIS") and (vi) performed such other studies and analyses and considered such other factors as the Financial Advisors deemed appropriate.
     In conducting their review and arriving at their Opinions, the Financial Advisors assumed and relied upon, without independent verification, the accuracy, completeness and fairness of all of the financial and other information reviewed by and discussed with them for purposes of rendering the Opinions. With respect to the financial forecasts and other information reviewed by the Financial Advisors in rendering the Opinions, the Financial Advisors assumed that such financial forecasts were reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of
                                       27

HFC and FUNC as to the likely future financial performance of HFC and FUNC. The Financial Advisors have not made or obtained any independent evaluations or appraisals of the assets or liabilities of either HFC or FUNC or their respective subsidiaries, nor have they reviewed any individual loan files of HFC or FUNC. The Financial Advisors are not experts in the evaluation of allowances for loan losses, have not made an independent evaluation of the adequacy of the allowance for loan losses set forth in the balance sheets of HFC and FUNC at March 31, 1996, and have assumed such allowances were adequate and complied fully with applicable law, regulatory policy and sound banking practice as of the date of such financial statements. The Financial Advisors also assumed that the Mergers in all respects are, and will be consummated, in compliance with all laws and regulations applicable to HFC and FUNC.
     In connection with rendering the Opinions, the Financial Advisors performed a variety of financial analyses, including those summarized below. While the following summary describes all analyses and factors that the Financial Advisors deemed material in their joint presentation to the HFC Board, it is not a comprehensive description of all analyses and factors considered by the Financial Advisors. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Accordingly, notwithstanding the separate factors discussed below, the Financial Advisors believe that their analyses must be considered as a whole and that selecting portions of their analyses and of the factors considered by them, without considering all analyses and factors, could create an incomplete view of the evaluation process underlying the Opinions. No one of the analyses performed by the Financial Advisors was assigned a greater significance than any other. The analyses performed by the Financial Advisors are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty. Additionally, analyses relating to the values of businesses do not purport to be appraisals or to reflect the prices at which businesses actually may be sold. The Opinions are based on market, economic and other conditions as they existed and could be evaluated as of their respective dates. Furthermore, no opinion is being expressed as to the prices at which shares of FUNC may trade at any future time.
     ANALYSIS OF SELECTED PUBLICLY TRADED COMPANIES. In preparing the Opinions, the Financial Advisors, using publicly available information, compared selected financial information, including book value, tangible book value, latest 12 months ("LTM") earnings, asset quality ratios and loan loss reserve levels, for HFC and a selected group of savings institutions.
     The selected group of savings institutions comprised Southeast and Mid-Atlantic thrifts with total assets between $750 million and $3.0 billion. A total of 23 institutions were included (the "Selected Thrifts"). As of June 14, 1996, the relative multiples implied by the market price of HFC Common Stock and the mean market price of the common stock of the Selected Thrifts to such selected March 31, 1996 financial data (the "Relative Multiples") for LTM earnings were 15.3x for HFC and 12.0x for the Selected Thrifts, and for total assets were 27.5 percent for HFC and 12.2 percent for the Selected Thrifts. The Financial Advisors noted that HFC Common Stock traded at a premium to the average trading level of the Selected Thrifts on a price to earnings and a price to assets basis. The Relative Multiples for stated book value were 102.3 percent for HFC and 120.1 percent for the Selected Thrifts, and for tangible book value,
102.3 percent for HFC and 127.0 percent for the Selected Thrifts. The Financial Advisors noted that HFC Common Stock traded at a discount to the average trading level of the Selected Thrifts on a price to book and a price to tangible book basis. Such discount may be the result of the fact that HFC was significantly over-capitalized relative to the average of the Selected Thrifts and that it reported a substantially lower return on equity than the Selected Thrifts; HFC had an equity to asset ratio of 25.5 percent, as compared with an average of
10.4 percent for the Selected Thrifts. The Financial Advisors noted that no company used in the Selected Thrifts analysis was identical to HFC.
     ANALYSIS OF SELECTED ACQUISITION TRANSACTIONS. In preparing the Opinions, the Financial Advisors analyzed the financial terms, to the extent publicly available, of certain selected merger and acquisition transactions for acquired thrifts which they deemed comparable in whole or in part to the Mergers. The Financial Advisors noted that no transaction used in the selected acquisition transaction analysis was identical to the Mergers. These transactions were analyzed based upon both the financial characteristics of the acquired thrifts and the acquisition price relative to the acquired thrift's stated book value, stated tangible book value, LTM earnings per share ("EPS") and upon premiums to core deposits. The analysis included a review and comparison of the mean multiples represented by a sample of ten recently effected or pending thrift acquisitions nationwide having transaction values greater than $50 million that were announced since January 1, 1995, and that involved acquired thrifts with tangible equity to assets greater than 12 percent (the "Comparable Transactions"). The average price to stated book value, price to stated tangible book value, price to LTM EPS and premium to core deposits implied by the merger consideration for the Comparable Transactions were 132.8 percent, 133.4 percent, 23.5x and 7.6 percent, respectively.
                                       28

     The Financial Advisors noted that HFC, with tangible equity to assets of
25.5 percent, had, on average, substantially more capital than the acquired thrifts in the already well-capitalized Comparable Transactions group, which had average tangible equity to assets of 16.8 percent, and that acquirors of thrifts typically do not attribute a premium to capital deemed to be excessive. The Financial Advisors also noted, among other things, that HFC had, on average, a higher return on average assets ("ROAA") than the acquired thrifts in the Comparable Transactions group, lower expense levels (LTM operating expense to average assets of 1.29 percent) than any of the acquired thrifts in the Comparable Transactions group (minimum and average operating expense to average assets of 1.36 percent and 1.96 percent, respectively) and lower loans to assets (19.95 percent) than any of the acquired thrifts in the Comparable Transactions group (minimum and average of 23.47 percent and 55.15 percent, respectively).
     The Comparable Transactions were further segmented into (i) six transactions in which the acquired thrifts had achieved a return on average assets above 1.00 percent in the year of its announced acquisition ("Profitability Segmented") and (ii) one transaction in which the acquired thrift possessed tangible equity to assets greater than 20.0 percent ("Capital Segmented"). The Financial Advisors noted that the average price to LTM EPS for the Profitability Segmented group was 15.8x. The Financial Advisors also noted that the average price to stated book value and the average price to stated tangible book value for the Capital Segmented group were 110.5 percent and 110.5 percent, respectively.
     The value (the "June 14 Value") of the .2233 Exchange Ratio, based on FUNC's closing stock price of $60.00 on the NYSE Tape on June 14, 1996, implied a multiple of 15.1x for price to LTM EPS of HFC. The Financial Advisors noted that HFC, in accordance with the Statement of Position ("SOP") 93-6 entitled "Employers' Accounting for Employee Stock Ownership Plans", of the American Institute of Certified Public Accountants ("AICPA"), does not include unallocated Employee Stock Ownership Plan ("ESOP") shares in the total number of shares when calculating EPS. The Financial Advisors, however, calculated an adjusted EPS ("Adjusted EPS"), which included unallocated ESOP shares in the total number of shares. The price to LTM Adjusted EPS of HFC was 16.5x on the basis of the June 14 Value. The Financial Advisors noted that the multiple of the price to LTM EPS, as adjusted, was lower than such multiple for the Comparable Transactions group, but higher than such multiple for the Profitability Segmented group.
     The June 14 Value implied a multiple of 103.4 percent and 103.4 percent for price to HFC's reported March 31, 1996, book value and tangible book value per share, respectively. The Financial Advisors calculated an adjusted book value ("Adjusted Book Value") per share for HFC which included a mark-to-market valuation for certain assets of AHSC and a post-March 31, 1996 investment portfolio adjustment in accordance with Statement of Financial Accounting Standards ("SFAS") No. 115. The price to Adjusted Book Value per share and tangible Adjusted Book Value per share was 108.1 percent and 108.1 percent, respectively, on the basis of the June 14 Value. The Financial Advisors noted that such multiples, as adjusted, were lower than such multiples for the Comparable Transactions group, but only slightly lower than such multiples for the Capital Segmented group. The June 14 Value represented a 3.0 percent core deposit premium and a 4.0 percent core deposit premium based on Adjusted Book Value.
     DISCOUNTED DIVIDEND ANALYSIS. Using a discounted dividend analysis, the Financial Advisors estimated the present value of the future dividend streams that HFC could produce in perpetuity. Projection ranges for HFC's five-year balance sheet and income statement were provided by HFC's management. Management's projections were based upon various factors and assumptions, many of which are beyond the control of HFC. These projections are, by their nature, forward-looking and may differ materially from the actual values or actual future results, which may be significantly more or less favorable than suggested by such projections. In producing a range of per share HFC values, the Financial Advisors utilized the following assumptions: discount rates range from 13 percent to 15 percent, dividend payout ratios equal to 100 percent of net earnings, terminal price/earnings multiples range from 7.0x to 9.0x (which when applied to terminal year estimated earnings produces a value which approximates the net present value of the dividends in perpetuity, given certain assumptions regarding growth rates and discount rates) and earnings that include estimated savings in HFC's estimated noninterest expense equal to 30 percent in 1997 and 40 percent in 1998. The discounted dividend analysis produced a range of net present values per share of HFC Common Stock from $12.62 to $14.11. These analyses do not purport to be indicative of actual values or expected values or an appraisal range of the shares of HFC Common Stock. The Financial Advisors noted that the discounted dividend analysis is a widely used valuation methodology, but noted that it relies on numerous assumptions, including expense savings levels, dividend payout rates, terminal values and discount rates, the future values of which may be significantly more or less than such estimates.
     BREAK-EVEN RETURNS ANALYSIS. The Financial Advisors provided a break-even returns analysis based on the terms of the Merger Agreement. Using a normalized range of public market price to LTM earnings multiples of 9.0x to 11.0x, a range of discount rates from 13.0 percent to 14.0 percent, 1996 estimated earnings per share based on HFC's management estimate
                                       29
and reinvestment of all dividends, the Financial Advisors calculated the compound annual growth rate of earnings needed through the year 2000 to provide HFC's stockholders with the same value on a present value basis as the June 14 Value as being approximately 18.0 percent to 23.1 percent. The Financial Advisors noted that HFC's reported net income grew by 2.6 percent from fiscal 1994 to fiscal 1995.
     PRO FORMA MERGER ANALYSIS. The Financial Advisors analyzed certain pro forma effects on FUNC and HFC from the Mergers in 1997 and 1998 assuming the payment of the merger consideration. Based on certain assumptions, including those with respect to cost savings and other synergies from the Mergers, and the stand alone earnings projections of HFC (provided by HFC management) and FUNC (provided by the Institutional Broker Estimator System and confirmed by FUNC management), the analysis showed that the Mergers would be accretive to FUNC's earnings per share in 1997 by 0.3 percent and in 1998 by 0.4 percent. The analysis also showed that the Mergers would be accretive to HFC's estimated earnings per share in 1997 by 86.5 percent, based on the HFC stockholders' share of the projected 1997 earnings per share of the combined company determined in accordance with the Exchange Ratio pursuant to the Merger Agreement.
     COMPENSATION OF FINANCIAL ADVISOR. Pursuant to the terms of an engagement letter (the "Engagement Letter") dated July 27, 1995, HFC will pay the Financial Advisors an aggregate fee equal to .625 percent of the aggregate consideration paid in the Corporate Merger as of the Effective Date for acting as Financial Advisors in connection with the Mergers, including rendering the Opinions and an additional contingent advisory fee equal to .075 percent of the aggregate consideration if the aggregate consideration exceeds $16.50 on a per share of HFC Common Stock basis. Based upon FUNC's closing stock price on the NYSE Tape
on                   , 1996 ($     ) and the number of fully diluted shares of
HFC Common Stock outstanding as of the Record Date, the aggregate fee would be approximately $ . million. Of the fee, $50,000 was paid upon execution of the Engagement Letter, and $300,000 was paid on the delivery of the Opinions, with the remainder of the fee payable upon consummation of the Corporate Merger. Whether or not the Mergers are consummated, HFC also has agreed to reimburse the Financial Advisors for their reasonable out-of-pocket expenses incurred in connection with the transaction. HFC has also agreed to indemnify the Financial Advisors and certain related persons against certain liabilities relating to or arising out of their engagement.
INTERESTS OF CERTAIN PERSONS
  GENERAL
     Certain members of HFC's management and the HFC Board have interests in the Mergers that are in addition to any interests they have as stockholders of HFC generally. These interests include, among others, provisions in the Merger Agreement relating to the indemnification of HFC's directors and officers, directors' and officers' liability insurance, and certain severance and other employee benefits, as described below.
  RESTRICTED STOCK PLANS
     HFC currently maintains restricted stock plans ("Restricted Stock Plans"), all of which have been approved by stockholders of HFC and/or Home. Pursuant to the Restricted Stock Plans, certain employees of Home and HFC, and all of the directors of HFC, have been awarded shares of HFC Common Stock ("Restricted Shares") that are nontransferable and nonassignable until vesting, which is scheduled to occur at various times over the next five years if such employees and directors remain as employees and directors through such date. The vesting of the Restricted Shares is accelerated, and the shares of Restricted Stock become transferable and assignable, in certain circumstances, including termination of employment due to a change of control as defined in the Restricted Stock Plans. The Corporate Merger is a change of control under such plans. Accordingly, all outstanding unvested Restricted Shares will vest upon the consummation of the Corporate Merger, and will be converted into the right to receive shares of FUNC Common Stock, based upon the Exchange Ratio. Assuming the Effective Date occurs prior to January 25, 1997, as of the date of the Corporate Merger, HFC believes that Thomas M. Wohl, Harry K. MacDougall, William
E. Lemke, Senior Vice President, Elaine W. Hedleston, Senior Vice President, and Donald B. Uebelacker, Senior Vice President (the "Named Officers"), the executive officers of HFC (comprised of three members of HFC's management plus the Named Officers) (the "Executive Officers"), and the six non-employee directors of HFC will hold the following Restricted Shares, all of which were scheduled to vest in four equal annual installments in January of 1997 through 2000, having the following currently estimated value:
                                       30

                                                                        NO. OF
                                                                   RESTRICTED SHARES    ESTIMATED VALUE (1)
Mr. Wohl........................................................         48,000             $   651,456
Mr. MacDougall..................................................         48,000                 651,456
Mr. Lemke.......................................................         28,000                 380,016
Ms. Hedleston...................................................         28,000                 380,016
Mr. Uebelacker..................................................         24,000                 325,728
Executive Officers..............................................        252,600               3,420,144
Non-employee directors..........................................         79,200             $ 1,074,902

(1) Based on a .2262 Exchange Ratio and a value of $60.00 per share of FUNC Common Stock.
  SEVERANCE AGREEMENTS
     In October 1994, Home entered into a Severance Compensation Plan (the "Severance Plan") which provides certain employees of Home, including all Executive Officers, except Messrs. T. Wohl and MacDougall, with certain benefits in the event of termination of employment following a change of control of Home or HFC. Following a change of control, a participant is entitled to a payment under the Severance Plan if, within a period of 24 months thereafter, the officer voluntarily terminates employment following any demotion, loss of office or significant authority, a reduction in annual compensation or benefits, or relocation of his principal place of employment by more than 30 miles, or if his employment is terminated, other than for just cause, as defined therein. Certain participants will receive cash payments equal to the compensation paid for the last 18 months prior to termination; others will receive cash payments equal to the compensation paid for the last 12 months, and all others will receive cash payments equal to the compensation paid for the last six months prior to termination following a change in control. The Corporate Merger constitutes a change of control under the Severance Plan. Accordingly, in the event the employment of Named Officers Lemke, Hedleston or Uebelacker is terminated under the conditions set forth above, such Named Officers will be entitled to receive currently estimated payments of $141,850, $129,230, and $116,280, respectively, under the Severance Plan, and in the event the employment of all Executive Officers is terminated under the conditions set forth above, such Executive Officers as a group would be entitled to receive currently estimated payments of $684,000 in the aggregate.
  EMPLOYEE STOCK OWNERSHIP PLAN AND TRUST
     In connection with the execution of the Merger Agreement the parties agreed that prior to the consummation of the Mergers, the Employee Stock Ownership Plan of Home (the "ESOP") may be terminated. The ESOP provides that upon termination of the ESOP and repayment of any outstanding ESOP loan, the excess assets remaining in the ESOP suspense account will be allocated among the accounts of ESOP participants as earnings based on the ratio of each participant's account balance to that of all participants in the ESOP. The maximum amounts of such excess assets that could be allocated among Named Officers and Executive Officers in such event would be $452,000 and $577,000, respectively. Prior to the Mergers, the ESOP will be submitted to the Internal Revenue Service ("IRS") for a favorable determination letter with respect to the qualification of the ESOP on termination. During IRS review of the determination letter application, the IRS may object to the characterization of the excess assets as earnings of the ESOP and may deem a portion of the excess assets to be subject to certain annual limitations on allocations to participants. In such event, it is likely that only a portion, if any, of the unallocated shares remaining after repayment of any outstanding ESOP loan will be able to be allocated to participants' accounts for the plan year of the Mergers. Any amount which cannot be allocated to participants' accounts will be (i) maintained in a suspense account and allocated in future years to former employees of Home who continue employment with FUNC, (ii) transferred to a tax-qualified plan of FUNC and placed in a suspense account subject to allocation among all or certain of the participants in the transferee tax-qualified plan of FUNC, or (iii) distributed by any other method which is permitted under the ESOP, the Code, ERISA and the regulations thereunder.
  HFC OPTIONS
     Pursuant to the Merger Agreement, upon consummation of the Corporate Merger, FUNC has agreed to assume all outstanding options to purchase shares of HFC Common Stock ("HFC Options") granted pursuant to option plans maintained by HFC ("HFC Option Plans") in accordance with the terms of the HFC Option Plans, except that the shares acquired upon exercise shall be shares of FUNC Common Stock. The number of shares covered by each option outstanding under the HFC Option Plans would be equal to the number of shares of HFC Common Stock covered thereby multiplied by the Exchange Ratio and rounded to the nearest whole share, and the option exercise price would be adjusted by dividing such price by the
                                       31

Exchange Ratio and rounding up to the nearest cent. Pursuant to the HFC Option Plans, all options outstanding become immediately exercisable in full in the event of a change of control (as defined in the HFC Option Plans). Consummation of the Corporate Merger will constitute a change of control for purposes of the HFC Option Plans. In the alternative, participants may elect to receive upon consummation of the Corporate Merger a cash payment for each option equal to the excess of (i) the product of the Exchange Ratio and the last sale price of FUNC Common Stock on the NYSE Tape for the last trading day immediately preceding the Effective Date over (ii) the exercise price per share of HFC Common Stock covered by the option.
     The following table sets forth the following information with respect to the Named Officers, the Executive Officers as a group and the non-employee directors as a group (i) the number of shares of HFC Common Stock covered by HFC Options held by such persons, (ii) the number of shares of HFC Common Stock covered by HFC Options held by such persons that are currently exercisable,
(iii) the number of shares of HFC Common Stock covered by HFC Options held by such persons that will become exercisable upon consummation of the Corporate Merger, (iv) the weighted average exercise price for such exercisable HFC Options held by such persons, and (v) the aggregate value of such exercisable HFC Options based upon the .2262 Exchange Ratio and $60.00 (the closing sale price of FUNC Common Stock on June 14, 1996) less the applicable HFC Option exercise price.

                                                                                 HFC OPTIONS          WEIGHTED
                                                                               EXERCISABLE UPON        AVERAGE
                                                                HFC OPTIONS    CONSUMMATION OF     EXERCISE PRICE
                                                                 CURRENTLY      THE CORPORATE      PER EXERCISABLE
                                            HFC OPTIONS HELD    EXERCISABLE         MERGER           HFC OPTION
Mr. Wohl.................................        163,630           30,000           163,630            $ 10.85
Mr. MacDougall...........................        130,260               --           130,260              10.85
Mr. Lemke................................         86,951           16,000            86,951              10.85
Ms. Hedleston............................         86,950           16,000            86,950              10.85
Mr. Uebelacker...........................         86,950           16,000            86,950              10.85
Executive Officers.......................        792,299          110,000           792,299              10.85
Non-employee directors...................        351,688           89,630           351,688            $ 10.85

                                           AGGREGATE VALUE
                                           OF EXERCISABLE
                                           HFC OPTIONS(1)
Mr. Wohl.................................    $
Mr. MacDougall...........................
Mr. Lemke................................
Ms. Hedleston............................
Mr. Uebelacker...........................
Executive Officers.......................
Non-employee directors...................    $

(1) Based on a .2262 Exchange Ratio and a value of $60.00 per share of FUNC Common Stock.
  INDEMNIFICATION; DIRECTORS' AND OFFICERS' INSURANCE
     The Merger Agreement provides that for the six-year period following the Effective Date, FUNC will indemnify the directors, officers and employees of HFC holding such positions on or prior to the date of the Merger Agreement, against certain liabilities to the extent such persons were indemnified under the DGCL and the HFC Certificate and the HFC Bylaws as in effect on the date of the Merger Agreement.
     In addition, FUNC agreed in the Merger Agreement to use its reasonable best efforts to maintain HFC's existing directors' and officers' liability insurance policy for persons who were covered by such insurance maintained by HFC on the date of the Merger Agreement for a period of three years after the Effective Date at an annual cost not to exceed 150 percent of HFC's annual premium payment on HFC's current policy. If FUNC is unable to obtain such insurance policy then HFC may purchase a rider to its existing policy to provide for continuing and comparable coverage.
  CERTAIN OTHER MATTERS RELATING TO THE MERGERS
     FUNC has agreed to pay severance benefits to displaced HFC and Home employees in accordance with its severance policies for FUNC employees. Any employee of HFC or Home who becomes employed by FUNC following the Mergers will generally be entitled to participate in FUNC's pension, benefit and similar plans on substantially the same terms and conditions as employees of FUNC, giving effect for eligibility and vesting of benefits (but not for accrual of benefits), to years of service with HFC or Home as if such service were with FUNC.
     From time to time FUNB-FL has entered into transactions with certain of the directors of HFC and their affiliates in the ordinary course of business, including, without limitation, maintaining deposit and lending relationships.
                                       32

CERTAIN FEDERAL INCOME TAX CONSEQUENCES
     THE FOLLOWING IS A DISCUSSION OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE CORPORATE MERGER. THE DISCUSSION IS INCLUDED FOR GENERAL INFORMATION PURPOSES ONLY AND MAY NOT APPLY TO SPECIAL SITUATIONS, SUCH AS HFC STOCKHOLDERS, IF ANY, WHO RECEIVED THEIR HFC COMMON STOCK UPON THE EXERCISE OF EMPLOYEE STOCK OPTIONS OR OTHERWISE AS COMPENSATION, THAT HOLD THEIR HFC COMMON STOCK AS PART OF A "STRADDLE" OR "CONVERSION TRANSACTION", OR THAT ARE INSURANCE COMPANIES, SECURITIES DEALERS, FINANCIAL INSTITUTIONS OR FOREIGN PERSONS.
     Sullivan & Cromwell, special counsel for FUNC, has advised FUNC and HFC that, in its opinion:
           (i) No gain or loss will be recognized for federal income tax purposes by HFC stockholders upon the exchange in the Corporate Merger of shares of HFC Common Stock solely for FUNC Common Shares (except with respect to cash received in lieu of a fractional share interest in FUNC Common Stock).
           (ii) The basis of FUNC Common Shares received in the Corporate Merger by HFC stockholders (including the basis of any fractional share interest in FUNC Common Stock) will be the same as the basis of the shares of HFC Common Stock surrendered in exchange therefor.
          (iii) The holding period of the FUNC Common Shares received in the Corporate Merger by an HFC stockholder (including the holding period of any fractional share interest in FUNC Common Stock) will include the holding period during which the shares of HFC Common Stock surrendered in exchange therefor were held by the HFC stockholder, provided such shares of HFC Common Stock were held as capital assets.
           (iv) Cash received by a holder of HFC Common Stock in lieu of a fractional share interest in FUNC Common Stock will be treated as received for such fractional share interest and, provided the fractional share would have constituted a capital asset in the hands of such holder, the holder should in general recognize capital gain or loss in an amount equal to the difference between the amount of cash received and the portion of the adjusted tax basis in the HFC Common Stock allocable to the fractional share interest.
     In addition, consummation of the Mergers is conditioned, among other things, on receipt by FUNC and HFC of an opinion of Sullivan & Cromwell, dated as of the Effective Date, to the effect that (i) the Corporate Merger constitutes a reorganization under Section 368 of the Code, and (ii) no gain or loss will be recognized by HFC stockholders who receive FUNC Common Shares in exchange for their shares of HFC Common Stock, except that gain or loss may be recognized as to cash received in lieu of fractional share interests. The tax opinions of Sullivan & Cromwell summarized above are or will be based, among other things, on representations relating to certain facts and circumstances of, and the intentions of the parties to, the Corporate Merger.
     BECAUSE CERTAIN TAX CONSEQUENCES OF THE CORPORATE MERGER MAY VARY DEPENDING UPON THE PARTICULAR CIRCUMSTANCES OF EACH HFC STOCKHOLDER AND OTHER FACTORS, EACH STOCKHOLDER OF HFC IS URGED TO CONSULT SUCH HOLDER'S OWN TAX ADVISER TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO SUCH HOLDER OF THE CORPORATE MERGER (INCLUDING THE APPLICATION AND EFFECT OF STATE AND LOCAL INCOME AND OTHER TAX
LAWS).
BUSINESS PENDING CONSUMMATION
     Each of HFC and Home has agreed in the Merger Agreement not to take certain actions relating to the operation of each of them pending consummation of the Mergers, without the prior approval of FUNC, except as otherwise permitted in the Merger Agreement. These actions include, without limitation: (i) paying any dividends, other than the dividend on HFC Common Stock paid on July 12, 1996, or redeeming or otherwise acquiring any shares of its capital stock, or issuing any additional shares of its capital stock or giving any person the right to acquire any such shares; (ii) incurring any indebtedness for borrowed money or becoming liable for the obligations of any other entity other than in the ordinary course of business consistent with past practice; (iii) increasing the rate of compensation or paying any bonus to any of its directors, officers or employees other than normal individual increases in regular compensation in the ordinary course of business consistent with past practice; (iv) entering into or modifying any employment agreements or employee benefit plans; (v) disposing of any material portion of its assets or acquiring any portion of the business or property of any other entity which is material to HFC other than the AHSC Disposition; (vi) changing its lending, investment, liability management or other material banking policies; (vii) settling any claims involving any liability for material money damages or restrictions on the operations of HFC;
                                       33
or (viii) entering into, terminating or changing any material agreements other than in the ordinary course of business consistent with past practice, except for those agreements that are terminated by HFC without penalty upon not more than 60 days' prior written notice.
     The Merger Agreement also provides that, consistent with generally accepted accounting principles, each of HFC and Home will use its best efforts to modify its loan, litigation, and other reserve and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to be consistent on a mutually satisfactory basis with those of FUNC, provided that HFC and Home shall not be obligated to take any such action until all regulatory approvals described below under " -- Regulatory Approvals" have been obtained and HFC and Home are reasonably satisfied that the Mergers will be promptly consummated in accordance with the Merger Agreement and in no event until the day prior to the Effective Date.
     HFC has agreed that no new assets shall be transferred to or acquired by AHSC prior to the AHSC Disposition without the prior written consent of FUNC.
     Additionally, HFC has made certain representations to FUNC in connection with the AHSC Disposition regarding HFC's ability to file consolidated tax returns.
REGULATORY APPROVALS
     Consummation of the Corporate Merger is subject to receipt of the prior approval by the Federal Reserve Board under the BHCA. Consummation of the Bank Merger is subject to receipt of the prior approval by the OCC under both the Bank Merger Act ("BMA") and Section 5(d)(3) of the Federal Deposit Insurance Act ("FDI Act") and is subject to prior notice to the OTS under various OTS regulations. The BMA requires that the relevant regulatory agency take into consideration, among other factors, the financial and managerial resources and future prospects of the institutions and the convenience and needs of the communities to be served. The BMA prohibits the OCC from approving the Bank Merger (i) if such transaction would result in a monopoly or be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States, or (ii) if the effect of such transaction in any section of the country may be substantially to lessen competition or to tend to create a monopoly, or if it would in any other manner be a restraint of trade, unless the relevant regulatory agency finds that the anti-competitive effects of such merger are clearly outweighed by the public interest and by the probable effect of the transaction in meeting the convenience and needs of the communities to be served. Under the BHCA, the Federal Reserve Board considers whether the proposed transaction can reasonably be expected to produce benefits to the public, such as greater convenience, increased competition, or gains in efficiency, that outweigh possible adverse effects, such as undue concentration of resources, decreased or unfair competition, conflicts of interests, or unsound banking practices. The relevant regulatory agency has the authority to deny an application if it concludes that the combined organization would have an inadequate capital position or if the acquiring organization does not meet the requirements of the Community Reinvestment Act of 1977. Under the BMA and the FDI Act, the Bank Merger may not be consummated until the 15th day following the dates of each of the requisite approvals, during which periods the U.S. Department of Justice may comment adversely on the transaction (which has the effect of extending the waiting period to the 30th day following approval) or challenge such merger on antitrust grounds. The commencement of an antitrust action would stay the effectiveness of such an approval unless a court specifically orders otherwise.
     An application pursuant to the BMA and the FDI Act is expected to be filed with the OCC in the near future; and an application pursuant to the BHCA is expected to be filed with the Federal Reserve Board in the near future. The required notice is expected to be filed with the OTS in the near future.
     THE CORPORATE MERGER AND THE BANK MERGER CANNOT PROCEED IN THE ABSENCE OF THE REQUISITE REGULATORY APPROVALS. THERE CAN BE NO ASSURANCE THAT SUCH REGULATORY APPROVALS WILL BE OBTAINED, AND, IF THE CORPORATE MERGER AND THE BANK MERGER ARE APPROVED, THERE CAN BE NO ASSURANCE AS TO THE DATE OF ANY SUCH APPROVAL. THERE CAN ALSO BE NO ASSURANCE THAT ANY SUCH APPROVALS WILL NOT CONTAIN A CONDITION OR REQUIREMENT WHICH CAUSES SUCH APPROVALS TO FAIL TO SATISFY THE CONDITIONS SET FORTH IN THE MERGER AGREEMENT AND DESCRIBED BELOW UNDER " -- CONDITIONS TO CONSUMMATION; TERMINATION". THERE CAN LIKEWISE BE NO ASSURANCE THAT THE U.S. DEPARTMENT OF JUSTICE OR A STATE ATTORNEY GENERAL WILL NOT CHALLENGE THE CORPORATE MERGER OR THE BANK MERGER OR, IF SUCH A CHALLENGE IS MADE, AS TO THE RESULT THEREOF.
                                       34

CONDITIONS TO CONSUMMATION; TERMINATION
     Consummation of the Mergers is subject, among other things, to: (i) approval of the Merger Agreement by the requisite vote of the stockholders of HFC; (ii) receipt of the regulatory approvals referred to above without any restrictions or conditions which, in the opinion of FUNC, would so materially adversely impact the economic or business benefits to FUNC of the transactions contemplated by the Merger Agreement so as to render inadvisable the consummation of the Mergers; (iii) no court or governmental or regulatory authority having taken any action which enjoins or prohibits the Mergers; (iv) receipt by FUNC and HFC of the opinion of Sullivan & Cromwell, dated as of the Effective Date, as to certain federal income tax consequences of the Corporate Merger; (v) the FUNC Common Shares having been approved for listing on the NYSE, subject to official notice of issuance; and (vi) completion of the AHSC Disposition.
     Consummation of the Mergers is also subject to the satisfaction or waiver of various other conditions specified in the Merger Agreement, including, among others: (i) the delivery by HFC and FUNC, each to the other, of (a) opinions of their respective counsel, and (b) certificates executed by certain of their respective executive officers as to compliance with the Merger Agreement; (ii) the accuracy of the representations and warranties, and compliance in all material respects with the agreements and covenants, of the parties to the Merger Agreement; (iii) the receipt by FUNC of a letter from HFC's independent certified public accountants, dated as of or shortly prior to the Effective Date, with respect to HFC's financial position and results of operations; and
(iv) the receipt by FUNC of an agreement from each "affiliate" of HFC restricting the sale of FUNC Common Shares received by such affiliate in the Corporate Merger. See "RESALE OF FUNC COMMON SHARES".
     The Merger Agreement provides that, whether before or after the Special Meeting and notwithstanding the approval of the Merger Agreement by the stockholders of HFC, the Merger Agreement may be terminated and the Mergers abandoned at any time prior to the Effective Date: (i) by mutual consent of FUNC and HFC; or (ii) by either the Board of Directors of FUNC or the HFC Board (a) if the stockholders of HFC fail to approve the Merger Agreement, (b) in the event of a breach by the other party of any representation, warranty, or covenant contained in the Merger Agreement, which breach is not cured after 30 days' written notice thereof is given to the party committing such breach, or
(c) if the Corporate Merger is not consummated on or before May 1, 1997. See
" -- Expenses; Termination Fee".
     The HFC Board may also terminate the Merger Agreement, at its sole option, in the event of an FUNC Common Stock Decline unless FUNC elects, at its sole option, to increase the Exchange Ratio as provided in the Merger Agreement. See " -- Possible Common Stock Exchange Ratio Adjustment; DECLINE ADJUSTMENT". WAIVER; AMENDMENT
     Prior to the Effective Date, any provision of the Merger Agreement may be:
(i) waived by the party benefitted by the provision; or (ii) amended or modified at any time (including the structure of the transaction) by an agreement in writing among the parties thereto approved by their respective Boards of Directors and executed in the same manner as the Merger Agreement, provided that after approval by the stockholders of HFC, the consideration to be received by the stockholders of HFC may not thereby be decreased.
ACCOUNTING TREATMENT
     It is expected that the purchase method of accounting will be used to reflect the Corporate Merger upon consummation. As required by generally accepted accounting principles, under purchase accounting, the assets and liabilities of HFC as of the Effective Date will be recorded at their respective fair market values and added to those of FUNC. Financial statements of FUNC issued after consummation of the Corporate Merger would reflect such values. Financial statements of FUNC issued before consummation of the Corporate Merger would not be restated to reflect the acquired company's historical financial position or results of operations. The unaudited pro forma financial information contained in this Prospectus/Proxy Statement has been prepared using the purchase accounting basis to account for the Corporate Merger.
     Pooling of interests method of accounting was used to reflect the FFB acquisition by FUNC. As required by generally accepted accounting principles, under pooling of interests accounting, as of January 1, 1996, the effective date of the FFB acquisition, the assets and liabilities of FFB were added to those of FUNC at their recorded book values and the stockholders' equity accounts of FUNC and FFB were combined on FUNC's consolidated balance sheet. On a pooling of interests accounting basis, income and other financial statements of FUNC for periods ended prior to January 1, 1996, have been restated to reflect the consolidated combined financial position and results of operations of FUNC and FFB as if the FFB acquisition had taken place prior to the periods covered by such financial statements.
                                       35

EXPENSES; TERMINATION FEE
     All expenses incurred by or on behalf of the parties in connection with the Merger Agreement and the transactions contemplated thereby shall be borne by the party incurring the same, except that printing expenses will be shared equally by FUNC and HFC.
     FUNC shall be entitled to the Termination Fee of $17 million from HFC following the occurrence of a Payment Event provided FUNC shall have sent written notice of such entitlement within 90 days after its awareness of such occurrence. FUNC's right to receive the Termination Fee shall terminate if any of the following occurs prior to a Payment Event: (i) the Effective Date; (ii) termination of the Merger Agreement in accordance with its terms if such termination occurs prior to the occurrence of a Preliminary Payment Event, except termination by FUNC due to a breach by HFC; (iii) termination of the Merger Agreement following the occurrence of a Preliminary Payment Event and the passage of 18 months after such termination; or (iv) termination of the Merger Agreement by FUNC due to a breach by HFC and the passage of 18 months after such termination.
     A Preliminary Payment Event refers to any of the following events or transactions occurring after the date of the Merger Agreement:
          (i) HFC, without having received FUNC's prior written consent, shall have entered into an agreement to engage in any Acquisition Transaction (as hereinafter defined) with any person other than FUNC, or the HFC Board shall have recommended that the stockholders of HFC approve or accept any Acquisition Transaction with any person other than FUNC. "Acquisition Transaction" means (a) a merger or consolidation, or any similar transaction, involving HFC, (b) a purchase, lease or other acquisition of all or substantially all of the assets or deposits of HFC, (c) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing 20 percent or more of the voting power of HFC; provided that the term "Acquisition Transaction" does not include any internal merger or consolidation involving only HFC;
          (ii)(a) any person (other than FUNC) shall have acquired beneficial ownership or the right to acquire beneficial ownership of 20 percent or more of the outstanding shares of HFC Common Stock, or (b) any group, other than a group of which FUNC is a member, shall have been formed that beneficially owns 20 percent or more of the shares of HFC Common Stock then outstanding;
          (iii) any person other than FUNC shall have made a bona fide proposal to HFC or its stockholders, by public announcement or written communication that is or becomes the subject of public disclosure, to engage in an Acquisition Transaction (including, without limitation, any situation in which any person other than FUNC shall have commenced (as such term is defined in Rule 14d-2 under the Exchange Act) or shall have filed a registration statement under the Securities Act, with respect to a tender offer or exchange offer to purchase any shares of HFC Common Stock such that, upon consummation of such offer, such person would own or control 20 percent or more of the then outstanding shares of HFC Common Stock (such an offering referred to herein as a "Tender Offer" or an "Exchange Offer", respectively));
          (iv) after a proposal is made by a third party to HFC or its stockholders to engage in an Acquisition Transaction, or such third party states its intention to HFC to make such a proposal if the Merger Agreement terminates, HFC shall have knowingly breached any representation, covenant or obligation contained in the Merger Agreement and such breach would entitle FUNC to terminate the Merger Agreement (without regard to the cure period provided for in the Merger Agreement unless such cure is promptly effected without jeopardizing consummation of the Corporate Merger); or
          (v) the holders of shares of HFC Common Stock shall not have approved the Merger Agreement at the Special Meeting or the Special Meeting shall not have been held or shall have been canceled prior to termination of the Merger Agreement, in each case after any person (other than FUNC) shall have (a) made, or disclosed an intention to make, a bona fide proposal to engage in an Acquisition Transaction, or (b) commenced a Tender Offer or filed a registration statement under the Securities Act, with respect to an Exchange Offer.
          The term "Payment Event" shall mean either of the following events or transactions occurring after the date of the Merger Agreement:
          (a) the acquisition by any person, other than FUNC, alone or together with such person's affiliates and associates, or any group, of beneficial ownership of 25 percent or more of the outstanding shares of HFC Common Stock; or
          (b) the occurrence of a Preliminary Payment Event described in (x) clause (i) above, except that the percentage referred thereof shall be 25 percent, or (y) clause (v) above.
                                       36

     THE FOREGOING DISCUSSION IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE APPLICABLE PROVISIONS IN THE MERGER AGREEMENT RELATING TO A POSSIBLE OCCURENCE
OF A PAYMENT EVENT.
NO APPRAISAL RIGHTS
     The holders of HFC Common Stock do not have appraisal rights under applicable provisions of the DGCL.
MARKET PRICES
     The following table sets forth (i) the high and low last reported sale prices per share of FUNC Common Stock on the NYSE Tape (trading symbol, FTU), with respect to each quarterly period since January 1, 1994, (ii) the high and low last reported sale prices per share of HFC Common Stock on the Nasdaq National Market (trading symbol, HOFL), with respect to the quarterly periods
from October 24, 1994 through          , 1996, and the high and low last
reported sale prices per share of Home common stock on the Nasdaq National
Market with respect to the quarterly periods from January 1, 1994 through October 24, 1994, as adjusted to reflect stock dividends, stock splits and the ratio pursuant to which shares of Home common stock were exchanged for shares of HFC Common Stock in the Conversion, and (iii) the equivalent pro forma market values per share of HFC Common Stock, based on the .2262 Exchange Ratio. The
 .2262 Exchange Ratio used in the pro forma information assumes (a) there will be no adjustment to the $20.3 million purchase price for the sale of the AHSC
Assets pursuant to the AHSC Put, and (b) that the last reported sale price per share of FUNC Common Stock on the NYSE Tape on June 14, 1996 ($60.00), the last trading day before the date of the Merger Agreement was executed, will be the FTU Price. The actual Exchange Ratio will depend on whether there is a Decline Adjustment (which will not be known until shortly before the Effective Date) and/or the amount of the AHSC Adjustment (which will depend on (a) the FTU Price (which will not be known until shortly prior to the Effective Date), and (b) whether the AHSC Put is exercised (which may not be known until August 31, 1996)), as a result of which the Exchange Ratio may be greater or less than
 .2233 or .2262. The pro forma information presented would be different if the Exchange Ratio is different from .2262. Set forth on the cover page of the Prospectus/Proxy Statement is the last reported sale price per share of FUNC Common Stock on the NYSE Tape on the most recent practicable date prior to the mailing hereof. HFC stockholders are urged to obtain current quotations of the market price of FUNC Common Stock.

                                                              FUNC                                  HFC
                                                          COMMON STOCK                          COMMON STOCK
                                                    HIGH                LOW              HIGH                  LOW
1994
First quarter.................................   $    43 3/4             39 3/4             12 1/8               9 9/32
Second quarter................................        47 5/8             41 1/4             12 1/8               9 9/64
Third quarter.................................        47 1/4             43 1/4             12 7/8             10 63/64
Fourth quarter................................        45 1/4             39 3/8             11 1/4              9 19/32
1995
First quarter.................................        45 1/8             41 3/8             11 7/8              11 3/16
Second quarter................................        49 3/4             42 7/8             14 1/4               12
Third quarter.................................        51 3/8             45 1/4             15 7/8               13 7/8
Fourth quarter................................        58 7/8             49 5/8             16 1/4               14 3/8
1996
First quarter.................................        62 7/8             51 1/2             15 5/8               13 7/8
Second quarter................................        64 5/8             57 1/2             14 7/8               12 5/8
Third quarter (through          , 1996).......   $
                                                       EQUIVALENT PRO FORMA
                                                         PER SHARE OF HFC
                                                         COMMON STOCK (1)
                                                    HIGH                  LOW
1994
First quarter.................................         9 7/8                 8 7/8
Second quarter................................        10 3/4                 9 1/4
Third quarter.................................        10 5/8                 9 3/4
Fourth quarter................................        10 1/8                 8 7/8
1995
First quarter.................................        10 1/8                 9 1/4
Second quarter................................        11 1/4                 9 5/8
Third quarter.................................        11 1/2                10 1/8
Fourth quarter................................        13 1/4                11 1/8
1996
First quarter.................................        14 1/8                11 5/8
Second quarter................................        14 1/2                13
Third quarter (through          , 1996).......

(1) Equivalent pro forma market values per share of HFC Common Stock amounts represent the high and low last reported sales prices per share of FUNC Common Stock multiplied by the .2262 Exchange Ratio, rounded down to the nearest one-eighth.
     On June 14, 1996, the last business day prior to public announcement of the execution of the Merger Agreement, the last reported sale prices per share of FUNC Common Stock on the NYSE Tape and of HFC Common Stock on the Nasdaq
National Market were $60.00 and $13.625, respectively. On        , 1996, such
prices were $       and $       , respectively.
                                       37

     FUNC expects to repurchase in the open market a number of shares of FUNC Common Stock equal to (i) the 6.0 million FUNC Common Shares expected to be issued in the Corporate Merger, and (ii) the 6.8 million shares of FUNC Common Stock expected to be issued in connection with the pending CFC acquisition. In 1994, FUNC repurchased 4.9 million shares of FUNC Common Stock at a cost of $212 million; during 1995, 20 million shares at a cost of $965 million; and from January 1, 1996 to the most recent practicable date prior to the mailing of this
Prospectus/Proxy Statement,    million shares at a cost of $   million.
     The Merger Agreement provides for the filing of a listing application with the NYSE covering the FUNC Common Shares. It is a condition to consummation of the Corporate Merger that the FUNC Common Shares be authorized for listing on the NYSE effective upon official notice of issuance. See " -- Conditions to Consummation; Termination".
DIVIDENDS
     The following table sets forth the cash dividends paid on (i) FUNC Common Stock, and (ii) HFC Common Stock (Home common stock prior to October 24, 1994) as adjusted to reflect stock dividends, stock splits and the ratio pursuant to which shares of Home common stock were exchanged for shares of HFC Common Stock in the Conversion, with respect to each calendar quarter since January 1, 1994, and the equivalent pro forma cash dividends paid per share of HFC Common Stock, based on the .2262 Exchange Ratio. The .2262 Exchange Ratio used in the pro forma information assumes (a) there will be no adjustment to the $20.3 million purchase price for the sale of the AHSC Assets pursuant to the AHSC Put, and (b) that the last reported sale price per share of FUNC Common Stock on the NYSE Tape on June 14, 1996 ($60.00), the last trading day before the date the Merger Agreement was executed, will be the FTU Price. The actual Exchange Ratio will depend on whether there is a Decline Adjustment (which will not be known until shortly before the Effective Date) and/or the amount of the AHSC Adjustment (which will depend on (i) the FTU Price (which will not be known until shortly prior to the Effective Date), and (ii) whether the AHSC Put is exercised (which may not be known until August 31, 1996)), as a result of which the Exchange Ratio may be greater or less than .2233 or .2262. The pro forma information presented would be different if the Exchange Ratio is different from .2262. Set forth on the cover page of the Prospectus/Proxy Statement is the last reported sale price per share of FUNC Common Stock on the NYSE Tape on the most recent practicable date prior to the mailing hereof. HFC stockholders are urged to obtain current quotations of the market price of FUNC Common Stock.

                                                                                                          EQUIVALENT PRO FORMA
                                                                              FUNC            HFC           PER SHARE OF HFC
                                                                          COMMON STOCK    COMMON STOCK      COMMON STOCK (1)
1994
First quarter..........................................................       $.40            .088                0.090
Second quarter.........................................................        .40            .088                0.090
Third quarter..........................................................        .46            .175                0.105
Fourth quarter.........................................................        .46           --                   0.105
1995
First quarter..........................................................        .46            .075                0.105
Second quarter.........................................................        .46            .100                0.105
Third quarter..........................................................        .52            .130                0.120
Fourth quarter.........................................................        .52            .150                0.120
1996
First quarter..........................................................        .52            .200                0.120
Second quarter.........................................................        .52            .200                0.120
Third quarter..........................................................       $.58            .200                0.130

(1) Equivalent pro forma cash dividends paid per share of HFC Common Stock amounts represent FUNC historical dividend rates per share multiplied by the .2262 Exchange Ratio, rounded to the nearest one-half cent. The current annualized dividend rate per share for FUNC Common Stock, based upon the most recently declared quarterly dividend of $.58 per share payable on September 15, 1996, would be $2.32. On an equivalent pro forma basis, such current annualized FUNC dividend per share of HFC Common Stock would be $0.52, based on the .2262 Exchange Ratio, rounded up to the nearest cent. Any future FUNC and HFC dividends are dependent upon their respective earnings and financial condition, government regulations and policies and other factors. HFC has agreed in the Merger Agreement to pay no further dividends on HFC Common Stock before the Effective Date (other than the dividend paid on July 12, 1996).
                                       38

     See "FUNC -- Certain Regulatory Considerations; PAYMENTS OF DIVIDENDS" and "DESCRIPTION OF FUNC CAPITAL STOCK".
                                      HFC
GENERAL
     Financial and other information relating to HFC, including information about HFC's directors and executive officers, is set forth in HFC's 1995 Annual Report on Form 10-K, 1996 First, Second and Third Quarter Reports on Form 10-Q, 1996 Annual Meeting Proxy Statement and 1996 Current Reports on Form 8-K, copies of which may be obtained from HFC as indicated under "AVAILABLE INFORMATION". HISTORY AND BUSINESS
     HFC is a Delaware corporation that was organized in March 1994. On October 24, 1994, in connection with the Conversion, HFC acquired 100 percent of the capital stock of Home, sold 17,435,432 shares of common stock in a subscription offering for a purchase price of $10.00 per share (the "Offering"), and issued 6,963,439 shares of common stock in exchange for 5,228,286 shares of Home's common stock held by stockholders other than the Mutual Holding Company. As of June 30, 1996, the primary assets of HFC consist of its wholly owned subsidiaries, AHSC and Home. HFC is registered as a savings and loan holding company with the OTS. At June 30, 1996, HFC had assets of $1.2 billion, net loans of $218 million, deposits of $888 million and stockholders' equity of $302 million.
     Home is a federally chartered stock savings bank headquartered in Hollywood, Florida. Home conducts operations through its main office and seven branch offices in Broward and Dade Counties, which are located in Southeast Florida, and Highlands County, which is located in Central Florida. The Bank's deposits are insured by the FDIC under the Savings Association Insurance Fund ("SAIF"). The Bank has been a member of the Federal Home Loan Bank System since 1955.
     Home is primarily engaged in the business of attracting deposits from the general public and investing such deposits, and other available funds, in mortgage-backed securities and other mortgage related securities including collateralized mortgage obligations, other securities, mortgage loans secured by one- to four-family residential real estate, multifamily and commercial real estate, and to a lesser extent, consumer loans. Since the early 1980s Home has emphasized investment in medium-term mortgage securities because of the higher interest rate risk inherent in originating long-term fixed-rate loans for retention in its portfolio and the highly competitive Florida market for mortgage loan originations. Historically Home has focused on investing in mortgage securities rather than expanding its lending, underwriting and administrative staff to the levels that management believes would be necessary to adequately underwrite, originate and service large volumes of mortgage loans. Home's policy is to originate fixed-rate and adjustable-rate mortgage loans primarily for retention in its loan portfolio. Home's revenues are derived principally from interest on mortgage securities, interest and dividends on other securities, and interest and fees on loans. Home's primary sources of funds are deposits, and principal and interest payments on mortgage securities and loans.
     AHSC was formed as a subsidiary of Home in 1970 to engage in the business of acquiring and developing land in the Highlands County area, and immediately prior to September 30, 1995, the assets of AHSC consisted primarily of such undeveloped land. In September 1995 Home transferred substantially all of its REO property to AHSC, and AHSC became a subsidiary of HFC. In addition to the undeveloped land and the REO property transferred to AHSC from Home, HFC transferred several multifamily residential real estate loans to AHSC, and beginning in November 1995, AHSC began to originate a limited number of loans. The loans held and/or originated by AHSC did not meet OTS regulatory requirements for Home or were inconsistent with Home's internal policies because either they exceeded Home's regulatory or internal loan-to-value limitations, the collateral on the loans was inconsistent with collateral based loans normally originated by Home, or the return on the investment was heavily dependent on the performance of the collateral. The AHSC Assets were sold on July 5, 1996. See "THE MERGERS -- Possible Exchange Ratio Adjustments; AHSC ADJUSTMENT".
     HFC's and Home's executive offices are located at 1720 Harrison Street, Hollywood, Florida 33020, and their telephone number is (954) 925-3330.
                                       39

                                      FUNC
GENERAL
     Financial and other information relating to FUNC, including information relating to FUNC's directors and executive officers, is set forth in FUNC's 1995 Annual Report on Form 10-K, 1996 First and Second Quarter Reports on Form 10-Q, 1996 Annual Meeting Proxy Statement and 1996 Current Reports on Form 8-K, copies of which may be obtained from FUNC as indicated under "AVAILABLE INFORMATION". HISTORY AND BUSINESS
     FUNC was incorporated under the laws of North Carolina in 1967 and is registered as a bank holding company under the BHCA. Pursuant to a corporate reorganization in 1968, First Union National Bank of North Carolina ("FUNB-NC") and First Union Mortgage Corporation, a mortgage banking firm acquired by FUNB-NC in 1964, became subsidiaries of FUNC.
     In addition to Florida and North Carolina, FUNC also operates banks in Connecticut, Delaware, New York, New Jersey, South Carolina, Florida, Georgia, Tennessee, Virginia, Maryland and Washington, D.C. In addition to providing a wide range of commercial and retail banking and trust services through its banking subsidiaries, FUNC also provides various other financial services, including mortgage banking, capital markets services, insurance and securities' brokerage services, through other subsidiaries.
     Since the 1985 Supreme Court decision upholding regional interstate banking legislation, FUNC has concentrated its efforts on building a large, regional banking organization in what it perceives to be some of the better banking markets in the eastern region of the United States. Since November 1985, FUNC has completed 65 banking-related acquisitions, and currently has pending four banking-related acquisitions, including the more significant acquisitions (I.E., involving the acquisition of $3.0 billion or more of assets or deposits) set forth in the following table.

                                                                     ASSETS/             CONSIDERATION/
                    NAME                         HEADQUARTERS     DEPOSITS(1)(2)      ACCOUNTING TREATMENT      COMPLETION DATE
Atlantic Bancorporation......................   Florida           $  3.8 billion    common stock/pooling        November 1985
Northwestern Financial Corporation...........   North Carolina       3.0 billion    common stock/pooling        December 1985
First Railroad & Banking Company of
  Georgia....................................   Georgia              3.7 billion    common stock/pooling        November 1986
Florida National Banks of Florida, Inc.......   Florida              7.9 billion    cash and preferred          January 1990
                                                                                    stock/purchase
Southeast banks..............................   Florida              9.9 billion    cash, notes and preferred   September 1991
                                                                                    stock/
                                                                                    purchase
Resolution Trust Company ("RTC")                                     5.3 billion    cash/purchase               1991-1994
  acquisitions...............................   Florida,
                                                Georgia,
                                                Virginia
Dominion Bankshares Corporation..............   Virginia             8.9 billion    common stock and            March 1993
                                                                                    preferred stock/pooling
Georgia Federal Bank, FSB....................   Georgia              4.0 billion    cash/purchase               June 1993
First American Metro Corp....................   Virginia             4.6 billion    cash/purchase               June 1993
American Savings of Florida, F.S.B...........   Florida              3.3 billion    common stock/purchase       July 1995
FFB..........................................   New Jersey,
                                                Pennsylvania        35.4 billion    common stock and            January 1996
                                                                                    preferred stock/pooling
CFC..........................................   Connecticut       $  4.0 billion    common stock/purchase       pending

(1) The dollar amounts indicated represent the assets of the related organization as of the last reporting period prior to acquisition, except for (i) the dollar amount relating to RTC acquisitions, which represents savings and loan deposits acquired from the RTC, and (ii) the dollar amount relating to Southeast banks, which represent assets of the two banking subsidiaries of Southeast Banking Corporation acquired from the FDIC.
(2) In addition, FUNC purchased Lieber & Company ("Lieber"), a mutual fund advisory company with approximately $3.4 billion in assets under management, in June 1994. Since such assets are not owned by Lieber, they are not reflected on FUNC's balance sheet.
                                       40

     FUNC is continually evaluating acquisition opportunities and frequently conducts due diligence activities in connection with possible acquisitions. As a result, acquisition discussions and, in some cases, negotiations frequently take place and future acquisitions involving cash, debt or equity securities can be expected. Acquisitions typically involve the payment of a premium over book and market values, and therefore some dilution of FUNC's book value and net income per common share may occur in connection with any future transactions.
CERTAIN REGULATORY CONSIDERATIONS
     AS A BANK HOLDING COMPANY, FUNC IS SUBJECT TO REGULATION UNDER THE BHCA AND TO ITS EXAMINATION AND REPORTING REQUIREMENTS. THE FOLLOWING DISCUSSION SETS FORTH CERTAIN OF THE MATERIAL ELEMENTS OF THE REGULATORY FRAMEWORK APPLICABLE TO BANK HOLDING COMPANIES AND THEIR SUBSIDIARIES AND PROVIDES CERTAIN SPECIFIC INFORMATION RELEVANT TO FUNC. TO THE EXTENT THAT THE FOLLOWING INFORMATION DESCRIBES STATUTORY AND REGULATORY PROVISIONS, IT IS QUALIFIED IN ITS ENTIRETY
BY REFERENCE TO THE APPLICABLE STATUTORY AND REGULATORY PROVISIONS. A CHANGE IN APPLICABLE STATUTES, REGULATIONS OR REGULATORY POLICY MAY HAVE A MATERIAL EFFECT ON THE BUSINESS OF FUNC.
  GENERAL
     FUNC is a bank holding company within the meaning of the BHCA and is registered as such with the Federal Reserve Board. Under the BHCA, bank holding companies may not directly or indirectly acquire the ownership or control of more than five percent of the voting shares or substantially all of the assets of any company, including a bank, without the prior approval of the Federal Reserve Board. See "THE MERGERS -- Regulatory Approvals". In addition, bank holding companies are generally prohibited under the BHCA from engaging in nonbanking activities, subject to certain exceptions.
     The earnings of FUNC are affected by general economic conditions, management policies and the legislative and governmental actions of various regulatory authorities, including the Federal Reserve Board, the OCC and the FDIC. In addition, there are numerous governmental requirements and regulations which affect the activities of FUNC.
  PAYMENT OF DIVIDENDS
     FUNC is a legal entity separate and distinct from its banking and other subsidiaries. A major portion of FUNC's revenues result from amounts paid as dividends to FUNC by its national bank subsidiaries. The prior approval of the OCC is required if the total of all dividends declared by a national bank in any calendar year will exceed the sum of such bank's net profits for that year and its retained net profits for the preceding two calendar years, less any required transfers to surplus. Federal law also prohibits any national bank from paying dividends which would be greater than such bank's undivided profits after deducting statutory bad debt in excess of such bank's allowance for loan losses.
     In addition to its national bank subsidiaries, FUNC has two state-chartered bank subsidiaries each of which is subject to dividend limitations under applicable state laws.
     Under the foregoing dividend restrictions and certain restrictions applicable to certain of FUNC's nonbanking subsidiaries, as of June 30, 1996, FUNC's subsidiaries, without obtaining affirmative governmental approvals, could pay aggregate dividends of $792 million to FUNC. In the first six months of
1996, FUNC's subsidiaries paid $427 million in cash dividends to FUNC.
     In addition, FUNC and its bank subsidiaries are subject to various general regulatory policies and requirements relating to the payment of dividends, including requirements to maintain adequate capital above regulatory minimums. The appropriate federal regulatory authority is authorized to determine under certain circumstances relating to the financial condition of a national bank or bank holding company that the payment of dividends would be an unsafe or unsound practice and to prohibit payment thereof. The OCC (the appropriate agency with respect to FUNC's national bank subsidiaries) and the FDIC (the appropriate agency with respect to FUNC's state-chartered bank subsidiaries) have indicated that paying dividends that deplete a bank's capital base to an inadequate level would be an unsound and unsafe banking practice. The OCC, the FDIC and the Federal Reserve Board have each indicated that banking organizations should generally pay dividends only out of current operating earnings.
  BORROWINGS
     There are also various legal restrictions on the extent to which each of FUNC and its nonbank subsidiaries can borrow or otherwise obtain credit from its bank subsidiaries. In general, these restrictions require that any such extensions of credit must
                                       41
be secured by designated amounts of specified collateral and are limited, as to any one of FUNC or such nonbank subsidiaries, to ten percent of the lending bank's capital stock and surplus, and as to FUNC and all such nonbank subsidiaries in the aggregate, to 20 percent of such lending bank's capital stock and surplus.
  CAPITAL
     The minimum guidelines for the ratio of capital to risk-weighted assets (including certain off-balance sheet activities, such as standby letters of credit) is eight percent. At least half of the total capital is to be composed of common equity, retained earnings and a limited amount of qualifying perpetual preferred stock, less certain intangibles ("tier 1 capital" and, together with tier 2 capital, "total capital"). The remainder may consist of subordinated debt, qualifying preferred stock and a limited amount of the loan loss allowance ("tier 2 capital"). At June 30, 1996, FUNC's tier 1 and total capital ratios were 7.11 percent and 11.94 percent, respectively. On an FUNC and HFC combined basis, such ratios at June 30, 1996, would have been 7.09 percent and 11.91 percent, respectively.
     In addition, the Federal Reserve Board has established minimum leverage ratio guidelines for bank holding companies. These guidelines provide for a minimum leverage ratio of tier 1 capital to adjusted average quarterly assets ("leverage ratio") equal to three percent for bank holding companies that meet certain specified criteria, including having the highest regulatory rating. All other bank holding companies will generally be required to maintain a leverage ratio of from at least four to five percent. FUNC's leverage ratio at June 30, 1996, was 5.60 percent. On an FUNC and HFC combined basis, such ratio at June
30, 1996, would have been 5.55 percent. The guidelines also provide that bank holding companies experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels without significant reliance on intangible assets. Furthermore, the guidelines indicate that the Federal Reserve Board will continue to consider a "tangible tier 1 leverage ratio" (deducting all intangibles) in evaluating proposals for expansion or new activity. The Federal Reserve Board has not advised FUNC of any specific minimum leverage ratio or tangible tier 1 leverage ratio applicable to it.
     Each of FUNC's subsidiary banks is subject to similar capital requirements adopted by the OCC or the FDIC. Each of FUNC's subsidiary banks had a leverage ratio in excess of 5.22 percent, as of June 30, 1996. The federal banking agencies have not advised any of the subsidiary national banks of any specific minimum leverage ratio applicable to it.
     Banking regulators continue to indicate their desire to raise capital requirements applicable to banking organizations, including a proposal to add an interest rate risk component to risk-based capital guidelines.
  FIRREA
     The Financial Institutions Reform, Recovery and Enforcement Act of 1989 ("FIRREA"), among other things, imposes liability on an institution the deposits of which are insured by the FDIC, such as FUNC's subsidiary national banks, for certain potential obligations to the FDIC incurred in connection with other FDIC-insured institutions under common control with such institution.
     Under the National Bank Act, if the capital stock of a national bank is impaired by losses or otherwise, the OCC is authorized to require payment of the deficiency by assessment upon the bank's stockholders, pro rata and, to the extent necessary, if any such assessment is not paid by any stockholder after three months notice, to sell the stock of such stockholder to make good the deficiency. Under Federal Reserve Board policy, FUNC is expected to act as a source of financial strength to each of its subsidiary banks and to commit resources to support each of such subsidiaries. This support may be required at times when, absent such Federal Reserve Board policy, FUNC may not find itself willing or able to provide it.
     Any capital loans by a bank holding company to any of its subsidiary banks are subordinate in right of payment to deposits and to certain other indebtedness of such subsidiary banks. In the event of a bank holding company's bankruptcy, any commitment by the bank holding company to a federal bank regulatory agency to maintain the capital of a subsidiary bank will be assumed by the bankruptcy trustee and entitled to a priority of payment.
  FDICIA
     The Federal Deposit Insurance Corporation Improvement Act of 1991 (as amended, "FDICIA"), among other things, requires the federal banking agencies to take "prompt corrective action" in respect of depository institutions that do not meet minimum capital requirements. The FDICIA establishes five capital tiers: "well capitalized"; "adequately capitalized"; "undercapitalized"; "significantly undercapitalized"; and "critically undercapitalized". A depository institution's capital tier will depend upon how its capital levels compare to various relevant capital measures and certain other factors, as established by regulation.
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     The regulatory agencies adopted regulations establishing relevant capital measures and relevant capital levels applicable to FDIC-insured banks. The relevant capital measures are the total capital ratio, tier 1 capital ratio and the leverage ratio. Under the regulations, an FDIC-insured bank will be (i)
"well capitalized" if it has a total capital ratio of ten percent or greater, a tier 1 capital ratio of six percent or greater and a leverage ratio of five percent or greater and is not subject to any order or written directive to meet and maintain a specific capital level for any capital measure; (ii) "adequately capitalized" if it has a total capital ratio of eight percent or greater, a tier 1 capital ratio of four percent or greater and a leverage ratio of four percent or greater (three percent in certain circumstances) and is not "well capitalized"; (iii) "undercapitalized" if it has a total capital ratio of less than eight percent, a tier 1 capital ratio of less than four percent or a leverage ratio of less than four percent (three percent in certain circumstances); (iv) "significantly undercapitalized" if it has a total capital ratio of less than six percent, a tier 1 capital ratio of less than three percent or a leverage ratio of less than three percent; and (v) "critically undercapitalized" if its tangible equity is equal to or less than two percent of average quarterly tangible assets. As of June 30, 1996, all of FUNC's FDIC-insured subsidiary banks had capital levels that qualify them as being
"well capitalized" under such regulations.
     FDICIA generally prohibits a depository institution from making any capital distribution (including payment of a dividend) or paying any management fee to its holding company if the depository institution would thereafter be "undercapitalized". "Undercapitalized" depository institutions are subject to growth limitations and are required to submit a capital restoration plan. The federal banking agencies may not accept a capital plan without determining, among other things, that the plan is based on realistic assumptions and is likely to succeed in restoring the depository institution's capital. In addition, for a capital restoration plan to be acceptable, the depository institution's parent holding company must guarantee that the institution will comply with such capital restoration plan. The aggregate liability of the parent holding company is limited to the lesser of: (i) an amount equal to five percent of the depository institution's total assets at the time it became "undercapitalized"; and (ii) the amount which is necessary (or would have been necessary) to bring the institution into compliance with all capital standards applicable with respect to such institution as of the time it fails to comply with the plan. If a depository institution fails to submit an acceptable plan, it is treated as if it is "significantly undercapitalized".
     "Significantly undercapitalized" insured depository institutions may be subject to a number of requirements and restrictions, including orders to sell sufficient voting stock to become "adequately capitalized", requirements to reduce total assets, and cessation of receipt of deposits from correspondent banks. "Critically undercapitalized" institutions are subject to the appointment of a receiver or conservator.
  DEPOSITOR PREFERENCE STATUTE
     Legislation has been enacted providing that deposits and certain claims for administrative expenses and employee compensation against an insured depository institution would be afforded a priority over other general unsecured claims against such an institution, including federal funds and letters of credit, in the "liquidation or other resolution" of such an institution by any receiver.
  INTERSTATE BANKING AND BRANCHING LEGISLATION
     The Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994
(the "IBBEA") authorizes interstate acquisitions of banks and bank holding companies without geographic limitation beginning one year after enactment. In addition, beginning June 1, 1997, a bank may merge with a bank in another state as long as neither of the states has opted out of interstate branching between the date of enactment of the IBBEA and May 31, 1997. The IBBEA further provides that states may enact laws permitting interstate merger transactions prior to June 1, 1997. A bank may establish and operate a DE NOVO branch in a state in which the bank does not maintain a branch if that state expressly permits DE
NOVO branching. Once a bank has established branches in a state through an interstate merger transaction, the bank may establish and acquire additional branches at any location in the state where any bank involved in the interstate merger transaction could have established or acquired branches under applicable federal or state law. A bank that has established a branch in a state through DE NOVO branching may establish and acquire additional branches in such state in the same manner and to the same extent as a bank having a branch in such state as a result of an interstate merger. If a state opts out of interstate branching within the specified time period, no bank in any other state may establish a branch in the opting out state, whether through an acquisition or DE NOVO.
  FDIC INSURANCE ASSESSMENTS
     Effective January 1, 1996, the FDIC regulations on insurance assessments were amended to establish a new assessment rate schedule of zero to 27 cents per $100.00 of deposits in replacement of the existing schedule of four to 31 cents per
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$100.00 of deposits for institutions whose deposits are subject to assessment by the Bank Insurance Fund ("BIF"), with premiums charged at the statutory minimum of $2,000.00 for "well-capitalized" banks. The FDIC has maintained the current assessment rate schedule of 23 to 31 cents per $100.00 of deposits for institutions whose deposits are subject to assessment by the SAIF. As of June
30, 1996, FUNC had a SAIF deposit assessment base of $24.1 billion. Various legislative proposals regarding the future of the BIF and the SAIF have been reported recently. Several of these proposals include a one-time special assessment for SAIF deposits and a subsequent comparable and reduced level of annual premiums for SAIF and BIF deposits. One of such recent proposals provides for a special one-time assessment for banking
institutions, such as FUNC, which have mixed BIF and SAIF
deposits, of approximately 65 cents per $100.00 of deposits. Should such proposal be enacted, such one-time assessment is currently estimated to amount to $84 million after tax. However FUNC does not know when and if such proposal or any other related proposal may be adopted.
                       DESCRIPTION OF FUNC CAPITAL STOCK
     THE DESCRIPTIVE INFORMATION SUPPLIED HEREIN OUTLINES CERTAIN PROVISIONS OF THE FUNC ARTICLES, THE FUNC BYLAWS AND THE NCBCA. THE INFORMATION DOES NOT PURPORT TO BE COMPLETE AND IS QUALIFIED IN ALL RESPECTS BY REFERENCE TO THE PROVISIONS OF THE FUNC ARTICLES, THE FUNC BYLAWS AND THE NCBCA.
AUTHORIZED CAPITAL
     The authorized capital stock of FUNC consists of 750,000,000 shares of FUNC Common Stock, 10,000,000 shares of Preferred Stock, no-par value per share
("FUNC Preferred Stock"), and 40,000,000 shares of FUNC Class A Preferred Stock, no-par value per share ("FUNC Class A Preferred Stock"). As of June 30, 1996, there were 281,947,670 shares of FUNC Common Stock, no shares of FUNC Preferred Stock and 2,174,705 shares of FUNC Series B Preferred Stock (as hereinafter defined), 350,000 shares of FUNC Series D Preferred Stock (as hereinafter defined) and 74,130 shares of FUNC Series F Preferred Stock (as hereinafter defined) issued and outstanding. The FUNC Preferred Stock and FUNC Class A Preferred Stock are each issuable in one or more series and, with respect to any series, the Board of Directors of FUNC, subject to certain limitations, is authorized to fix the numbers of shares, dividend rates, liquidation prices, liquidation rights of holders, redemption, conversion and voting rights and other terms of the series. Shares of FUNC Class A Preferred Stock and FUNC Preferred Stock that are redeemed, repurchased or otherwise acquired by FUNC have the status of authorized, unissued and undesignated shares of FUNC Class A Preferred Stock and FUNC Preferred Stock, respectively, and may be reissued. On July 1, 1996, FUNC redeemed the FUNC Series D Preferred Stock and the FUNC
Series F Preferred Stock at an aggregate redemption price of $109 million.
FUNC COMMON STOCK
     Subject to the prior rights of the holders of any FUNC Preferred Stock and any FUNC Class A Preferred Stock then outstanding, holders of FUNC Common Stock are entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available therefor and in the event of liquidation or dissolution, to receive the net assets of FUNC remaining after payment of all liabilities and after payment to holders of all shares of FUNC Preferred Stock and FUNC Class A Preferred Stock of the full preferential amounts to which such holders are respectively entitled, in proportion to their respective holdings. See "FUNC -- Certain Regulatory Considerations; PAYMENT OF DIVIDENDS".
     Subject to the rights of the holders of any FUNC Preferred Stock and any FUNC Class A Preferred Stock then outstanding, all voting rights are vested in the holders of the shares of FUNC Common Stock, each share being entitled to one vote on all matters requiring stockholder action and in the election of directors. Holders of FUNC Common Stock have no preemptive, subscription or conversion rights. All of the outstanding shares of FUNC Common Stock are fully paid and nonassessable, and the FUNC Common Shares issuable to the stockholders of HFC upon consummation of the Corporate Merger will, upon issuance, be fully paid and nonassessable.
FUNC PREFERRED STOCK
     All shares of each series of FUNC Preferred Stock must be of equal rank and have the same powers, preferences and rights and are subject to the same qualifications, limitations and restrictions, except with respect to dividend rates, redemption prices, liquidation amounts, terms of conversion or exchange and voting rights.
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FUNC CLASS A PREFERRED STOCK
     Shares of FUNC Class A Preferred Stock rank prior or superior to FUNC
Common Stock and on a parity with or junior to (but not prior or superior to) FUNC Preferred Stock or any series thereof, in respect of the right to receive dividends and/or the right to receive payments out of the net assets of FUNC upon any involuntary or voluntary liquidation, dissolution or winding up of
FUNC. Subject to the foregoing and to the terms of any particular series of FUNC Class A Preferred Stock, each series of FUNC Class A Preferred Stock may vary as to priority.
  FUNC SERIES B PREFERRED STOCK
     The FUNC Series B Convertible Preferred Stock (the "FUNC Series B Preferred Stock") bears a cumulative annual dividend of $2.15 per share, has a liquidation preference of $25.00 per share, is redeemable in whole or in part at the option of FUNC at $25.00 per share plus accrued but unpaid dividends to the the redemption date, and is currently convertible at the option of the holder thereof into .52655 of a share of FUNC Common Stock per share, subject to adjustment in certain events. Holders of FUNC Series B Preferred Stock are entitled to vote on all matters on which the holders of FUNC Common Stock vote, together with FUNC Common Stock as a single class, and in such circumstances each holder of FUNC Series B Preferred Stock is entitled to such number of votes as is equal to one-half of the number of shares of FUNC Common Stock into which such holder's shares of FUNC Series B Preferred stock are then convertible. Holders of FUNC Series B Preferred Stock are also entitled to vote as a separate class (with other similarly situated holders of preferred stock) (i) to elect directors in the event of extended dividend arrearages, (ii) with respect to any amendment of the FUNC Articles which adversely affects the rights of holders of FUNC Series B Preferred Stock, (iii) for FUNC to redeem fewer than all shares of FUNC Series B Preferred Stock at any time when any dividends thereon have not been paid for past periods, and (iv) in certain circumstances with respect to the authorization or creation of more than ten million shares of any FUNC Preferred Stock or the authorization or creation of any securities ranking prior to FUNC Series B Preferred Stock.
RIGHTS PLAN
     Each outstanding share of FUNC Common Stock currently has attached to it one right (a "FUNC Right") issued pursuant to a Shareholder Protection Rights Agreement (as amended, the "FUNC Rights Agreement"). Accordingly, in the Corporate Merger, holders of HFC Common Stock would receive one FUNC Right with respect to each share of FUNC Common Stock they receive, which FUNC Right will be attached to the related shares of FUNC Common Stock, unless the Separation Time (as defined below) has occurred, in which case holders of HFC Common Stock would receive separate certificates with respect to such FUNC Rights. Each FUNC Right entitles its registered holder to purchase one-hundredth of a share of a junior participating series of FUNC Class A Preferred Stock designed to have economic and voting terms similar to those of one share of FUNC Common Stock, for $110.00, subject to adjustment (the "Rights Exercise Price"), but only after the earlier to occur (the "Separation Time") of: (i) the tenth business day (subject to extension) after any person (an "Acquiring Person") (x) commences a tender or exchange offer, which, if consummated, would result in such person becoming the beneficial owner of 15 percent or more of the outstanding shares of FUNC Common Stock, or (y) is determined by the Federal Reserve Board to
"control" FUNC within the meaning of the BHCA (see " -- Other Provisions"
below), subject to certain exceptions; and (ii) the tenth business day after the first date (the "Flip-in Date") of a public announcement that a person has become an Acquiring Person. The FUNC Rights will not trade separately from the shares of FUNC Common Stock unless and until the Separation Time occurs.
     The FUNC Rights Agreement provides that a person will not become an Acquiring Person under the BHCA control-based test described above if either (i) the Federal Reserve Board's control determination would not have been made but for such person's failure to make certain customary passivity commitments, or such person's violation of such commitments made, to the Federal Reserve Board, so long as the Federal Reserve Board determines that such person no longer controls FUNC within 30 days (or 60 days in certain circumstances), or (ii) the Federal Reserve Board's control determination was not based on such a failure or violation and such person (x) obtains a noncontrol determination within three years, and (y) is using its best efforts to allow FUNC to make any acquisition or engage in any legally permissible activity notwithstanding such person's being deemed to control FUNC for purposes of the BHCA.
     The FUNC Rights will not be exercisable until the business day following the Separation Time. The FUNC Rights will expire on the earliest of: (i) the Exchange Time (as defined below); (ii) the close of business on December 28, 2000; and (iii) the date on which the FUNC Rights are redeemed or terminated as described below (in any such case, the "Expiration Time"). The Rights Exercise Price and the number of FUNC Rights outstanding, or in certain circumstances the securities purchasable upon exercise of the FUNC Rights, are subject to adjustment upon the occurrence of certain events.
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     In the event that prior to the Expiration Time a Flip-in Date occurs, FUNC has agreed to take such action as shall be necessary to ensure and provide that each FUNC Right (other than FUNC Rights beneficially owned by an Acquiring
Person or any affiliate, associate or transferee thereof, which FUNC Rights shall become void) shall constitute the right to purchase, from FUNC, shares of FUNC Common Stock having an aggregate market price equal to twice the Rights Exercise Price for an amount in cash equal to the then current Rights Exercise Price. In addition, the Board of Directors of FUNC may, at its option, at any time after a Flip-in Date and prior to the time that an Acquiring Person becomes the beneficial owner of more than 50 percent of the outstanding shares of FUNC Common Stock, elect to exchange all of the then outstanding FUNC Rights for shares of FUNC Common Stock, at an exchange ratio of two shares of FUNC Common Stock per FUNC Right, appropriately adjusted to reflect any stock split, stock dividend or similar transaction occurring after the Separation Time (the "Rights Exchange Rate"). Immediately upon such action by the Board of Directors (the "Exchange Time"), the right to exercise the FUNC Rights will terminate and each FUNC Right will thereafter represent only the right to receive a number of shares of FUNC Common Stock equal to the Rights Exchange Rate. If FUNC becomes obligated to issue shares of FUNC Common Stock upon exercise of or in exchange for FUNC Rights, FUNC, at its option, may substitute for each such share of FUNC Common Stock one one-hundredth of a share of junior participating FUNC Class A Preferred Stock.
     The FUNC Rights are redeemable by FUNC at $.01 per right, subject to adjustment upon the occurrence of certain events, at any date prior to the date on which they become exercisable and, in certain events, may be canceled and terminated without any payment to the holders thereof. The FUNC Rights have no voting rights and are not entitled to dividends.
     The FUNC Rights will not prevent a takeover of FUNC. The FUNC Rights, however, may cause substantial dilution to a person or group that acquires 15 percent or more of FUNC Common Stock (or that acquires "control" of FUNC within the meaning of the BHCA) unless the FUNC Rights are first redeemed or terminated by the Board of Directors of FUNC. Nevertheless, the FUNC Rights should not interfere with a transaction that is in the best interests of FUNC and its stockholders because the FUNC Rights can be redeemed or terminated, as hereinabove described, before the consummation of such transaction.
     The complete terms of the FUNC Rights are set forth in the FUNC Rights Agreement. The foregoing description of the FUNC Rights and the FUNC Rights Agreement is qualified in its entirety by reference to such document. The FUNC Rights Agreement is incorporated by reference as an exhibit to the Registration Statement. A copy of the FUNC Rights Agreement can be obtained upon written request to the Rights Agent, First Union National Bank of North Carolina, Two First Union Center, Charlotte, North Carolina 28288-1154.
OTHER PROVISIONS
     The FUNC Articles and the FUNC Bylaws contain a number of provisions which may be deemed to have the effect of discouraging or delaying attempts to gain control of FUNC. These include provisions in the FUNC Articles: (i) classifying the Board of Directors into three classes with each class to serve for three years with one class being elected annually; (ii) authorizing the Board of Directors to fix the size of the Board of Directors between nine and 30 directors; (iii) authorizing directors to fill vacancies on the Board of Directors that occur between annual meetings, except that vacancies resulting from a removal of a director by a stockholder vote may only be filled by a stockholder vote; (iv) providing that directors may be removed only for cause and only by affirmative vote of the majority of shares entitled to be voted in the election of directors, voting as a single class; (v) authorizing only the Board of Directors, the Chairman of the Board or the President to call a special meeting of stockholders (except for special meetings called under specified circumstances for holders of classes or series of stock ranking superior to the FUNC Common Stock); and (vi) requiring an 80 percent vote of stockholders entitled to vote in the election of directors, voting as a single class, to alter any of the foregoing provisions.
     The FUNC Bylaws include provisions setting forth specific conditions under which: (i) business may be transacted at an annual meeting of stockholders; and
(ii) persons may be nominated for election as directors of FUNC at an annual meeting of stockholders.
     The Change in Bank Control Act prohibits a person or group of persons from acquiring "control" of a bank holding company unless the Federal Reserve Board has been given 60 days' prior written notice of such proposed acquisition and within that time period the Federal Reserve Board has not issued a notice disapproving the proposed acquisition or extending for up to another 30 days the period during which such a disapproval may be issued, or unless the acquisition is subject to Federal Reserve Board approval under the BHCA. An acquisition may be made prior to the expiration of the disapproval period if the Federal Reserve Board issues written notice of its intent not to disapprove the action. Under a rebuttable presumption established by the Federal Reserve Board, the acquisition of more than ten percent of a class of voting stock of a
                                       46

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bank holding company with a class of securities registered under Section 12 of the Exchange Act, such as FUNC, would, under the circumstances set forth in the presumption, constitute the acquisition of control.
     In addition, any "company" would be required to obtain the approval of the Federal Reserve Board under the BHCA before acquiring 25 percent (five percent in the case of an acquiror that is a bank holding company) or more of the outstanding shares of FUNC Common Stock, or otherwise obtaining "control" over FUNC. Under the BHCA, "control" generally means (i) the ownership or control of 25 percent or more of any class of voting securities of the bank holding company, (ii) the ability to elect a majority of the bank holding company's directors, or (iii) the ability otherwise to exercise a controlling influence over the management and policies of the bank holding company.
     Two North Carolina "anti-takeover" statutes adopted in 1987, The North Carolina Shareholder Protection Act and The North Carolina Control Share Acquisition Act, allowed North Carolina corporations to elect to either be covered or not be covered by such statutes. FUNC elected not to be covered by such statutes.
     In addition to the foregoing, in certain instances the ability of the FUNC Board to issue authorized but theretofore unissued shares of FUNC Common Stock, FUNC Class A Preferred Stock or FUNC Preferred Stock may have an anti-takeover effect.
     The existence of the foregoing provisions could (i) result in FUNC being less attractive to a potential acquiror, or (ii) result in FUNC stockholders receiving less for their shares of FUNC Common Stock than otherwise might be available in the event of a takeover attempt.
         CERTAIN DIFFERENCES IN THE RIGHTS OF HFC AND FUNC STOCKHOLDERS
GENERAL
     FUNC is a North Carolina corporation subject to the provisions of the
NCBCA. HFC is a Delaware corporation subject to the provisions of the DGCL. Stockholders of HFC will, upon consummation of the Corporate Merger, become stockholders of FUNC. The rights of such stockholders as stockholders of FUNC will then be governed by the FUNC Articles and the FUNC Bylaws, in addition to the NCBCA.
     Set forth below are the material differences between the rights of a HFC stockholder under the HFC Certificate and the HFC Bylaws, on the one hand, and the rights of an FUNC stockholder under the FUNC Articles and the FUNC Bylaws, on the other hand. THIS SUMMARY DOES NOT PURPORT TO BE A COMPLETE DISCUSSION OF, AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO, THE GOVERNING LAW AND THE CERTIFICATE OR ARTICLES OF INCORPORATION AND BYLAWS OF EACH CORPORATION. AUTHORIZED CAPITAL
     HFC. HFC's authorized capital stock consists of 38,000,000 shares of common stock having a par value of $.10 per share and 2,000,000 shares of preferred stock having a par value of $.10 per share. As of June 16, 1996, there were 24,715,916 shares of HFC Common Stock and no shares of preferred stock issued and outstanding.
     FUNC. FUNC's authorized capital is set forth under "DESCRIPTION OF FUNC CAPITAL STOCK -- Authorized Capital".
AMENDMENT TO ARTICLES OF INCORPORATION OR BYLAWS
     HFC. The HFC Certificate permits HFC to amend the HFC Certificate in the manner prescribed by Delaware law, provided that the affirmative vote of 80 percent of the then-outstanding shares of capital stock of HFC is required to amend certain provisions of the HFC Certificate. Under the DGCL an amendment to the HFC Certificate generally requires that the Board of Directors adopt a resolution setting forth the proposed amendment, declaring its advisability, and directing that the amendment be put to a vote of stockholders. The amendment may be adopted by the affirmative vote of a majority of the outstanding stock entitled to vote. The HFC Bylaws may be amended by the Board of Directors, and by stockholders at any meeting of stockholders, provided notice of the proposed change was given in the notice of the meeting. The affirmative votes of the holders of at least 80 percent of the then-outstanding shares of HFC Common
Stock is required to amend any provision of the HFC Bylaws.
     FUNC. Under North Carolina law, an amendment to the FUNC Articles generally requires the recommendation of the Board of Directors and the approval of either a majority of all shares entitled to vote thereon or a majority of the votes cast thereon, depending on the nature of the amendment. In accordance with North Carolina law, the Board of Directors of FUNC may condition its submission of the proposed amendment on any basis. An amendment to the Bylaws of FUNC generally
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
requires the approval of either the stockholders or the Board of Directors of FUNC. The Board of Directors of FUNC generally may not amend any Bylaw approved by the stockholders. Under certain circumstances, the approval of the holders of at least two-thirds, or in some cases a majority, of the outstanding shares of any series of FUNC Preferred Stock or FUNC Class A Preferred Stock may be required to amend the FUNC Articles. In addition, certain amendments to the FUNC Articles or FUNC Bylaws require the approval of not less than 80 percent of the outstanding shares of FUNC entitled to vote in the election of directors, voting together as a single class. See "DESCRIPTION OF FUNC CAPITAL STOCK".
SIZE AND CLASSIFICATION OF BOARD OF DIRECTORS
     HFC. Pursuant to the HFC Certificate, the number of directors of HFC is fixed by the Board of Directors, and pursuant to the HFC Bylaws, absent any such designation the number of directors is nine. A decrease in the number of directors may not shorten the term of an incumbent director. Directors are divided into three classes.
     FUNC. The size of the Board of Directors of FUNC is determined by the affirmative vote of a majority of the Board of Directors of FUNC, provided that the FUNC Board of Directors may not set the number of directors at less than nine nor more than 30, and provided further that no decrease in the number of directors may shorten the term of any director then in office. The number of directors of FUNC is currently set at 29. The FUNC Board of Directors is divided into three classes, each as nearly as possible equal in number as the others, with one class being elected annually. See "DESCRIPTION OF FUNC CAPITAL STOCK". REMOVAL OF DIRECTORS
     HFC. Pursuant to the HFC Certificate, subject to the rights of the holders of any series of preferred stock then outstanding, any director, or the entire Board of Directors, may be removed from office for cause at any time by the affirmative vote of the holders of at least 80 percent of the then outstanding shares of capital stock of HFC entitled to vote generally in the election of directors, voting together as a single class.
     FUNC. Except for directors elected under specified circumstances by holders of any class or series of stock having a preference over the FUNC Common Stock as to dividends or upon liquidation, directors of FUNC may be removed only for cause and only by a vote of the holders of a majority of the shares then entitled to vote in the election of directors, voting together as a single class.
DIRECTOR EXCULPATION
     HFC. The HFC Certificate provides that a director of HFC shall not be personally liable to HFC or its stockholders for monetary damages for breach of a fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to HFC or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL which involves unlawful payments of dividends or unlawful stock purchases or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit. In addition, the HFC Certificate provides that if the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of HFC shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.
     FUNC. The FUNC Articles provide for the elimination of personal liability of each director of FUNC to the fullest extent permitted by the provisions of the NCBCA, as the same may be in effect from time to time. The NCBCA does not permit the elimination of such liability with respect to (i) acts or omissions the director knew or believed were clearly in conflict with the best interests of FUNC, (ii) any liability under the NCBCA for unlawful distributions by FUNC, or (iii) any transaction from which the director derived an improper personal benefit.
DIRECTOR CONFLICT OF INTEREST TRANSACTIONS
     HFC. The DGCL generally permits contracts and transactions involving a Delaware corporation and an officer or director of the corporation if: (i) the material facts of the contract or transaction and the officer's or director's interest are disclosed to or known by the board of directors or a committee of the board of directors and the board of directors or committee in good faith authorizes the transaction by a majority vote of disinterested directors; (ii) the material facts of the contract or transaction and the director's or officer's interest are disclosed to or known by stockholders entitled to vote and the contract or transaction is specifically approved by a vote of such stockholders; or (iii) the contract or transaction is fair to the corporation at the time it is authorized by the board or committee thereof. Delaware law permits loans to officers, including officers
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
who are also directors, or guaranties of their obligations, whenever in the judgment of the directors such loan or guaranty may reasonably be expected to benefit the corporation.
     FUNC. North Carolina law generally permits transactions involving a North Carolina corporation and an interested director of that corporation if: (i) the material facts of the transaction and the director's interest are disclosed and a majority of disinterested shares entitled to vote thereon authorizes, approves or ratifies the transaction; (ii) the material facts are disclosed and a majority of disinterested directors or a committee of the board of directors authorizes, approves or ratifies the transaction; or (iii) the transaction is fair to the corporation. North Carolina law prohibits loans to directors or the guaranteeing of their obligations by a North Carolina corporation unless approved by a majority vote of disinterested stockholders or unless the corporation's board of directors determines that the loan or guarantee benefits the corporation and either approves the specific loan or guarantee or a general plan of loans and guarantees by the corporation.
STOCKHOLDER MEETINGS
     HFC. Special meetings of stockholders of HFC may be called only by HFC's Board of Directors. A quorum will be present at a meeting of stockholders if there are present in person or by proxy stockholders entitled to cast a majority of the votes entitled to be cast. All elections are determined by a plurality of the votes cast, and except as otherwise required by the HFC Certificate or the HFC Bylaws, all other matters are determined by a majority of the votes present and cast.
     FUNC. A special meeting of stockholders may be called for any purpose only by the Board of Directors of FUNC, by the Chairman of FUNC's Board of Directors or by FUNC's President (except for special meetings called under specified circumstances for holders of any class or series of stock having a preference over the FUNC Common Stock as to dividends or upon liquidation). A quorum for a meeting of the stockholders of FUNC is a majority of the outstanding shares of FUNC entitled to vote. Except as provided in the FUNC Articles or the NCBCA, a majority of the votes cast is generally required for any action by the stockholders of FUNC. North Carolina law provides that such quorum and voting requirements may be increased only with the approval of the stockholders of
FUNC.
DIRECTOR NOMINATIONS
     HFC. Only persons who are nominated in accordance with the procedures set forth in the HFC Bylaws are eligible for election as directors. Nominations of persons for election to HFC's Board of Directors may be made at a meeting of stockholders at which directors are to be elected only by or at the direction of the Board of Directors, or by any stockholder of HFC entitled to vote for the election of directors at the meeting who complies with the notice procedures set forth in the HFC Bylaws. Nominations, other than those made by or at the direction of the Board of Directors, may be made by timely notice in writing to the Secretary of HFC. To be timely, a stockholder's notice must be delivered or mailed to and received at HFC's principal executive offices not less than 90 days prior to the date of the meeting; provided, however, that in the event that less than 100 days' notice or prior disclosure of the date of the meeting is given to stockholders, notice by the stockholder to be timely must be so received not later than the close of business on the tenth day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made. The stockholder's notice must set forth: (i) as to each person whom such stockholder proposes to nominate for election or re-election as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for the election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act (including such person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected); and (ii) the name and address, as they appear on HFC's books, of the stockholder giving notice and the class and number of shares of HFC Common Stock that are beneficially owned by such stockholder.
     FUNC. The FUNC Bylaws establish procedures that must be followed for stockholders to nominate persons for election to FUNC's Board of Directors. Such nominations must be made by delivering written notice to the Secretary of FUNC not less than 60 or more than 90 days prior to the annual meeting at which directors will be elected; provided, however, that if less than 70 days' notice of the date of the meeting is given, such written notice by the stockholder must be so delivered not later than the tenth day after the day on which such notice of the date of the meeting was given. Notice will be deemed to have been given more than 70 days prior to the meeting if the meeting is called on the third Tuesday of April regardless as to when public disclosure is made. The nomination notice must set forth certain information about the person to be nominated similar to that required to be disclosed in the solicitation of proxies for election of directors pursuant to Items 7(a) and 7(b) of Regulation 14A under the Exchange Act, and such person's written consent to being nominated and to serving as a director if elected. The nomination notice must also set forth certain information about the person submitting the notice, including the name and address of the stockholder and the class and number of shares of FUNC Common Stock owned of record or
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beneficially by such stockholder. The Chairman of the meeting will, if the facts warrant, determine that a nomination was not made in accordance with the provisions prescribed by the FUNC Bylaws, and the defective nomination will be disregarded. The foregoing procedures do not apply to any director who is nominated under specified circumstances by holders of any class or series of stock having a preference over FUNC Common Stock as to dividends or upon liquidation.
STOCKHOLDER PROPOSALS
     HFC. The HFC Bylaws provide that at any annual meeting of the stockholders, only such business shall be conducted as shall have been brought before the meeting by or at the direction of the Board of Directors, or by any stockholder of HFC who is entitled to vote and who complies with the notice procedures set forth in the HFC Bylaws. For business to be properly brought before an annual meeting by a stockholder, the business must relate to a proper subject matter for stockholder action and the stockholder must have given timely notice thereof in writing to the Secretary of HFC. To be timely, a stockholder's notice must be delivered or mailed to and received at HFC's principal executive offices not less than 90 days prior to the date of the annual meeting; provided, however, that in the event that less than 100 days' notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be received not later than the close of business on the tenth day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made. A stockholder's notice to the Secretary shall set forth as to each matter such stockholder proposes to bring before the annual meeting: (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting; (ii) the name and address, as they appear on HFC's books, of the stockholder proposing such business; (iii)
the class and number of shares of HFC's capital stock that are beneficially owned by such stockholder; and (iv) any material interest of such stockholder in such business. The person presiding over the annual meeting shall, if the facts so warrant, determine and declare to the meeting that business was not properly brought before the meeting in accordance with the provisions of the HFC Bylaws, and any such business so determined to be not properly brought before the meeting shall not be transacted.
     At any special meeting of the stockholders, only such business shall be conducted as shall have been brought before the meeting by or at the direction of the Board of Directors.
     FUNC. The FUNC Bylaws establish procedures that must be followed for a stockholder to submit a proposal to a vote of the stockholders of FUNC at an annual meeting of stockholders. Such proposal must be made by the stockholder delivering written notice to the Secretary of FUNC not less than 60 days nor more than 90 days prior to the meeting; provided, however, that if less than 70 days' notice of the date of the meeting is given, such written notice by the stockholder must be so delivered not later than the tenth day after the day on which such notice of the date of the meeting was given. Notice will be deemed to have been given more than 70 days prior to the meeting if the meeting is called on the third Tuesday of April. The stockholder proposal notice must set forth:
(i) a brief description of the proposal and the reasons for its submission; (ii) the name and address of the stockholder, as they appear on FUNC's books; (iii) the classes and number of shares of FUNC stock owned by the stockholder; and
(iv) any material interest of the stockholder in such proposal other than such holder's interest as a stockholder of FUNC. The chairman of the meeting will, if the facts warrant, determine that any proposal was not properly submitted in accordance with the provisions prescribed by the FUNC Bylaws and the defective proposal will not be submitted to the meeting for a vote of the stockholders. STOCKHOLDER PROTECTION RIGHTS PLAN
     HFC. HFC does not have a stockholder rights plan.
     FUNC. FUNC has adopted the FUNC Rights Agreement. See "DESCRIPTION OF FUNC CAPITAL STOCK -- FUNC Rights Plan".
STOCKHOLDER INSPECTION RIGHTS; STOCKHOLDER LISTS
     HFC. Under the DGCL any stockholder may upon written demand under oath stating the purpose thereof, have the right to inspect for any proper purpose HFC's stock ledger, a list of stockholders, and other books and records. A proper purpose means a purpose reasonably related to such person's interest as a stockholder. Any stockholder requesting such a list must comply with the procedures set forth in Delaware law. HFC is required to prepare, at least ten days in advance of its annual meeting, a complete list of stockholders entitled to vote at the meeting. Such list must be open for examination by any stockholder, for any purpose germane to the meeting, during ordinary business hours, for at least ten days prior to the meeting. The list must also be produced and kept at the time and place of the meeting and may be inspected by any stockholder who is present.
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     FUNC. Under the NCBCA, qualified stockholders have the right to inspect and copy certain records of FUNC if their demand is made in good faith and for a proper purpose. Such right of inspection requires that the stockholder give FUNC at least five business days' written notice of the demand, describing with reasonable particularity his purpose and the requested records. The records must be directly connected with the stockholder's purpose. The rights of inspection and copying extend not only to stockholders of record but also to beneficial owners whose beneficial ownership is certified to FUNC by the stockholder of record. However, FUNC is under no duty to provide any accounting records or any records with respect to any matter that FUNC determines in good faith may, if disclosed, adversely affect FUNC in the conduct of its business or may constitute material non-public information, and the rights of inspection and copying are limited to stockholders who either have been stockholders for at least six months or who hold at least five percent of the outstanding shares of any class of stock of FUNC. A stockholder's agent or attorney has the same inspection and copying rights as the stockholder he represents.
     In addition, after fixing a record date for a stockholders' meeting, FUNC is required to prepare a stockholder list with respect to such stockholders' meeting and to make such list available at FUNC's principal office or at a place identified in the meeting notice to any stockholder beginning two business days after notice of such meeting is given and continuing through such meeting and any adjournment thereof. Subject to the applicable provisions of the NCBCA, a stockholder or his agent or attorney upon written demand at his own expense during regular business hours is entitled to copy such list. Such list must be available at the stockholders' meeting, and any stockholder, his agent or attorney, may inspect such list at any time during the meeting or any adjournment thereof.
REQUIRED STOCKHOLDER VOTE FOR CERTAIN ACTIONS
     HFC. Delaware law generally provides for the merger or consolidation of HFC with another corporation, the sale of all or substantially all of HFC's assets, or the dissolution of HFC upon the approval of the holders of a majority of
HFC's outstanding voting stock. A merger or consolidation or disposition of assets or securities issued by HFC involving an interested stockholder is subject to specific anti-takeover provisions under Delaware law. See
" -- Anti-Takeover Provisions".
     FUNC. Under North Carolina law, except as otherwise provided below or in the NCBCA, any plan of merger or share exchange to which FUNC is a party, would require adoption by the Board of Directors, who would generally be required to recommend its approval to the stockholders, who in turn would be required to approve the plan by a vote of a simple majority of the outstanding shares.
Except as otherwise provided below or in the NCBCA, any sale, lease, exchange or other disposition of all or substantially all of FUNC's assets not made in the usual and regular course of business would generally require that the Board of Directors recommend the proposed transaction to the stockholders who would be required to approve the transaction by a vote of a simple majority of the outstanding shares. In accordance with North Carolina law, the submission by the Board of Directors of any such action may be conditioned on any basis, including, without limitation, conditions regarding a supermajority voting requirement or that no more than a certain number of shares indicate that they will seek dissenters' rights.
     With respect to a plan of merger to which FUNC is a party, no vote of the stockholders of FUNC is required if FUNC is the surviving corporation and: (i) the FUNC Articles would remain unchanged after the merger, subject to certain exceptions; (ii) each stockholder of FUNC immediately before the merger would hold an identical number of shares, with identical designations, limitations, preferences and relative rights, after the merger; (iii) the number of shares of FUNC stock entitled to vote unconditionally in the election of directors to be issued in the merger (either by the conversion of securities issued in the merger or by the exercise of rights and warrants issued in the merger) would not exceed 20 percent of the shares of FUNC stock entitled to vote unconditionally in the election of directors outstanding immediately before the merger; and (iv) the number of shares of FUNC stock entitling holders to participate without limitation in distributions to be issued in the merger (either by the conversion of securities issued in the merger or by the exercise of rights and warrants issued in the merger) would not exceed 20 percent of the shares of FUNC stock entitling holders to participate without limitation in distributions outstanding immediately before the merger.
     In addition, no vote of the stockholders of FUNC would be required to merge a subsidiary of which FUNC owns at least 90 percent of the outstanding shares of each class of subsidiary shares, into FUNC, as long as no amendment is made to the FUNC Articles that could not be made without approval of FUNC's stockholders.
     With respect to a sale, lease, exchange or other disposition of all or substantially all the assets of FUNC made upon the authority of the Board of Directors, no vote of the stockholders of FUNC would be required if such disposition is made in the usual and regular course of business or if such disposition is made to a wholly-owned subsidiary of FUNC.
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ANTI-TAKEOVER PROVISIONS
     HFC. In 1988, Delaware enacted a statute designed to provide Delaware corporations with additional protection against hostile takeovers. The takeover statute, which is codified in Section 203 of the DGCL ("Section 203"), is intended to discourage certain takeover practices by impeding the ability of a hostile acquiror to engage in transactions with the target company.
     In general, Section 203 provides that a "Person" (as defined therein) who owns 15 percent or more of the outstanding voting stock of a Delaware corporation (an "Interested Stockholder") may not consummate a merger or other business combination transaction with such corporation at any time during the three-year period following the date such "Person" became an Interested Stockholder. The term "business combination" is defined broadly to cover a wide range of corporate transactions including mergers, sales of assets, issuances of stock, transactions with subsidiaries and the receipt of disproportionate financial benefits.
     The statute exempts the following transactions from the requirements of
Section 203: (i) any business combination if, prior to the date a person became an Interested Stockholder, the Board of Directors approved either the business combination or the transaction which resulted in the shareholder becoming an Interested Stockholder; (ii) any business combination involving a person who acquired at least 85 percent of the outstanding voting stock in the transaction in which he became an Interested Stockholder, calculated without regard to those shares owned by the corporation's directors who are also officers or certain employee stock plans; (iii) any business combination with an Interested Stockholder that is approved by the board of directors and by a two-thirds vote of the outstanding voting stock not owned by the Interested Stockholder; and
(iv) certain business combinations that are proposed after the corporation had received other acquisition proposals and which are approved or not opposed by a majority of certain continuing members of the board of directors. A corporation may exempt itself from the requirements of Section 203 by adopting an amendment to its Certificate of Incorporation or Bylaws electing not to be governed by
Section 203. HFC's Board of Directors has not proposed any such amendment.
     FUNC. North Carolina has two anti-takeover statutes in force, The North Carolina Shareholder Protection Act and The North Carolina Control Share Acquisition Act. These statutes restrict business combinations with, and the accumulation of shares of voting stock of, certain North Carolina corporations. In accordance with the provisions of these statutes, FUNC elected not to be covered by the restrictions imposed by these statutes. As a result, such statutes do not apply to FUNC. In addition, North Carolina has a Tender Offer Disclosure Act, which contains certain prohibitions against deceptive practices in connection with making a tender offer and also contains a filing requirement with the North Carolina Secretary of State that has been held unenforceable as to its 30-day waiting period.
DISSENTERS' RIGHTS
     HFC. Stockholders who have neither voted in favor of nor consented to certain mergers and consolidations under Delaware law have appraisal rights under Delaware law, provided that no appraisal rights are generally available for any shares of any class that on the record date were listed in a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers (the "NASD") or held of record by more than 2,000 holders. Notwithstanding the preceding sentence, appraisal rights are generally available for stockholders who have neither voted in favor of nor consented to such mergers and consolidations where the stockholder is required by the terms of the merger agreement to accept for such stock anything other than, generally, shares of the surviving corporation, shares of another corporation which at the effective time of the merger are either listed on a national securities exchange or designated a national market system security on an interdealer quotation system by the NASD or held of record by more than 2,000 stockholders, cash in lieu of fractional shares, or any combination of shares and cash in lieu of fractional shares.
Since holders of HFC Common Stock will receive shares of FUNC Common Stock upon consummation of the Corporate Merger, and since FUNC Common Stock is listed on a national securities exchange (the NYSE), stockholders of HFC have no dissenters' rights in connection with the Corporate Merger.
     FUNC. North Carolina law generally provides dissenters' rights for mergers and certain share exchanges that would require stockholder approval, sales of all or substantially all of the assets (other than sales that are in the usual and regular course of business and certain liquidations and court-ordered sales), certain amendments to the articles of incorporation and any corporate action taken pursuant to a stockholder vote to the extent the articles of incorporation, bylaws or a resolution of the board of directors entitles stockholders to dissent.
DIVIDENDS AND OTHER DISTRIBUTIONS
     HFC. Under Delaware law, dividends may be paid out of surplus, or if there is no surplus, out of net profits for the fiscal year in which the dividend is declared and/or the preceding year.
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     FUNC. Under North Carolina law, FUNC generally may make dividends or other distributions to its stockholders unless after the distribution either: (i) FUNC would not be able to pay its debts as they become due in the usual course of business; or (ii) FUNC's assets would be less than the sum of its liabilities plus the amount that would be needed to satisfy the preferential dissolution rights of stockholders whose preferential rights are superior to those receiving the distribution. See "FUNC -- Certain Regulatory Considerations; PAYMENT OF DIVIDENDS" and "DESCRIPTION OF FUNC CAPITAL STOCK".
VOLUNTARY DISSOLUTION
     HFC. The DGCL provides that HFC may be dissolved upon a resolution of a majority vote of the HFC Board, and a vote of the majority of the outstanding shares entitled to vote. Dissolution may also be authorized without any action of directors if all stockholders entitled to vote consent in writing.
     FUNC. North Carolina law provides that FUNC may be dissolved if the Board of Directors of FUNC proposes dissolution and a majority of the shares of FUNC entitled to vote thereon approves. In accordance with North Carolina law, the Board of Directors of FUNC may condition its submission of a proposal for dissolution on any basis.
                          RESALE OF FUNC COMMON SHARES
     The FUNC Common Shares have been registered under the Securities Act, thereby allowing such shares to be traded freely and without restriction by those holders of HFC Common Stock who receive such shares following consummation of the Corporate Merger and who are not deemed to be "affiliates" (as defined under the Securities Act, but generally including directors, certain executive officers and ten percent or more stockholders) of HFC or FUNC. It is a condition to consummation of the Mergers that each holder of HFC Common Stock who is deemed by HFC to be an affiliate has entered into an agreement with FUNC providing, among other things, that such affiliate will not transfer any FUNC Common Shares received by such affiliate in the Corporate Merger except in compliance with the Securities Act. This Prospectus/Proxy Statement does not cover any resales of FUNC Common Shares received by affiliates of HFC.
                         VALIDITY OF FUNC COMMON SHARES
     The validity of the FUNC Common Shares being offered hereby is being passed upon for FUNC by Marion A. Cowell, Jr., Esq., Executive Vice President,
Secretary and General Counsel of FUNC. Mr. Cowell is also a stockholder of FUNC and holds options to purchase additional shares of FUNC Common Stock.
                                    EXPERTS
     The consolidated balance sheets of HFC as of September 30, 1995 and 1994, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended September 30, 1995, included in HFC's Annual Report on Form 10-K for the year ended September 30, 1995, have been incorporated by reference herein in reliance on the report of Grant Thornton LLP, independent certified public accountants, and upon the authority of said firm as experts in accounting and auditing.
     The consolidated balance sheets of FUNC as of December 31, 1995 and 1994, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1995, included in FUNC's 1995 Supplemental Annual Report to Stockholders which is incorporated by reference in FUNC's 1995 Annual Report on Form 10-K and incorporated by reference herein, have been incorporated by reference herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The aforementioned report of KPMG Peat Marwick LLP covering FUNC's consolidated financial statements refers to a change in the method of accounting for investments.
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                                                                         ANNEX A
                         AGREEMENT AND PLAN OF MERGERS
     AGREEMENT AND PLAN OF MERGERS, dated as of the 16th day of June, 1996 (this "Plan"), by and among HOME FINANCIAL CORPORATION (the "Company"), HOME SAVINGS BANK, FSB (the "Bank"), FIRST UNION CORPORATION ("First Union"), and FIRST UNION NATIONAL BANK OF FLORIDA ("FUNB-FL").
                                   RECITALS:
     (A) THE COMPANY. The Company is a corporation duly organized and existing in good standing under the laws of the State of Delaware, with its principal executive offices located in Hollywood, Florida. The Company is a registered savings and loan holding company under the Home Owners' Loan Act, as amended ("HOLA"). As of the date hereof, the Company has 38,000,000 authorized shares of common stock, each of $0.10 par value ("Company Common Stock"), and 2,000,000 authorized shares of preferred stock, each of $0.10 par value ("Company
Preferred Stock") (no other class of capital stock being authorized), of which 24,715,916 shares of Company Common Stock and no shares of Company Preferred Stock are issued and outstanding.
     (B) THE BANK. The Bank is a federal stock savings bank duly organized and existing in good standing under the laws of the United States, with its principal executive offices located in Hollywood, Florida. As of the date hereof, the Bank has 20,000,000 authorized shares of common stock, each of $1.00 par value ("Bank Common Stock"), and 5,000,000 authorized shares of preferred stock ("Bank Preferred Stock")(no other class of capital stock being authorized), of which 100 shares of Bank Common Stock and no shares of Bank Preferred Stock are issued and outstanding. All of the issued and outstanding shares of Bank Common Stock are owned by the Company. As of March 31, 1996, the Bank had capital of $229,023,000 divided into common stock of $1,000, surplus of $99,756,000, and undivided profits, including retained earnings, of
$145,090,000, net unrealized gain (loss) on investment securities of
($3,352,000) and ESOP debt of ($12,472,000).
     (C) FIRST UNION. First Union is a corporation duly organized and existing in good standing under the laws of the State of North Carolina, with its principal executive offices located in Charlotte, North Carolina. First Union is a registered bank holding company under the Bank Holding Company Act of 1956, as amended. As of the date hereof, First Union has 750,000,000 authorized shares of common stock, each of $3.33 1/3 par value (together with the rights ("First
Union Rights") issued pursuant to a Shareholder Protection Rights Agreement, dated December 18, 1990 (as amended, the "First Union Rights Agreement")) attached thereto, "First Union Common Stock"), 40,000,000 authorized shares of Class A Preferred Stock, no-par value ("First Union Class A Preferred Stock"), and 10,000,000 authorized shares of Preferred Stock, no-par value ("First Union Preferred Stock") (no other class of capital stock being authorized), of which 282,918,259 shares of First Union Common Stock, 2,174,705 shares of First Union Series B Convertible Class A Preferred Stock, 350,000 shares of First Union Series D Adjustable Rate Cumulative Class A Preferred Stock, 74,130 shares of First Union Series F 10.64% Class A Preferred Stock (represented by depositary shares, each representing a one one-fortieth interest in a share of First Union Series F 10.64% Class A Preferred Stock), and no shares of First Union Preferred Stock, were issued and outstanding as of May 31, 1996.
     (D) FUNB-FL. FUNB-FL is a national banking association duly organized and existing under the laws of the United States, with its principal executive offices located in Jacksonville, Florida. As of the date hereof, FUNB-FL has 4,596,079 authorized shares of common stock, each of $10.00 par value ("FUNB-FL Common Stock") (no other class of capital stock being authorized), of which 4,596,079 shares are issued and outstanding and owned by First Union (other than directors' qualifying shares). As of March 31, 1996, FUNB-FL had capital of $2,868,062,000, divided into common stock of $45,596,079, surplus of $2,126,931,000, undivided profits, including capital reserves, of $697,096,000, and net unrealized holding gains (losses) on available for sale securities of ($1,926,000).
     (E) RIGHTS, ETC. Except as Previously Disclosed (as hereinafter defined) in
SCHEDULE 4.01(C), there are no shares of capital stock of the Company or the
Bank authorized and reserved for issuance, neither the Company nor the Bank has any Rights (as defined below) issued or outstanding and neither the Company nor the Bank has any commitment to authorize, issue or sell any such shares or any Rights, except pursuant to this Plan. The term "Rights" means securities or obligations convertible into or exchangeable for, or giving any person any right to subscribe for or acquire, or any options, calls or
                                      A-1
commitments relating to, shares of capital stock (and shall include stock appreciation rights). There are no preemptive rights in respect of the Company Common Stock.
     (F) APPROVALS. The Board of Directors of each of the Company, the Bank, First Union and FUNB-FL has approved, at meetings of each of such Boards of Directors, this Plan and has authorized the execution hereof in counterparts.
     In consideration of their mutual promises and obligations, the parties hereto adopt and make this Plan and prescribe the terms and conditions thereof and the manner and basis of carrying it into effect, which shall be as follows:
                                I. THE MERGERS.
     1.01. THE CORPORATE MERGER. On the Effective Date:
     (A) THE CONTINUING CORPORATION. The Company shall merge with and into First Union (the "Corporate Merger"), the separate existence of the Company shall cease and First Union (the "Continuing Corporation") shall survive and the name of the Continuing Corporation shall be "First Union Corporation".
     (B) RIGHTS, ETC. The Continuing Corporation shall thereupon and thereafter possess all of the rights, privileges, immunities and franchises, of a public as well as of a private nature, of each of the merging corporations; and all property, real, personal and mixed, and all debts due on whatever account, and all other choses in action, and all and every other interest, of or belonging to or due to each of the corporations so merged, shall be deemed to be vested in the Continuing Corporation without further act or deed; and the title to any real estate or any interest therein, vested in each of such corporations, shall not revert or be in any way impaired by reason of the Corporate Merger.
     (C) LIABILITIES. The Continuing Corporation shall thenceforth be responsible and liable for all the liabilities, obligations and penalties of each of the corporations so merged, in accordance with applicable law.
     (D) ARTICLES OF INCORPORATION; BYLAWS; DIRECTORS; OFFICERS. The Articles of Incorporation and Bylaws of the Continuing Corporation shall be those of First Union, as in effect immediately prior to the Corporate Merger becoming effective. The directors and officers of First Union in office immediately prior to the Corporate Merger becoming effective shall be the directors and officers of the Continuing Corporation, together with such additional directors and officers as may thereafter be elected, who shall hold office until such time as their successors are elected and qualified.
     1.02. THE BANK MERGER. No sooner than the day following the Corporate
Merger on the Effective Date or as soon thereafter as First Union may deem appropriate:
     (A) THE CONTINUING BANK. The Bank shall be merged with and into FUNB-FL
(the "Bank Merger" and together with the Corporate Merger, the "Mergers"), the separate existence of the Bank shall cease and FUNB-FL (the "Continuing Bank") shall survive; the name of the Continuing Bank shall be "First Union National Bank of Florida"; and the Continuing Bank shall continue to conduct the business of a national banking association at FUNB-FL's main office in Jacksonville, Florida and at the legally established branches of the Bank and FUNB-FL.
     (B) RIGHTS, ETC. The Continuing Bank shall thereupon and thereafter possess all the rights, privileges, immunities and franchises, of a public as well as of a private nature, of each of the banks so merged; and all property, real personal and mixed, and all debts due on whatever account, and all other choses in action, and all and every other interest, of or belonging to or due to each of the banks so merged, shall be taken and deemed to be transferred to and vested in the Continuing Bank without further act or deed, including appointments, designations and nominations and all other rights and interests in any fiduciary capacity; and the title to any real estate or any interest therein, vested in each of such banks, shall not revert or be in any way impaired by reason of the Bank Merger.
     (C) LIABILITIES, ETC. The Continuing Bank shall thenceforth be responsible and liable for all the liabilities, obligations and penalties of the banks so merged (including liabilities arising out of the operation of any trust departments). All rights of creditors and obligors and all liens on the property of each of the Bank and FUNB-FL shall be preserved unimpaired.
     (D) CHARTER; BYLAWS; DIRECTORS; OFFICERS. The Charter and Bylaws of the Continuing Bank shall be those of FUNB-FL, as in effect immediately prior to the Bank Merger becoming effective. The directors and officers of FUNB-FL in office immediately prior to the Bank Merger becoming effective shall be the directors and officers of the Continuing Bank, together with such additional directors and officers as may thereafter be elected, who shall hold office until such time as their successors are elected and qualified.
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     (E) OUTSTANDING STOCK OF THE CONTINUING BANK. The amount of the capital stock of the Continuing Bank shall be not less than $45,960,790 and shall consist of not less than 4,596,079 issued and outstanding shares of common stock, each of $10.00 par value, and the issued and outstanding shares shall remain issued and outstanding as shares of FUNB-FL, each of $10.00 par value, and the holders thereof shall retain their rights therein.
     (F) OUTSTANDING STOCK OF THE BANK. Promptly after the Bank Merger becomes effective, the Continuing Corporation shall deliver all of the issued and outstanding shares of the capital stock of the Bank to the Continuing Bank for cancellation.
     1.03. EFFECTIVE DATE. Subject to the conditions to the obligations of the parties to effect the Mergers as set forth in ARTICLE VI, the effective date
(the "Effective Date") shall be such date after September 30, 1996, as First Union shall notify the Company in writing not less than five days prior thereto, which date shall not be more than 30 days after such conditions have been satisfied or waived in writing. Prior to the Effective Date, First Union and the Company shall execute and deliver to the Secretary of State of the States of North Carolina and Delaware, Articles of Merger and a Certificate of Merger, as applicable, in accordance with applicable law. The time on the Effective Date at which the Corporate Merger becomes effective is referred to as the "Effective Time".
                               II. CONSIDERATION.
     2.01. CORPORATE MERGER CONSIDERATION. Subject to the provisions of this Plan, on the Effective Date:
     (A) OUTSTANDING FIRST UNION COMMON STOCK. The shares of First Union Common Stock issued and outstanding immediately prior to the Effective Date shall, on and after the Effective Date, remain as issued and outstanding shares of First Union Common Stock.
     (B) OUTSTANDING COMPANY COMMON STOCK. Each share (excluding shares held by the Company or any of its subsidiaries or by First Union or any of its subsidiaries, in each case other than in a fiduciary capacity or as a result of debts previously contracted ("Excluded Shares")) of Company Common Stock issued and outstanding immediately prior to the Effective Time shall, by virtue of the Corporate Merger, automatically and without any action on the part of the holder thereof, become and be converted into the right to receive 0.2233 shares (the "Exchange Ratio") of First Union Common Stock, subject to possible adjustment as set forth in SECTION 2.05, SECTION 5.19 or SECTION 7.05 (upon any such adjustment any reference in this Plan to "Exchange Ratio" shall thereafter be deemed to refer to the Exchange Ratio as adjusted).
     2.02. STOCKHOLDER RIGHTS; STOCK TRANSFERS. At the Effective Time, holders of Company Common Stock shall cease to be, and shall have no rights as, stockholders of the Company, other than to receive the consideration provided under this ARTICLE II, without interest. After the Effective Time, there shall be no transfers on the stock transfer books of the Company or the Continuing Corporation of the shares of Company Common Stock which were issued and outstanding immediately prior to the Effective Time.
     2.03. FRACTIONAL SHARES. Notwithstanding any other provision hereof, no fractional shares of First Union Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Corporate Merger; instead, First Union shall pay to each holder of Company
Common Stock who would otherwise be entitled to a fractional share an amount in cash determined by multiplying such fraction by the last sale price of First Union Common Stock on the last trading day prior to the Effective Date, as reported by the New York Stock Exchange ("NYSE") Composite Transactions tape (as reported in THE WALL STREET JOURNAL).
     2.04. EXCHANGE PROCEDURES. As promptly as practicable after the Effective Date, First Union will send or cause to be sent to each former stockholder of the Company of record immediately prior to the Effective Time, transmittal materials for use in exchanging such stockholder's certificates for Company Common Stock for the consideration set forth in this ARTICLE II. The certificates representing the shares of First Union Common Stock into which shares of such stockholder's Company Common Stock are converted on the Effective Date, any fractional share check which such stockholder shall be entitled to receive, and any dividends paid on such shares of First Union Common Stock for which the record date for determination of stockholders entitled to such dividends is on or after the Effective Date, will be delivered to such stockholder only upon delivery to First Union National Bank of North Carolina (the "Exchange Agent") of the certificates representing all of such shares of Company Common Stock (or indemnity satisfactory to First Union and the Exchange Agent, in their judgment, if any of such certificates are lost, stolen or destroyed). No interest will be paid on any such fractional share check or dividends to which the holder of such shares shall be entitled to receive upon such delivery. Certificates surrendered for exchange by
                                      A-3
any person constituting an Affiliate (as hereinafter defined) of the Company shall not be exchanged for certificates representing First Union Common Stock until First Union has received a written agreement from such person as specified in SECTION 5.10.
     2.05. ANTI-DILUTION PROVISIONS. In the event First Union changes the number of shares of First Union Common Stock issued and outstanding prior to the Effective Date as a result of a stock split, stock dividend, recapitalization or similar transaction with respect to the outstanding First Union Common Stock and the record date therefor shall be prior to the Effective Time, the Exchange
Ratio shall be proportionately adjusted.
     2.06. EXCLUDED SHARES. Each of the Excluded Shares shall be canceled and retired at the Effective Time, and no consideration shall be issued in exchange therefor.
     2.07. RESERVATION OF RIGHT TO REVISE TRANSACTION. First Union may at any time change the method of effecting the acquisition of the Company and the Bank (including without limitation the provisions of this ARTICLE II) if and to the extent it deems such change to be desirable; PROVIDED, HOWEVER, that no such change shall (A) alter or change the amount or kind of consideration to be issued to holders of Company Common Stock as provided for in this Plan, (B) adversely affect the intended tax-free treatment to the Company's stockholders as a result of receiving such consideration, or (C) materially impede or delay receipt of any approval referred to in SECTION 6.02 or the consummation of the transactions contemplated by this Plan.
     2.08. OPTIONS. From and after the Effective Time, all employee and director stock options to purchase shares of Company Common Stock ("Options"), which are then outstanding and unexercised, shall be converted into and become options with respect to First Union Common Stock, and First Union shall assume each such Option in accordance with the terms of the plan and agreement by which it is evidenced; PROVIDED, HOWEVER, that from and after the Effective Time, (A) each such Option assumed by First Union may be exercised solely for shares of First Union Common Stock, (B) the number of shares of First Union Common Stock subject to such Option shall be equal to the number of shares of Company Common Stock subject to such Option immediately prior to the Effective Time, multiplied by the Exchange Ratio and rounded down to the nearest whole share, with cash being paid for any fractional share interest, and (C) the per share exercise price under each such Option shall be adjusted by dividing such price by the Exchange Ratio and rounding up to the nearest cent. The Company represents and warrants that the number of shares of Company Common Stock which are issuable upon exercise of Options as of the date hereof are Previously Disclosed in SCHEDULE 2.08.
                       III. ACTIONS PENDING CONSUMMATION.
     Without the prior written consent of First Union, each of the Company and the Bank shall conduct its and each of the Company Subsidiaries' (as hereinafter defined) business in the ordinary and usual course consistent with past practice and shall use its best efforts to maintain and preserve its and each of the Company Subsidiaries' business organization, employees and advantageous business relationships and to retain the services of its and each of the Company Subsidiaries' officers and key employees, and each of the Company and the Bank will not, and will cause each of the Company Subsidiaries not to, agree to:
     3.01. CAPITAL STOCK. Except as Previously Disclosed in SCHEDULE 4.01(C), issue, sell or otherwise permit to become outstanding any additional shares of capital stock of the Company or the Company Subsidiaries, or any Rights with respect thereto, or enter into any agreement with respect to the foregoing, or permit any additional shares of Company Common Stock to become subject to grants of employee stock options, stock appreciation rights or similar stock based employee compensation rights.
     3.02. DIVIDENDS, ETC. Make, declare or pay any dividend on or in respect of (other than (i) the quarterly cash dividend in the amount of $0.20 payable on or about July 12, 1996, by the Company to holders of Company Common Stock and (ii) dividends from Company Subsidiaries to the Company or the Bank, as applicable), or declare or make any distribution on, or directly or indirectly combine, split, redeem, reclassify, purchase or otherwise acquire, any shares of the capital stock of the Company or the Company Subsidiaries or, other than as permitted in or contemplated by this Plan, authorize the creation or issuance of, or issue, any additional shares of such capital stock or any Rights with respect thereto.
     3.03. INDEBTEDNESS; LIABILITIES; ETC. Other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money or assume, guarantee, endorse or otherwise as an accommodation become liable for the obligations of any other individual or corporation, bank, partnership, joint venture, business trust, association or other organization (each, a "Business Entity").
                                      A-4

     3.04. OPERATING PROCEDURES; CAPITAL EXPENDITURES; ETC. Except as may be directed by any regulatory agency, (A) change its or any of the Company Subisidiaries' lending, investment, liability management or other material banking or other policies in any material respect, except such changes as are in accordance and in an effort to comply with SECTION 5.11, (B) incur or commit to incur any capital expenditures beyond those Previously Disclosed in SCHEDULE 3.04, other than in the ordinary course of business and not exceeding the Company's current budget for such expenditures as set forth in SCHEDULE 3.04, or
(C) implement or adopt any change in accounting principles, practices or methods, other than as may be required by generally accepted accounting principles.
     3.05. LIENS. Impose, or permit or suffer the imposition, on any shares of capital stock of any of the Company Subsidiaries, or on any of its or the Company Subsidiaries' other assets, any Liens (as hereinafter defined), other than Liens on such other assets that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect (as hereinafter defined) on the Company.
     3.06. COMPENSATION; EMPLOYMENT AGREEMENTS; ETC. Except as Previously Disclosed in SCHEDULE 3.06, enter into or amend any employment, severance or similar agreement or arrangement with any of its directors, officers, employees or consultants, or grant any salary or wage increase, amend the terms of any Option or increase any employee benefit (including incentive or bonus payments), except normal individual increases in regular compensation to employees in the ordinary course of business consistent with past practice.
     3.07. BENEFIT PLANS. Except as Previously Disclosed in SCHEDULE 3.07, enter into or modify (except as may be required by applicable law) any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or other employees, including without limitation taking any action that accelerates the vesting or exercise of any benefits payable thereunder (other than any such acceleration or vesting that results from this Plan or the transactions contemplated herein).
     3.08. CONTINUANCE OF BUSINESS. Except as otherwise provided in SECTION 5.19, (A) dispose of any portion of its assets, deposits, business or properties, except for any such disposition that is in the ordinary course of business and which is not material to the Company and the Company Subsidiaries taken as a whole, or discontinue or terminate any existing line of business, (B) merge or consolidate with, or acquire all or any portion of the business or property of, any other entity except for any such transaction that is in the ordinary course of business and which is not material to the Company and the Company Subsidiaries taken as a whole (except foreclosures or acquisitions by the Bank in a fiduciary capacity, in each case in the ordinary course of business consistent with past practice) or (C) make any material investment either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any person or Business Entity other than from wholly-owned Company Subsidiaries and other than the purchase or sale of loans or marketable securities in the ordinary course of business consistent with past practices.
     3.09. AMENDMENTS. Amend its Certificate of Incorporation, Charter or
Bylaws.
     3.10. CLAIMS. Settle any claim, action or proceeding involving liability for any material money damages or any restrictions upon the operations of the Company or any of the Company Subsidiaries, or forgive or compromise any material amount of debt of any person or Business Entity, other than from wholly-owned Company Subsidiaries.
     3.11. CONTRACTS. Enter into, terminate or make any change in any material contract, agreement or lease, except in the ordinary course of business consistent with past practice with respect to such contracts, agreements and leases that are terminable by it without penalty on not more than 60 days prior written notice.
     3.12. OTHER ACTIONS. Take any actions that would (A) materially impede or delay the receipt of any approval referred to in SECTION 6.02 without the imposition of a condition or restriction of the type referred to in the proviso to such SECTION or (B) adversely affect the ability of any party to perform its obligations under this Plan.
     3.13. AGREEMENTS. Authorize, commit or enter into any agreement to take any of the actions referred to in SECTIONS 3.01 through 3.12.
                      IV. REPRESENTATIONS AND WARRANTIES.
     4.01. REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE BANK. Each of the Company and the Bank hereby represents and warrants to First Union and FUNB-FL as follows:
     (A) RECITALS. The facts set forth in the Recitals of this Plan with respect to it are true and correct.
                                      A-5

     (B) ORGANIZATION, STANDING AND AUTHORITY. It is duly qualified to do business and is in good standing in the States of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be duly qualified, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on the Company. Each of the Company and the Company Subsidiaries has in effect all federal, state, local, and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted, the absence of which, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on the Company.
     (C) SHARES. The outstanding shares of it are validly issued and outstanding, fully paid and nonassessable, and are subject to no, and have not been issued in violation of any, preemptive rights. Except as Previously Disclosed in SCHEDULE 4.01(C), there are no shares of capital stock or other equity securities of the Company or the Bank outstanding and no outstanding Rights with respect thereto.
     (D) COMPANY SUBSIDIARIES. The Company has Previously Disclosed in SCHEDULE 4.01(D) a list of all the Company Subsidiaries. Each of the Company Subsidiaries that is a savings bank is an "insured depository institution" as defined in the Federal Deposit Insurance Act and applicable regulations thereunder. No equity securities of any of the Company Subsidiaries are or may become required to be issued (other than to the Company or a wholly-owned Company Subsidiary) by reason of any Rights with respect thereto. There are no contracts, commitments, understandings or arrangements by which any of the Company Subsidiaries is or may be bound to sell or otherwise issue any shares of its capital stock, and there are no contracts, commitments, understandings or arrangements relating to the rights of the Company or the Bank, as applicable, to vote or to dispose of such shares. All of the shares of capital stock of each Company Subsidiary held by the Company or a Company Subsidiary are fully paid and nonassessable and subject to no preemptive rights and are owned by the Company or a Company Subsidiary free and clear of any Liens. Each Company Subsidiary is in good standing under the laws of the jurisdiction in which it is incorporated or organized, and is duly qualified to do business and in good standing in each jurisdiction where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be duly qualified is reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on the Company. Except as Previously Disclosed in
SCHEDULE 4.01(D), the Company does not own beneficially, directly or indirectly, any equity securities or similar interests of any Business Entity. The deposits of the Bank are insured by the Savings Association Insurance Fund (the "SAIF") of the Federal Deposit Insurance Corporation (the "FDIC"). The Bank is a member in good standing of the Federal Home Loan Bank of Atlanta (the "FHL Bank"). The term "Company Subsidiary" means any Business Entity (including the Bank), five percent or more of the equity interests of which are owned directly or indirectly by the Company.
     (E) CORPORATE POWER. It and each of the Company Subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own or lease all its material properties and assets.
     (F) CORPORATE AUTHORITY. Subject to any necessary receipt of approval by its stockholders referred to in SECTION 6.01, this Plan has been authorized by all necessary corporate action of it and is a valid and binding agreement of it enforceable against it in accordance with its terms, subject as to enforcement to bankruptcy, insolvency and other similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.
     (G) NO DEFAULTS. Subject to the approval by its stockholders referred to in
SECTION 6.01, the required regulatory approvals referred to in SECTION 6.02, and the required filings under federal and state securities laws, and except as Previously Disclosed in SCHEDULE 4.01(G), the execution, delivery and performance of this Plan and the consummation by it of the transactions contemplated hereby, does not and will not (1) constitute a breach or violation of, or a default under, or cause or allow the acceleration or creation of a Lien (with or without the giving of notice, passage of time or both) pursuant to, any law, rule or regulation or any judgment, decree, order, governmental or non-governmental permit or license, or agreement, indenture or instrument of it or of any of the Company Subsidiaries or to which it or any of the Company Subsidiaries or its or their properties is subject or bound, which breach, violation, default or Lien is reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on the Company, (2) constitute a breach or violation of, or a default under, its Restated Certificate of Incorporation, Charter or Bylaws, or (3) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental or non-governmental permit or license or the consent or approval of any other party to any such agreement, indenture or instrument, other than any such consent or approval, which if not obtained, would not be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on the Company.
     (H) FINANCIAL REPORTS. As to (1) the Company, its Annual Report on Form 10-K for the fiscal year ended September 30, 1995, and all other documents filed or to be filed subsequent to September 30, 1995 under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (together with the rules and regulations thereunder, the "Exchange Act"),
                                      A-6
in the form filed with the Securities and Exchange Commission (the "SEC") (in each such case, the "Company Financial Reports"), and (2) the Bank, its Thrift Financial Report for the fiscal year ended September 30, 1995, and all other Thrift Financial Reports filed or to be filed subsequent to September 30, 1995, in the form filed with the Office of Thrift Supervision (the "OTS") (in each case, the "Bank Financial Reports" and together with the Company Financial Reports, the "Company/Bank Financial Reports"), did not and will not as of their respective dates contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading; and each of the balance sheets in or incorporated by reference into the Company/Bank Financial Reports (including the related notes and schedules thereto) fairly presents and will fairly present the financial position of the entity or entities to which it relates as of its date and each of the statements of income and changes in stockholders' equity and cash flows or equivalent statements in the Company/Bank Financial Reports (including any related notes and schedules thereto) fairly presents and will fairly present the results of operations, changes in stockholders' equity and cash flows, as the case may be, of the entity or entities to which it relates for the periods set forth therein, in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except in each case as may be noted therein, subject to normal and recurring year-end audit adjustments in the case of unaudited statements.
     (I) ABSENCE OF UNDISCLOSED LIABILITIES. Except as disclosed in the Company/Bank Financial Reports prior to the date hereof, none of the Company or the Company Subsidiaries has any obligation or liability (contingent or otherwise) that, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on the Company.
     (J) NO EVENTS. No events have occurred, or circumstances have arisen, since March 31, 1996, which, individually or in the aggregate, have had or are reasonably likely to have a Material Adverse Effect on the Company.
     (K) PROPERTIES. Except as specifically reserved against or otherwise disclosed in the Company Financial Reports (including the related notes and schedules thereto) and except for those properties and assets that have been sold or otherwise disposed of in the ordinary course of business, and except as Previously Disclosed in SCHEDULE 4.01(K), the Company and the Company Subsidiaries have good and marketable title, free and clear of all liens, encumbrances, charges, security interests, restrictions (including restrictions on voting rights or rights of disposition), defaults or equities of any character or claims or third party rights of whatever nature (collectively "Liens"), to all of the properties and assets, tangible and intangible, reflected in the Company Financial Reports as being owned by the Company or the Company Subsidiaries as of the dates thereof, other than those Liens that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect on the Company. All buildings and all fixtures, equipment, and other property and assets which are held under leases or subleases by any of the Company or the Company Subsidiaries are held under valid leases or subleases enforceable in accordance with their respective terms.
     (L) LITIGATION; REGULATORY ACTION. Except as Previously Disclosed in
SCHEDULE 4.01(L), no litigation, proceeding or controversy before any court or governmental agency is pending which, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on the Company or which alleges claims under any fair lending law or other law relating to discrimination, including, without limitation, the Truth in Lending Act, the Equal Credit Opportunity Act, the Fair Credit Reporting Act, the Fair Housing Act, the Community Reinvestment Act and the Home Mortgage Disclosure Act, and, to the best of its knowledge, no such litigation, proceeding or controversy has been threatened; and except as Previously Disclosed in SCHEDULE 4.01(L), neither it nor any of the Company Subsidiaries or any of its or their material properties or their officers, directors or controlling persons is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment or supervisory letter or similar submission to or from, any federal or state governmental agency or authority charged with the supervision or regulation of depository institutions or engaged in the insurance of deposits (together with any and all agencies or departments of federal, state or local government (including, without limitation, the OTS, the FHL Bank, the Federal Reserve Board, the FDIC and any other federal or state bank, thrift or other financial institution, insurance or securities regulatory authorities (including the SEC, the "Regulatory Authorities")) and neither it nor any of the Company Subsidiaries has been advised by any of the Regulatory Authorities that any such authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment or supervisory letter or similar submission.
     (M) COMPLIANCE WITH LAWS. Except as Previously Disclosed in SCHEDULE 4.01(M), each of the Company and the Company Subsidiaries:
     (1) has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Regulatory Authorities that are required in order to permit it to conduct its business as presently conducted and that are material to the business of the Company and the Company Subsidiaries taken as a whole; all such permits, licenses,
                                      A-7
certificates of authority, orders and approvals are in full force and effect and, to the best of its knowledge, no suspension or cancellation of any of them is threatened; and all such filings, applications and registrations are current;
     (2) has received no notification or communication from any Regulatory Authority or the staff thereof (a) asserting that any of the Company or the Company Subsidiaries is not in compliance with any of the statutes, regulations or ordinances which such Regulatory Authority enforces, which, as a result of such noncompliance in any such instance, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on the Company, (b) threatening to revoke any license, franchise, permit or governmental authorization, which revocation, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on the Company, or (c) requiring any of the Company or the Company Subsidiaries (or any of their officers, directors or controlling persons) to enter into a cease and desist order, agreement or memorandum of understanding (or requiring the board of directors thereof to adopt any material resolution or policy);
     (3) is, as to the Bank, "well capitalized" as defined in 12 CFR
(section mark)564.4 and is not in "troubled condition" as defined in 12 CFR (section mark)574.9; and
     (4) is in compliance in all material respects with all fair lending laws or other laws relating to discrimination, including, without limitation, the Truth in Lending Act, the Equal Credit Opportunity Act, the Fair Credit Reporting Act, the Fair Housing Act, the Community Reinvestment Act and the Home Mortgage Disclosure Act and similar federal and state laws and regulations.
     (N) MATERIAL CONTRACTS. Except as Previously Disclosed in SCHEDULE 4.01(N), none of the Company or the Company Subsidiaries, nor any of its respective assets, business or operations, is a party to, or is bound or affected by, or receives benefits under, any contract or agreement or amendment thereto that in each case (1) is required to be filed as an exhibit to an Annual Report on Form 10-K filed by the Company that has not been filed as an exhibit to the Company's Annual Report on Form 10-K filed for the fiscal year ended September 30, 1995, or (2) which provides for annual payments by the Company or a Company Subsidiary of $100,000 or more. True and correct copies of such contracts, and any agreements or amendments thereto, have been supplied to First Union. None of the Company or the Company Subsidiaries is in default under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its respective assets, business or operations may be bound or affected, or under which it or any of its respective assets, business or operations receives benefits, which default, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on the Company, and there has not occurred any event that, with lapse of time or giving of notice or both, would constitute such a default. Except as Previously Disclosed in SCHEDULE 4.01(N), neither the Company nor any Company Subsidiary is subject to, or bound by, any contract containing covenants which (i) limit the ability of the Company or any Company Subsidiary to compete in any line of business or with any person, or (ii) involve any restriction of geographical area in which, or method by which, the Company or any Company Subsidiary may carry on its business (other than as may be required by law or any applicable Regulatory Authority).
     (O) REPORTS. Since January 1, 1993, each of the Company and the Company Subsidiaries has filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with (1) the SEC, (2) the FDIC, the OTS, the FHL Bank and the FHL Bank System, and (3) any other applicable Regulatory Authorities. As of their respective dates (and without giving effect to any amendments or modifications filed after the date of this Plan with respect to reports and documents filed before the date of this
Plan), each of such reports and documents, including the financial statements, exhibits and schedules thereto, complied in all material respects with all of the statutes, rules and regulations enforced or promulgated by the Regulatory Authority with which they were filed and did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.
     (P) NO BROKERS. All negotiations relative to this Plan and the transactions contemplated hereby have been carried on by it directly with the other parties hereto and no action has been taken by it that would give rise to any valid claim against any party hereto for a brokerage commission, finder's fee or other like payment, excluding a fee previously disclosed to First Union to be paid to Alex. Brown & Sons Incorporated and Ryan Beck & Co.
     (Q) EMPLOYEE BENEFIT PLANS.
     (1) SCHEDULE 4.01(Q) contains a complete list of all bonus, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock and stock option plans, all employment or severance contracts, all medical, dental, health and life insurance plans, all other employee benefit plans, contracts or arrangements and any applicable "change of control" or similar provisions in any plan, contract or arrangement maintained or contributed to by it or any of the Company Subsidiaries for the benefit of employees, former employees, directors, former
                                      A-8

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directors or their beneficiaries (the "Compensation and Benefit Plans"). True and complete copies of all Compensation and Benefit Plans, including, but not limited to, any trust instruments and/or insurance contracts, if any, forming a part thereof, and all amendments thereto have been supplied to First Union.
     (2) All "employee benefit plans" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), other than "multiemployer plans" within the meaning of Section 3(37) of ERISA ("Multiemployer Plans"), covering employees or former employees of it and the Company Subsidiaries (the "ERISA Plans"), to the extent subject to ERISA, are in substantial compliance with ERISA. Except as Previously Disclosed in SCHEDULE 4.01(Q) each ERISA Plan which is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA ("Pension Plan") and which is intended to be qualified, under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"), has received a favorable determination letter from the Internal Revenue Service, and it is not aware of any circumstances reasonably likely to result in the revocation or denial of any such favorable determination letter or the inability to receive such a favorable determination letter. There is no material pending or, to its knowledge, threatened litigation relating to the ERISA Plans. Neither it nor any of the Company Subsidiaries has engaged in a transaction with respect to any ERISA Plan that would subject it or any of the Company Subsidiaries to a tax or penalty imposed by either Section 4975 of the Code or Section 502 (i) of ERISA in an amount which would be material.
     (3) No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by it or any of the Company Subsidiaries with respect to any ongoing, frozen or terminated "single-employer plan", within the meaning of
Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered one employer with it under Section 4001(a)(15) of ERISA or Section 414 of the Code (an "ERISA Affiliate"). Neither it nor any of the Company Subsidiaries presently contributes to a Multiemployer Plan, nor have they contributed to such a plan within the past five calendar years. No notice of a "reportable event", within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Pension Plan or by any ERISA Affiliate within the past 12-month period.
     (4) All contributions required to be made under the terms of any ERISA Plan have been timely made. Neither any Pension Plan nor any single-employer plan of an ERISA Affiliate has an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA. Neither it nor any of the Company Subsidiaries has provided, or is required to provide, security to any Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code.
     (5) Under each Pension Plan which is a single-employer plan, as of the last day of the most recent plan year, the actuarially determined present value of all "benefit liabilities", within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in the plan's most recent actuarial valuation) did not exceed the then current value of the assets of such plan, and there has been no material change in the financial condition of such plan since the last day of the most recent plan year.
     (6) Neither it nor any of the Company Subsidiaries has any obligations for retiree health and life benefits under any plan, except as set forth in SCHEDULE 4.01(Q). There are no restrictions on the rights of it or any of the Company Subsidiaries to amend or terminate any such plan without incurring any liability thereunder.
     (7) Except as Previously Disclosed in SCHEDULE 4.01(Q), neither the execution and delivery of this Plan nor the consummation of the transactions contemplated hereby will (a) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any director or any employee of it or any of the Company Subsidiaries under any Compensation and Benefit Plan or otherwise from it or any of the Company Subsidiaries, (b) increase any benefits otherwise payable under any Compensation and Benefit Plan, (c) result in any acceleration of the time of payment or vesting of any such benefit, or (d) result in the imposition to the recipient of any excise tax pursuant to Section 4999 of the Code.
     (R) NO KNOWLEDGE. It knows of no reason why the regulatory approvals referred to in SECTION 6.02 should not be obtained without the imposition of any condition of the type referred to in the proviso following such SECTION 6.02.
     (S) LABOR AGREEMENTS. Neither it nor any of the Company Subsidiaries is a party to, or is bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is it or any of the Company Subsidiaries the subject of a proceeding asserting that it or any such Company Subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel it or such subsidiary to bargain with any labor organization as to wages and conditions of employment, nor is there any strike or other labor dispute involving it or any of the Company Subsidiaries, pending or, to the best of its knowledge, threatened, nor is it aware of any
                                      A-9
activity involving its or any of the Company Subsidiaries' employees seeking to certify a collective bargaining unit or engaging in any other organization activity.
     (T) ASSET CLASSIFICATION. It has Previously Disclosed in SCHEDULE 4.01(T) a list, accurate and complete in all material respects, of the aggregate amounts of loans, extensions of credit or other assets of the Company and the Company Subsidiaries that have been classified by it as of May 31, 1996 (the "Asset Classification"); and no amounts of loans, extensions of credit or other assets that have been classified as of May 31, 1996 by any regulatory examiner as "Other Loans Specially Mentioned", "Substandard", "Doubtful", "Loss", or words of similar import are excluded from the amounts disclosed in the Asset Classification, other than amounts of loans, extensions of credit or other assets that were charged off by the Company or a Company Subsidiary prior to May 31, 1996.
     (U) ALLOWANCE FOR POSSIBLE LOAN LOSSES. The allowance for possible loan losses shown on the consolidated balance sheets of the Company included in the March 31, 1996 Company Financial Reports was, and the allowance for possible loan losses to be shown on subsequent Company Financial Reports, will be, adequate, in the opinion of the Board of Directors and management of the Company, determined in accordance with generally accepted accounting principles, to provide for possible losses, net of recoveries relating to loans previously charged off, on loans outstanding (including accrued interest receivable) as of the date thereof.
     (V) INSURANCE. Each of Company and the Company Subsidiaries has taken all requisite action (including without limitation the making of claims and the giving of notices) pursuant to its directors' and officers' liability insurance policy or policies in order to preserve all rights thereunder with respect to all matters that are known to it, except for such matters which, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect on the Company. Set forth in SCHEDULE 4.01(V) is a list of all insurance policies maintained by or for the benefit of the Company or the Company Subsidiaries or their directors, officers, employees or agents.
     (W) AFFILIATES. Except as Previously Disclosed in SCHEDULE 4.01(W), there is no person who, as of the date of this Plan, may be deemed to be an "affiliate" of the Company (each, an "Affiliate") as that term is used in Rule 145 under the Securities Act of 1933, as amended (together with the rules and regulations thereunder, the "Securities Act").
     (X) STATE TAKEOVER LAWS; CERTIFICATE OF INCORPORATION. It has taken all necessary action to exempt this Plan and the transactions contemplated hereby from, and this Plan and the transactions contemplated hereby are exempt from,
(1) any applicable state takeover laws, including, without limitation, the provisions of Section 203 of the DGCL, (2) any applicable takeover provisions in the Company's Certificate of Incorporation, and (3) any takeover provisions set forth in any agreement to which the Company is a party or may be bound.
     (Y) NO FURTHER ACTION. It has taken all action so that the entering into of this Plan, and the consummation of the transactions contemplated hereby (including without limitation the Mergers) or any other action or combination of actions, or any other transactions, contemplated hereby do not and will not (1) require a vote of stockholders (other than the affirmative vote of the holders of a majority of shares of Company Common Stock entitled to be cast on this Plan or on any other actions necessary to facilitate the transactions contemplated hereby and the approval of the Company in its capacity as sole stockholder of the Bank, which approval has been given), or (2) result in the grant of any rights to any person under the Certificate of Incorporation, Charter or Bylaws of the Company or any Company Subsidiary or under any agreement to which the Company or any of the Company Subsidiaries is a party, or (3) restrict or impair in any way the ability of First Union or FUNB-FL to exercise the rights granted hereunder.
     (Z) ENVIRONMENTAL MATTERS.
          (1) To its knowledge, it and each of the Company Subsidiaries, the Participation Facilities and the Loan/Fiduciary Properties (each as defined below) are, and have been, in compliance with all Environmental Laws (as defined below), except for instances of noncompliance which are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on the Company.
          (2) There is no proceeding pending or, to its knowledge, threatened before any court, governmental agency or board or other forum in which it or any of the Company Subsidiaries or any Participation Facility has been, or with respect to threatened proceedings, reasonably would be expected to be, named as a defendant or potentially responsible party (a) for alleged noncompliance (including by any predecessor) with any Environmental Law, or
     (b) relating to the release or threatened release into the environment of any Hazardous Material (as defined below), whether or not occurring at or on a site owned, leased or operated by it or any of the Company Subsidiaries or any Participation Facility,
                                      A-10
     except for such proceedings pending or threatened that are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on the Company or have been Previously Disclosed in SCHEDULE 4.01(Z).
          (3) There is no proceeding pending or, to its knowledge, threatened before any court, governmental agency or board or other forum in which any Loan/Fiduciary Property (or it or any of the Company Subsidiaries in respect of any Loan/Fiduciary Property) has been, or with respect to threatened proceedings, reasonably would be expected to be, named as a defendant or potentially responsible party (a) for alleged noncompliance (including by any predecessor) with any Environmental Law, or (b) relating to the release or threatened release into the environment of any Hazardous Material, whether or not occurring at or on a Loan/Fiduciary Property, except for such proceedings pending or threatened that are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on the Company or have been Previously Disclosed in SCHEDULE 4.01(Z).
          (4) To its knowledge, there is no reasonable basis for any proceeding of a type described in subsections (2) or (3) above, except as has been Previously Disclosed in SCHEDULE 4.01(Z).
          (5) To its knowledge, during the period of (a) its or any of the Company Subsidiaries' ownership or operation of any of their respective current properties, (b) its or any of the Company Subsidiaries' participation in the management of any Participation Facility, or (c) its or any of the Company Subsidiaries' holding of a security or other interest in a Loan/Fiduciary Property, there have been no releases of Hazardous Material in, on, under or affecting any such property, Participation Facility or Loan/Fiduciary Property, except for such releases that are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on the Company or have been Previously Disclosed in SCHEDULE 4.01(Z).
          (6) To its knowledge, prior to the period of (a) its or any of the Company Subsidiaries' ownership or operation of any of their respective current properties, (b) its or any of the Company Subsidiaries' participation in the management of any Participation Facility, or (c) its or any of the Company Subsidiaries' holding of a security or other interest in a Loan/Fiduciary Property, there were no releases of Hazardous Material in, on, under or affecting any such property, Participation Facility or Loan/Fiduciary Property, except for such releases that are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on the Company or have been Previously Disclosed in SCHEDULE 4.01(Z).
          (7) The following definitions apply for purposes of this SECTION 4.01(Z): "Loan/Fiduciary Property" means any property owned or controlled by it or any of the Company Subsidiaries or in which it or any of the Company Subsidiaries holds a security or other interest, and, where required by the context, includes any such property where Company or any of the Company Subsidiaries constitutes the owner or operator of such property, but only with respect to such property; "Participation Facility" means any facility in which it or any of the Company Subsidiaries participates in the management and, where required by the context, includes the owner or operator or such property, but only with respect to such property; "Environmental Law" means (a) any federal, state and local law, statute, ordinance, rule, regulation, code, license, permit, approval, order, judgment, decree, injunction, or agreement with any governmental entity, relating to (i) the protection, preservation or restoration of the environment, (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or to human health or safety, or (ii) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Material, in each case as amended and as now in effect and includes, without limitation, the federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Superfund Amendments and Reauthorization Act, the Federal Water Pollution Control Act of 1972, the federal Clean Air Act, the federal Clean Water Act, the federal Resource Conservation and Recovery Act of 1976 (including the Hazardous and Solid Waste Amendments thereto), the federal Solid Waste Disposal and the federal Toxic Substances Control Act, and the Federal Insecticide, Fungicide and Rodenticide Act, the Federal Occupational Safety and Health Act of 1970, each as amended and as now in effect, and (b) any common law or equitable doctrine (including, without limitation, injunctive relief and tort doctrines such as negligence, nuisance, trespass and strict liability) that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Hazardous Material; "Hazardous Material" means any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, under any Environmental Law, whether by type or quantity, and includes, without limitation, any oil or other petroleum product, toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste or petroleum or any derivative or by-product thereof, radon, radioactive material, asbestos, asbestos containing material, urea formaldehyde foam insulation, lead and polychlorinated biphenyl.
                                      A-11

          (8) For purposes of this SECTION 4.01(Z), the term "knowledge" means the actual knowledge of the directors and officers of the Company and the Company Subsidiaries.
     (AA) TAXES. Except as Previously Disclosed in SCHEDULE 4.01(AA), (1) all reports and returns with respect to Taxes (as defined below) and tax related information reporting requirements that are required to be filed by or with respect to it or the Company Subsidiaries, including without limitation consolidated federal income tax returns of it and the Company Subsidiaries (collectively, the "Company Tax Returns"), have been duly filed, or requests for extensions have been timely filed and have not expired, and such Company Tax Returns were true, complete and accurate in all material respects, (2) all taxes (which shall mean federal, state, local or foreign income, gross receipts, windfall profits, severance, property, production, sales, use, license, excise, franchise, employment, premium, recording, documentary, documentary stamps, real estate transfer, transfer, back-up withholding or similar taxes, together with any interest, additions, or penalties with respect thereto, imposed on the income, properties or operations of it or the Company Subsidiaries, together with any interest in respect of such additions or penalties, collectively the "Taxes") shown to be due on the Company Tax Returns or otherwise imposed on the income, properties or operations of the Company or Company Subsidiaries have been paid in full, (3) the Company Tax Returns have been examined by the Internal Revenue Service or the appropriate state, local or foreign taxing authority or the period for assessment of the Taxes in respect of which such Company Tax Returns were required to be filed has expired, (4) all Taxes due with respect to completed and settled examinations have been paid in full, (5) no issues have been raised by the relevant taxing authority in connection with the examination of any of the Company Tax Returns which are reasonably likely, individually or in the aggregate, to result in a determination that would have a Material Adverse Effect on the Company, except as reserved against in the Company Financial Reports filed prior to the date of this Plan, and (6) no waivers of statutes of limitations (excluding such statutes that relate to years under examination by the Internal Revenue Service) have been given by or requested with respect to any Taxes of it or the Company Subsidiaries.
     (BB) ACCURACY OF INFORMATION. The statements with respect to the Company and the Company Subsidiaries contained in this Plan, the Schedules and any other written documents executed and delivered by or on behalf of it pursuant to the terms of this Plan do not omit any material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.
     (CC) DERIVATIVES CONTRACTS; STRUCTURAL NOTES; ETC. None of the Company or the Company Subsidiaries is a party to or has agreed to enter into an exchange-traded or over-the-counter swap, forward, future, option, cap, floor or collar financial contract or any other contract not included on the balance sheet which is a derivative contract (including various combinations thereof) (each a "Derivatives Contract") or owns securities that (1) are referred to as "structured notes", "high risk mortgage derivatives", "capped floating rate notes," or "capped floating rate mortgage derivatives," or (2) are likely to have changes in value as a result of interest rate changes that significantly exceed normal changes in value attributable to interest rate changes, except for those Derivatives Contracts and other instruments legally purchased or entered into in the ordinary course of business and Previously Disclosed in SCHEDULE 4.01(CC),including a list, as applicable, of any Company or Company Subsidiary assets pledged as security for each such instrument.
     (DD) ACCOUNTING CONTROLS. Each of the Company and the Company Subsidiaries has devised and maintained systems of internal accounting controls sufficient to provide reasonable assurances, in the judgment of the Board of Directors of the Company, that (1) all material transactions are executed in accordance with management's general or specific authorization; (2) all material transactions are recorded as necessary to permit the preparation of financial statements in conformity with generally accepted accounting principles consistently applied with respect to thrift or any other criteria applicable to such statements, (3) access to the material property and assets of the Company and the Company Subsidiaries is permitted only in accordance with management's general or specific authorization; (4) the recorded accountability for items is compared with the actual levels at reasonable intervals and appropriate action is taken with respect to any differences; and (5) there are no violations of the Bank Secrecy Act.
     (EE) COMMITMENTS AND CONTRACTS. Neither the Company nor any Company Subsidiary is a party or subject to any of the following (whether written or oral, express or implied):
     (1) except as Previously Disclosed in SCHEDULE 4.01(EE), any employment contract or understanding (including any understandings or obligations with respect to severance or termination pay liabilities or fringe benefits) with any present or former officer, director or employee (other than those which are terminable at will by the Company or such Company Subsidiary without any obligation on the part of the Company or such Company Subsidiary to make any payment in connection with such termination);
                                      A-12

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     (2) except as Previously Disclosed in SCHEDULE 4.01(EE), any real property lease with annual rental payments aggregating $100,000 or more; or
     (3) except as Previously Disclosed in SCHEDULE 4.01(EE), any material contract with any Affiliate.
     (FF) NO DISSENTERS' RIGHTS. The holders of Company Common Stock have no dissenters' or appraisal rights in connection with the execution of this Plan or the consummation of any of the transactions contemplated hereby.
     (GG) PRIOR CORPORATE TRANSACTIONS. Each of the corporate transactions completed on October 22, 1992, and on October 24, 1994 (the "Transactions"), constituted a tax-free transaction under the Code. Neither the Company, the
Bank, Home Financial Corporation M.H.C. (Mutual Holding Company), the Company's shareholders, depositors of the Bank nor any other holders of beneficial ownership interest in any party to the Transactions were required to recognize any gain or loss for purposes of the Code by virtue of the Transactions.
     4.02. FIRST UNION AND FUNB-FL REPRESENTATIONS AND WARRANTIES. Each of First Union and FUNB-FL hereby represents and warrants to the Company and the Bank, as follows:
     (A) RECITALS. The facts set forth in the Recitals of this Plan with respect to it are true and correct.
     (B) CORPORATE AUTHORITY. Subject to the required regulatory approvals referred to in SECTION 6.02, this Plan has been authorized by all necessary corporate action of it and is a valid and binding agreement of it enforceable against it in accordance with its terms, subject as to enforcement to bankruptcy, insolvency and other similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.
     (C) NO DEFAULTS. Subject to the required regulatory approvals referred to in SECTION 6.02, and the required filings under federal and state securities' laws, the execution, delivery and performance of this Plan, and the consummation of the transactions contemplated hereby by it, does not and will not (1) constitute a breach or violation of, or a default under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of it or of any of its subsidiaries or to which it or any of its subsidiaries or properties is subject or bound, which breach, violation or default is reasonably likely to have a Material Adverse Effect on First Union, (2) constitute a breach or violation of, or a default under, its Articles of Incorporation, Charter or Bylaws, or (3) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license, or the consent or approval of any other party to any such agreement, indenture or instrument other than such consent or approval, which if not obtained, would not be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect.
     (D) FINANCIAL REPORTS. In the case of First Union, its Annual Report on
Form 10-K for the fiscal year ended December 31, 1995, and all other documents filed or to be filed subsequent to December 31, 1995 under Sections 13(a),
13(c), 14 or 15(d) of the Exchange Act, in the form filed with the SEC (in each such case, the "First Union Financial Reports"), did not and will not as of their respective dates contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading; and each of the balance sheets in or incorporated by reference into the First Union Financial Reports (including the related notes and schedules thereto) fairly presents and will fairly present the financial position of the entity or entities to which it relates as of its date and each of the statements of income and changes in stockholders' equity and cash flows or equivalent statements in the First Union Financial Reports (including any related notes and schedules thereto) fairly presents and will fairly present the results of operations, changes in stockholders' equity and changes in cash flows, as the case may be, of the entity or entities to which it relates for the periods set forth therein, in each case in accordance with generally accepted accounting principles consistently applied to banks and bank holding companies during the periods involved, except as may be noted therein, subject to normal and recurring year-end audit adjustments in the case of unaudited statements.
     (E) NO EVENTS. No events have occurred, or circumstances have arisen, since March 31, 1996, which, individually or in the aggregate, have had or are reasonably likely to have a Material Adverse Effect on First Union.
     (F) NO BROKERS. All negotiations relative to this Plan and the transactions contemplated hereby have been carried on by it directly with the other parties hereto and no action has been taken by it that would give rise to any valid claim against any party hereto for a brokerage commission, finder's fee or other like payment.
     (G) NO KNOWLEDGE. It knows of no reason why the regulatory approvals referred to in SECTION 6.02 should not be obtained without the imposition of any condition of the type referred to in the proviso following such SECTION 6.02.
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     (H) SHARES AUTHORIZED. In the case of First Union, the shares of First
Union Common Stock to be issued (1) in exchange for shares of Company Common Stock upon consummation of the Corporate Merger in accordance with ARTICLE II of this Plan, and (2) upon exercise of outstanding Options pursuant to SECTION
2.08, have been duly authorized and, when issued in accordance with the terms of this Plan, will be validly issued, fully paid and nonassessable and subject to no preemptive rights.
     (I) ORGANIZATION, STANDING AND AUTHORITY. It is duly qualified to do business and is in good standing in the States of the United States and foreign jurisdictions where the failure to be duly qualified, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on First
Union. Each of First Union and its subsidiaries has in effect all federal, state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted, the absence of which, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on First Union.
     (J) CORPORATE POWER. First Union and FUNB-FL each has the corporate power and authority to carry on its business as it is now being conducted and to own or lease all its material properties and assets.
     (K) ACCURACY OF INFORMATION. The statements with respect to First Union and FUNB-FL contained in this Plan, the Schedules and any other written documents executed and delivered by or on behalf of First Union or FUNB-FL pursuant to the terms of this Plan are true and correct in all material respects, and such statements and documents do not omit any material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.
     (L) LITIGATION; REGULATORY ACTION. Neither First Union nor any of its subsidiaries is a party to any litigation, proceeding or controversy before any court or governmental agency which, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on First Union and, to the best of its knowledge, no such litigation, proceeding or controversy has been threatened; and neither it nor any of its subsidiaries or any of its or their material properties or their officers, directors or controlling persons is a party to or is the subject of any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, any Regulatory Authorities, which is reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on First Union and neither it nor any of its subsidiaries has been advised by any Regulatory Authorities that any such authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum or understanding, commitment letter or similar submission.
     (M) COMPLIANCE WITH LAWS. To its knowledge, it and its subsidiaries have conducted their business in compliance with all federal, state, and local laws, ordinances and regulations, including applicable banking laws, federal and state securities laws, and laws and regulations concerning truth-in-lending, usury, fair credit reporting, fair lending, the Community Reinvestment Act, consumer protection, occupational safety, fair employment practices and fair labor standards, except where the failure to so comply is not reasonably likely to have a Material Adverse Effect on it. Neither it nor any of its subsidiaries has received any written notification or communication from any Regulatory
Authority, (i) asserting that either it or any of its subsidiaries are not currently in compliance with any of the statutes, regulations or ordinances that such Regulatory Authority enforces, which noncompliance is reasonably likely to have a Material Adverse Effect on it, or (ii) threatening to revoke any license, franchise, permit or governmental authorization the revocation of which would have a Material Adverse Effect on it. As of the date hereof, FUNB-FL has received a "satisfactory" rating from the OCC pursuant to the Community Reinvestment Act.
     (N) ABSENCE OF UNDISCLOSED LIABILITIES. None of First Union or its subsidiaries has any obligation or liability (contingent or otherwise) that, individually or in the aggregate, is reasonably likely to have a Material
Adverse Effect on it, except as reflected in the First Union Financial Reports prior to the date of this Plan.
                                 V. COVENANTS.
     Each of the Company and the Bank hereby covenants to First Union and FUNB-FL, and each of First Union and FUNB-FL hereby covenants to the Company and the Bank, that:
     5.01. EFFORTS. Subject to the terms and conditions of this Plan, it shall use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Mergers on the Effective Date and to otherwise enable consummation of the transactions contemplated hereby and shall cooperate fully with the other parties hereto to that end (it being understood
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that any amendments to the Registration Statement (as hereinafter defined) or a resolicitation of proxies as a consequence of an acquisition agreement by First Union or any of its subsidiaries shall not violate this covenant).
     5.02. COMPANY PROXY/REGISTRATION STATEMENT. The Company and First Union shall prepare a proxy statement/prospectus (the "Proxy Statement") to be mailed to the holders of Company Common Stock in connection with the transactions contemplated hereby and to be filed by First Union (after providing drafts in advance to the Company and its counsel for review and comment) in a registration statement (the "Registration Statement") with the SEC as provided in SECTION 5.08, which shall conform to all applicable legal requirements. The Company shall call a special meeting (the "Meeting") of the holders of Company Common Stock to be held as soon as practicable for purposes of voting upon the approval of this Plan and the Company shall use its best efforts to solicit and obtain votes of the holders of Company Common Stock in favor of the approval of this Plan, and, subject to the exercise of its fiduciary duties under applicable law (based upon the advice of outside counsel), the Board of Directors of the
Company shall recommend approval of this Plan by such holders.
     5.03. REGISTRATION STATEMENT COMPLIANCE WITH SECURITIES LAWS. When the Registration Statement or any post-effective amendment or supplement thereto shall become effective, and at all times subsequent to such effectiveness, up to and including the date of the Meeting, such Registration Statement and all amendments or supplements thereto, with respect to all information set forth therein furnished or to be furnished by or on behalf of the Company relating to the Company or the Company Subsidiaries and by or on behalf of First Union relating to First Union or its subsidiaries, (A) will comply in all material respects with the provisions of the Securities Act and the Exchange Act and any other applicable statutory or regulatory requirements, and (B) will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading; PROVIDED, HOWEVER, in no event shall any party hereto be liable for any untrue statement of a material fact or omission to state a material fact in the Registration Statement made in reliance upon, and in conformity with, written information concerning another party furnished by or on behalf of such other party specifically for use in the Registration Statement.
     5.04. REGISTRATION STATEMENT EFFECTIVENESS. First Union will advise the Company, promptly after First Union receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed (after providing drafts in advance to the Company and its counsel for review and comment), of the issuance of any stop order or the suspension of the qualification of the First Union Common Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.
     5.05. PRESS RELEASES. Neither the Company nor the Bank will, without the prior approval of First Union (which approval shall not be unreasonably withheld or delayed), and neither First Union nor FUNB-FL will, without the prior approval of the Company (which approval shall not be unreasonably withheld or delayed), issue any press release or written statement for general circulation relating to the transactions contemplated hereby, except as otherwise required by law.
     5.06. ACCESS; INFORMATION. (A) Upon reasonable notice, the Company and the Bank shall afford First Union and its officers, employees, counsel, accountants and other authorized representatives, access, during normal business hours throughout the period prior to the Effective Date, to all of its and the Company Subsidiaries' properties, books, contracts, data processing system files, commitments and records and, during such period, the Company and the Bank shall furnish promptly to First Union (1) a copy of each material report, schedule and other document filed by the Company and the Company Subsidiaries with any Regulatory Authority, and (2) all other information concerning the business, properties and personnel of the Company and the Company Subsidiaries as First Union may reasonably request, PROVIDED that no investigation pursuant to this
SECTION 5.06 shall affect or be deemed to modify or waive any representation or warranty made by the Company or the Bank or the conditions to the obligations of the Company and the Bank to consummate the transactions contemplated by this Plan; and (B) First Union will not use any information obtained pursuant to this
SECTION 5.06 for any purpose unrelated to the consummation of the transactions contemplated by this Plan and, if this Plan is terminated, will hold all information and documents obtained pursuant to this paragraph in confidence (as provided in SECTION 8.06) unless and until such time as such information or documents become publicly available other than by reason of any action or failure to act by First Union or as it is advised by counsel in writing that any such information or document is required by law or applicable published stock exchange rule to be disclosed, and in the event of the termination of this Plan, First Union will, upon request by the Company, deliver to the Company all documents so obtained by First Union or destroy such documents and, in the case of destruction, will certify such fact to the Company.
     5.07. ACQUISITION PROPOSALS. In the case of the Company, without the prior written consent of First Union, it shall not, and it shall cause the Company Subsidiaries not to, solicit or encourage inquiries or proposals with respect to, or, except as required by the fiduciary duties of the Board of Directors of the Company under applicable law (as advised by its outside
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counsel), furnish any nonpublic information relating to or participate in any negotiations or discussions concerning, any acquisition or purchase of all or a substantial portion of the assets or deposits of, or a substantial equity interest in, the Company or any of the Company Subsidiaries or any merger or other business combination with the Company or any of the Company Subsidiaries other than as contemplated by this Plan (including SECTION 5.19); it shall instruct its and the Company Subsidiaries' officers, directors, agents, advisors and affiliates to refrain from taking any action that would violate or conflict with any of the foregoing; and it shall notify First Union immediately if any such inquiries or proposals are received by, or any such negotiations or discussions are sought to be initiated with, the Company or any of the Company Subsidiaries.
     5.08. REGISTRATION STATEMENT PREPARATION. In the case of First Union, it shall, as promptly as practicable following the date of this Plan, and subject to the cooperation of the Company, prepare and file the Registration Statement with the SEC, and shall use its best efforts to cause the Registration Statement to be declared effective as soon as practicable after the filing thereof.
     5.09. BLUE-SKY FILINGS. In the case of First Union, it shall use its best efforts to obtain all necessary state securities laws or "blue sky" permits and approvals, PROVIDED that First Union shall not be required by virtue thereof to submit to general jurisdiction in any state.
     5.10. AFFILIATE AGREEMENTS. In the case of the Company, it will cause each person who may be deemed to be an Affiliate of the Company to execute and deliver to First Union on or before the mailing of the Proxy Statement for the Meeting an agreement in the form attached hereto as EXHIBIT A restricting the disposition of the shares of First Union Common Stock to be received by such Affiliate in exchange for such Affiliate's shares of Company Common Stock.
     5.11. CERTAIN POLICIES OF THE COMPANY AND THE BANK. In the case of each of the Company and the Bank, it shall, consistent with generally accepted accounting principles and regulatory accounting principles, use its best efforts to record any accounting adjustments required to conform its and the Company Subsidiaries' loan, litigation and other reserve and real estate valuation policies and practices (including loan classifications and levels of reserves)
so as to reflect consistently on a mutually satisfactory basis the policies and practices of First Union; PROVIDED, HOWEVER, that the Company and the Bank shall not be obligated to record any such accounting adjustments pursuant to this
SECTION 5.11 (A) unless and until the Company and the Bank shall be reasonably satisfied that the conditions to the obligation of the parties to consummate the Mergers will be satisfied or waived on or before the Effective Time, and (B) in no event until the day prior to the Effective Date.
     5.12. STATE TAKEOVER LAWS; CERTIFICATE OF INCORPORATION. In the case of the Company, it shall not take any action that would cause the transactions contemplated by this Plan to be subject to any applicable state takeover statute and the Company shall take all necessary steps to exempt (or ensure the continued exemption of) the transactions contemplated by this Plan from (A) any applicable state takeover law, as now or hereafter in effect, including, without limitation, Section 203 of the DGCL, (B) any applicable takeover provisions in the Company's Certificate of Incorporation, and (C) any takeover provisions set forth in any agreement to which the Company is a party or may be bound.
     5.13. NO RIGHTS TRIGGERED. In the case of the Company, it shall take all necessary steps to ensure that the entering into of this Plan and the consummation of the transactions contemplated hereby (including without limitation the Mergers) and any other action or combination of actions, or any other transactions contemplated hereby or thereby do not and will not, (A)
result in the grant of any rights to any person (including directors, officers and employees of the Company or any Company Subsidiary) under the Certificate of Incorporation or Bylaws of the Company or under any agreement to which the Company or any of the Company Subsidiaries is a party, or (B) restrict or impair in any way the ability of First Union or FUNB-FL to exercise the rights granted hereunder.
     5.14. SHARES LISTED. In the case of First Union, it shall use its best efforts to list, prior to the Effective Date, on the NYSE, upon official notice of issuance, the shares of First Union Common Stock to be issued to the holders of Company Common Stock and the outstanding Options referred to in SECTION 2.08, pursuant to this Plan.
     5.15. REGULATORY APPLICATIONS. In the case of First Union and FUNB-FL, subject to the cooperation of the Company and the Bank, (A) it shall promptly prepare and submit applications to the appropriate Regulatory Authorities for approval of the Mergers, and (B) promptly make all other appropriate filings to secure all other approvals, consents and rulings which are necessary for the consummation of the Mergers by First Union and FUNB-FL. First Union will provide copies of such applications and responses to the Company and its counsel prior to submitting such applications and responses to the applicable Regulatory Authorities. In the case of the Company, it agrees, upon request, to furnish First Union with information concerning itself, the Company Subsidiaries, its and their directors, officers and stockholders and such other matters as may be necessary or advisable in connection with any filing, notice or application made by or on behalf of First Union or any of its subsidiaries in connection with the Mergers and the other transactions contemplated in this Plan.
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     5.16. REGULATORY DIVESTITURES. In the case of the Company, effective on or before the Effective Date (to the extent required by any Regulatory Authority), the Company and the Company Subsidiaries shall cease engaging in such activities as First Union shall advise the Company in writing are not permitted to be engaged in by First Union under applicable law following the Effective Date, and to the extent required by any Regulatory Authority as a conditional approval of the transactions contemplated by this Plan, the Company shall divest any Company Subsidiary engaged in activities or holding assets that are impermissible for a bank holding company, on terms and conditions agreed to by First Union.
     5.17. INDEMNIFICATION/LIABILITY COVERAGE.
     (A) For six years after the Effective Date, First Union shall, and shall cause the Continuing Corporation to, indemnify, defend and hold harmless the present and former directors, officers and employees of the Company and the Company Subsidiaries (each, an "Indemnified Party") against all liabilities arising out of actions or omissions occurring at or prior to the Effective Date (including, without limitation, the transactions contemplated by this Plan) to the extent such persons are indemnified under the DGCL and the Company's Certificate of Incorporation and Bylaws as in effect on the date hereof, including provisions relating to advances of expenses incurred in the defense of any litigation.
     (B) First Union shall use its reasonable best efforts to maintain the Company's existing directors' and officers' liability insurance policy (or a policy, including First Union's existing policy, providing comparable coverage amount on terms no less favorable) covering persons who are currently covered by such insurance for a period of three years after the Effective Date; PROVIDED, that First Union shall not be obligated to make an annual premium payment in respect of such policy (or replacement policy) which exceeds, for the portion related to the Company's directors and officers, 150% of the annual premium payment on the Company's current policy in effect as of the date of this Plan; PROVIDED, FURTHER, that if such coverage can only be obtained upon the payment of an annual premium in excess of 150% of the annual premium payment of the Company's current policy, First Union shall obtain such coverage as can reasonably be obtained by paying a premium of 150% of the annual premium payment of the Company's current policy in effect as of the date of this Plan.
     (C) Any Indemnified Party wishing to claim indemnification under SECTION 5.17(A), upon learning of such claim, action, suit, proceeding or investigation, shall promptly notify First Union thereof; PROVIDED, that the failure so to notify shall not affect the obligations of First Union and the Continuing Corporation under SECTION 5.17(A) (unless such failure materially increases
First Union's liability under such Section). In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Date), (1) First Union or the Continuing Corporation shall have the right to assume the defense thereof, if it so elects, and First Union or the Continuing Corporation shall pay all reasonable fees and expenses of counsel for the Indemnified Parties promptly as statements therefor are received; PROVIDED, HOWEVER, that First Union shall be obligated pursuant to this subsection (C) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction for any single action, suit or proceeding or any group of actions, suits or proceedings arising out of or related to a common body of facts, (2) the Indemnified Parties will cooperate in the defense of any such matter, and (3) First Union shall not be liable for any settlement effected without its prior written consent.
     (D) If First Union or the Continuing Corporation or any of its successors or assigns shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any entity, then and in each case, proper provision shall be made so that the successors and assigns of First Union or the Continuing Corporation shall assume the obligations set forth in this SECTION 5.17.
     (E) First Union shall pay, or cause the Continuing Corporation to pay, all reasonable expenses, including attorneys' fees, promptly as statements therefore are received, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided for in this SECTION 5.17. The rights of each Indemnified Party hereunder shall be in addition to any other rights such Indemnified Party may have under the Certificate of Incorporation or Bylaws of the Company, under the DGCL or otherwise.
     5.18. CURRENT INFORMATION.
     (A) During the period from the date of this Plan to the Effective Date, each of the Company and First Union shall, and shall cause its representatives to, confer on a regular and frequent basis with representatives of the other.
     (B) The Company and the Bank shall promptly notify First Union of (1) any material change in the business or operations of the Company or any Company Subsidiary, (2) any material complaints, investigations or hearings (or communications indicating that the same may be contemplated) of any Regulatory Authority relating to the Company or any Company Subsidiary, (3) the institution or the threat of material litigation involving or relating to the Company or any Company Subsidiary, or (4) any event or condition that might be reasonably expected to cause any of the Company's and the Bank's
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representations or warranties set forth herein not to be true and correct as of the Effective Time (except to the extent contemplated by SECTION 6.08) or prevent the Company or the Bank from fulfilling its or their obligations hereunder; and in each case shall keep First Union informed with respect thereto.
     (C) First Union shall (1) promptly notify the Company of any event or condition that might reasonably be expected to cause any of First Union's and FUNB-FL's representations or warranties set forth herein not to be true and correct as of the Effective Date (except to the extent contemplated by SECTION 6.07), and (2) notify the Company immediately of any denial of any application filed by First Union or FUNB-FL with any Regulatory Authority with respect to this Plan, and in each case shall keep the Company and the Bank informed with respect thereto.
     5.19. DISPOSITION OF AHSC. The Company agrees to dispose (the
"Disposition") of the AHSC Assets (as hereinafter defined) of American Home Service Corporation ("AHSC"). The consideration for the Disposition shall be cash, or such other form of consideration as shall be acceptable to First Union. To the extent that the proposed sale of any AHSC Assets is with any recourse to the Company or any of the Company Subsidiaries, such proposed sale shall require the prior approval of First Union, which approval shall not be unreasonably withheld. The Company agrees to forward to First Union for its review a copy of any proposed agreement relating to such proposed sale prior to executing such agreement and to give First Union a reasonable period to conduct such review in order for First Union to determine that the proposed sale is in fact without any such recourse. To the extent the purchase price paid in the Disposition, as increased or decreased by the Tax Effect (as hereinafter defined) related thereto (the "Purchase Price"), is greater or less 70% of the book value of the AHSC Assets, as properly recorded on the books of AHSC in accordance with generally accepted accounting principles consistently applied, as of the date of the Disposition (the "Base Price"), the Exchange Ratio shall be adjusted as follows:
     (A) the Exchange Ratio, as the same may be adjusted pursuant to SECTION
2.05 or SECTION 7.05, shall be multiplied by the average of the closing sale prices (the "FTU Price") of First Union Common Stock on the NYSE Composite Transactions tape (as reported in THE WALL STREET JOURNAL) for the ten consecutive trading days ended on the last trading day immediately preceding the Effective Date and the result shall be multiplied by the sum of the number of shares of Company Common Stock outstanding immediately prior to the Effective Time plus the number of shares of Company Common Stock covered by outstanding Options (the "Outstanding Shares");
     (B) the result obtained in (A) above shall either be increased by the excess of the Purchase Price over the Base Price or decreased by the amount the Purchase Price is less than the Base Price; and
     (C) the result obtained in (B) above shall be divided by the Outstanding Shares and the result shall be divided by the FTU Price, which shall be the adjusted Exchange Ratio (rounded to the nearest one-thousandth).
     For purposes of this SECTION 5.19, "AHSC Assets" shall mean all of the real estate assets and loans Previously Disclosed on SCHEDULE 5.19(A), and accrued interest receivable with respect thereto as of the date of the Disposition. For purposes of this SECTION 5.19, "Tax Effect" shall mean an amount which equals the marginal tax rate with respect to the gain or loss recognized by AHSC for tax purposes on the Disposition.
     No new assets shall be transferred to or be acquired by AHSC prior to the Disposition without the prior written consent of First Union. First Union and the Company agree to use their reasonable best efforts to minimize the tax costs of the Disposition to AHSC, the Company and the acquiring party.
     Notwithstanding the foregoing, to the extent mutually agreed upon between the Company and First Union, such agreement not to be unreasonably withheld, the Disposition may be in the form of the sale of all of the stock of AHSC, in which case the parties agree to make such changes to this SECTION 5.19 as may be mutually agreed upon to appropriately reflect such sale.
     Previously Disclosed on SCHEDULE 5.19(B) is the balance sheet of AHSC as of May 31, 1996.
                 VI. CONDITIONS TO CONSUMMATION OF THE MERGERS.
     Consummation of the Mergers is conditioned upon:
     6.01. SHAREHOLDER VOTE. Approval of this Plan by the requisite vote of the stockholders of the Company.
     6.02. REGULATORY APPROVALS. Procurement by First Union and FUNB-FL, as applicable, of all required regulatory consents and approvals by the appropriate Regulatory Authorities and the expiration of the statutory waiting period relating thereto; PROVIDED, HOWEVER, that no such approval or consent shall have imposed any condition or requirement which, in the
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reasonable opinion of First Union, would so materially and adversely impact the economic or business benefits to First Union of the transactions contemplated by this Plan so as to render inadvisable the consummation of the Mergers.
     6.03. NO INJUNCTION. There shall not be in effect any order, decree or injunction of any court or agency of competent jurisdiction that enjoins or prohibits consummation of any of the transactions contemplated hereby.
     6.04. ACCOUNTANTS' LETTERS. The Company shall cause Grant Thornton to deliver to First Union letters, dated the date of or shortly prior to (A) the mailing of the Proxy Statement, and (B) the Effective Date, in form and substance reasonably satisfactory to First Union, with respect to the Company's consolidated financial position and results of operations, which letters shall be based upon "agreed upon procedures" undertaken by such firm in accordance with the Statement on Financial Accounting Standards No. 72.
     6.05. LEGAL OPINION. The Company and the Bank shall have received an opinion, dated the Effective Date, of Marion A. Cowell, Jr., counsel for First Union and FUNB-FL in form reasonably satisfactory to the Company and the Bank, which shall cover the matters contained in the first sentence in Recital (C), the first sentence in Recital (D), Section 4.02(B), (C), (H) and (I), the first sentence in Section 4.02(L), and Section 5.03.
     6.06. LEGAL OPINION. First Union and FUNB-FL shall have received an opinion, dated the Effective Date, of Luse Lehman Gorman Pomerenk & Schick,
P.C., counsel for the Company and the Bank, in form reasonably satisfactory to First Union and FUNB-FL which together shall cover the matters contained in the first sentence in Recital (A), the first sentence in Recital (B), Section 4.01
(B) and (C), the fifth and sixth sentences in Section 4.01(D), Section 4.01(F) and (G), the first clause of the first sentence in Section 4.01(L), Section 4.01(W), (X), (Y) and (FF) and Section 5.03. Such counsel shall be entitled to rely upon (1) the opinion of counsel acceptable to First Union as to matters of Florida law and (2) on certificates of responsible officers of the Company and its subsidiaries and public officials as to matters of fact.
     6.07. OFFICERS' CERTIFICATE. (A) Each of the representations and warranties contained herein of First Union and FUNB-FL shall be true and correct as of the date of this Plan and upon the Effective Date with the same effect as though all such representations and warranties had been made on the Effective Date, except for any such representations and warranties made as of a specified date, which shall be true and correct as of such date, and (B) each and all of the agreements and covenants of First Union and FUNB-FL to be performed and complied with pursuant to this Plan on or prior to the Effective Date shall have been duly performed and complied with in all material respects, and the Company and the Bank shall have received a certificate signed by an executive officer of each of First Union and FUNB-FL, dated the Effective Date, to such effect.
     6.08. OFFICERS' CERTIFICATE. (A) Each of the representations and warranties contained herein of the Company and the Bank shall be true and correct as of the date of this Plan and upon the Effective Date with the same effect as though all such representations and warranties had been made on the Effective Date, except for any such representations and warranties made as of a specified date, which shall be true and correct as of such date, and (B) each and all of the agreements and covenants of the Company and the Bank to be performed and complied with pursuant to this Plan on or prior to the Effective Date shall have been duly performed and complied with in all material respects, and First Union and FUNB-FL shall have received a certificate signed by the Chief Executive Officers and the Chief Financial Officers of the Company and the Bank, dated the Effective Date, to such effect.
     6.09. EFFECTIVE REGISTRATION STATEMENT. The Registration Statement shall have become effective and no stop or other order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC or any other Regulatory Authority.
     6.10. BLUE-SKY PERMITS. First Union shall have received all state securities laws and "blue sky" permits necessary to consummate the Corporate Merger.
     6.11. TAX OPINION. First Union and the Company shall have received an opinion from Sullivan & Cromwell to the effect that (A) the Corporate Merger constitutes a reorganization under Section 368 of the Code, and (B) no gain or loss will be recognized by stockholders of the Company who receive shares of First Union Common Stock solely in exchange for their shares of Company Common Stock, except that gain or loss may be recognized as to cash received in lieu of fractional share interests. In rendering their opinion, Sullivan & Cromwell may require and rely upon representations and agreements contained in documents executed by officers of First Union, the Company and others.
     6.12. NYSE LISTING. The shares of First Union Common Stock issuable pursuant to this Plan shall have been approved for listing on the NYSE, subject to official notice of issuance.
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     6.13. RECEIPT OF AFFILIATE AGREEMENTS. First Union shall have received from each Affiliate of the Company the agreement referred to in SECTION 5.10.
     6.14. AHSC DISPOSITION. The Disposition shall have occurred in accordance with SECTION 5.19;
PROVIDED, HOWEVER, that a failure to satisfy any of the conditions set forth in the proviso following SECTION 6.02 or in SECTIONS 6.04, 6.06, 6.08, 6.13 OR 6.14 shall only constitute conditions if asserted by First Union, and a failure to satisfy any of the conditions set forth in SECTION 6.05 OR 6.07 shall only constitute conditions if asserted by the Company.
                               VII. TERMINATION.
     This Plan may be terminated prior to the Effective Date, either before or after receipt of required stockholder approvals:
     7.01. MUTUAL CONSENT. By the mutual consent of First Union and the Company.
     7.02. BREACH. By First Union or the Company, if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event of (A) a breach by the other party of any representation or warranty contained herein, which breach cannot be or has not been cured within thirty
(30) days after the giving of written notice to the breaching party of such breach, or (B) a breach by the other party of any of the covenants or agreements contained herein, which breach cannot be or has not been cured within thirty
(30) days after the giving of written notice to the breaching party of such breach.
     7.03. DELAY. By First Union or the Company, if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event that the Corporate Merger is not consummated by May 1, 1997.
     7.04. NO STOCKHOLDER OR REGULATORY APPROVAL. By the Company or First Union, if its Board of Directors so determines by a vote of a majority of the members of its entire Board, in the event that any stockholder approval contemplated by
SECTION 6.01 is not obtained at the Meeting, including any adjournment or adjournments thereof, or in the event that written notice is received which states that any required regulatory approval contemplated by SECTION 6.02 will not be approved or has been denied.
     7.05. POSSIBLE ADJUSTMENT. By the Company, if its Board of Directors so determines by a vote of a majority of the members of its entire Board, at any time during the ten-day period commencing on the Determination Date, if both of the following conditions are satisfied:
     (A) the Average Closing Price on the Determination Date of shares of First Union Common Stock shall be less than $51.00; and
     (B) (1) the number obtained by dividing the Average Closing Price on such Determination Date by $60.00 (such number being referred to herein as the "FUNC Ratio") shall be less than (2) the number obtained by dividing the Index Price on the Determination Date by the Index Price on the Starting Date and subtracting 0.15 from the quotient in this clause (B)(2)(such number being referred to herein as the "Index Ratio");
     SUBJECT, HOWEVER, to the following three sentences. If the Company elects to exercise its termination right pursuant to the immediately preceding sentence, it shall give prompt written notice to First Union (PROVIDED that such notice of election to terminate may be withdrawn at any time within the aforementioned ten-day period). During the seven-day period commencing with its receipt of such notice, First Union shall have the option of adjusting the Exchange Ratio to equal the lesser of (a) a number equal to a quotient (rounded to the nearest one-thousandth), the numerator of which is the product of $51.00 and the Exchange Ratio (as then in effect) and the denominator of which is the Average Closing Price, and (b) a number equal to a quotient (rounded to the nearest one-thousandth), the numerator of which is the Index Ratio multiplied by the Exchange Ratio (as then in effect) and the denominator of which is the FUNC Ratio. If First Union makes an election contemplated by the preceding sentence, within such seven-day period, it shall give written notice to the Company of such election and the revised Exchange Ratio, whereupon no termination shall have occurred pursuant to this SECTION 7.05 and this Plan shall remain in effect in accordance with its terms (except as the Exchange Ratio shall have been so modified), and any references in this Plan to "Exchange Ratio" shall thereafter be deemed to refer to the Exchange Ratio as adjusted pursuant to this SECTION 7.05.
     For purposes of this SECTION 7.05, the following terms shall have the meanings indicated:
     "Average Closing Price" means the average of the daily last sale prices of First Union Common Stock as reported on the NYSE Composite Transactions tape (as reported in THE WALL STREET JOURNAL or, if not reported therein, in another mutually
                                      A-20
agreed upon authoritative source) for the ten consecutive full trading days in which such shares are traded on the NYSE beginning two business days after the date on which the last required approval of the Regulatory Authorities referred to in SECTION 6.02 required for consummation of the Mergers shall be received.
     "Determination Date" means the last day of the ten-day trading period referred to in the preceding paragraph.
     "Index Group" means the group of each of the 18 bank holding companies listed below, the common stock of all of which shall be publicly traded and as to which there shall not have been, since the Starting Date and before the Determination Date, an announcement of a proposal for the acquisition or sale of such company. In the event that the common stock of any such company ceases to be publicly traded or any such announcement is made with respect to any such company, such company will be removed from the Index Group, and the weights (which have been determined based on the number of outstanding shares of common stock) redistributed proportionately for purposes of determining the Index
Price. The 18 bank holding companies and the weights attributed to them are as follows:

                             BANK HOLDING COMPANY                                 WEIGHTING
BankAmerica Corporation (BAC)..................................................      14.53%
NationsBank Corporation (NB)...................................................      12.80
Banc One Corp. (ONE)...........................................................       8.19
First Chicago NBD Corporation (FND)............................................       7.02
Norwest Corporation (NOB)......................................................       6.52
Fleet Financial Group, Inc. (FLT)..............................................       6.02
PNC Financial Corp (PNC).......................................................       5.50
KeyCorp (KEY)..................................................................       4.76
CoreStates Financial Corp (CFL)................................................       4.54
First Bank System, Inc. (FBS)..................................................       4.35
Mellon Bank Corporation (MEL)..................................................       4.00
National City Corporation (NCC)................................................       3.90
Wachovia Corporation (WB)......................................................       3.85
Boatmen's Bancshares, Inc. (BOAT)..............................................       3.27
Barnett Banks, Inc. (BBI)......................................................       3.04
U.S. Bancorp (UBAN)............................................................       2.83
Comerica (CMA).................................................................       2.71
SunTrust Banks, Inc. (STI).....................................................       2.18
                                                                                    100.00%

     "Index Price" on a given date means the weighted average (weighted in accordance with the factors listed above) of the closing prices of the companies composing the Index Group.
     "Starting Date" means the first NYSE trading day immediately following the date of the first public announcement of entry into this Plan.
     If any company belonging to the Index Group or First Union declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the Starting Date and the Determination Date, the prices for the common stock of such company or First Union shall be appropriately adjusted for the purposes of applying this
SECTION 7.05.
     7.06. TERMINATION FEE.
     (A) The Company hereby agrees to pay First Union and First Union shall be entitled to payment of, a nonperformance fee (the "Termination Fee") of $17 million following the occurrence of a Payment Event (as defined below), PROVIDED that First Union shall have sent written notice of such entitlement within 90 days after First Union actually becomes aware of such occurrence. Such payment shall be made in immediately available funds within five business days after delivery of a notice from First Union requesting such payment. The right to receive the Termination Fee shall terminate if any of the following (a "Fee Termination Event") occurs prior to a Payment Event: (i) the Effective Date,
(ii) termination of this Plan in accordance with the provisions hereof if such termination occurs prior to the occurrence of a Preliminary Payment Event (as defined below), except a termination by First Union pursuant to SECTION 7.02,
(iii) termination of this Plan following the occurrence of a Preliminary Payment Event and the passage of eighteen (18) months after such termination, or (iv) termination of this Plan by First Union pursuant to SECTION 7.02, and the passage of eighteen (18) months after such termination.
                                      A-21

     (B) The term "Preliminary Payment Event" shall mean any of the following events or transactions occurring after the date hereof:
     (1) The Company or the Bank without having received First Union's prior written consent, shall have entered into an agreement to engage in any Acquisition Transaction (as defined below) with any person (the term "person" for purposes of this SECTION 7.06 having the meaning assigned thereto in Section 3(a)(9) and 13(d)(3) of the Exchange Act) other than First Union or any of its subsidiaries or affiliates, or the Board of Directors of the Company shall have recommended that the shareholders of the Company approve or accept any Acquisition Transaction with any person other than First Union or any of its subsidiaries or affiliates. For purposes of this Plan, "Acquisition Transaction" shall mean (a) a merger or consolidation, or any similar transaction, involving the Company or the Bank, (b) a purchase, lease or other acquisition of all or substantially all of the assets or deposits of the Company or the Bank, (c) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing 20% or more of the voting power of the Company or of the Bank; PROVIDED that the term "Acquisition Transaction" does not include any internal merger or consolidation involving only the Company and/or any of the Company Subsidiaries;
     (2) (a) any person other than First Union or any of its subsidiaries or affiliates shall have acquired beneficial ownership or the right to acquire beneficial ownership of 20% or more of the outstanding share of Company Common Stock (the term "beneficial ownership" for purposes of this Agreement having the meaning assigned thereto in Section 13(d) of the Exchange Act, or (b) any group (as such term "group" is defined in Section 13(d)(3) of the Exchange Act), other than a group of which any of First Union or any of its subsidiaries or affiliates is a member, shall have been formed that beneficially owns 20% or more of the Company Common Stock then outstanding;
     (3) any person other than First Union or any of its subsidiaries or affiliates shall have made a proposal to the Company or its shareholders, by public announcement or written communication that is or becomes the subject of public disclosure, to engage in an Acquisition Transaction (including, without limitation, any situation in which any person other than First Union or any of its subsidiaries or affiliates shall have commenced (as such term is defined in Rule 14d-2 under the Exchange Act) or shall have filed a registration statement under the Securities Act, with respect to, a tender offer or exchange offer to purchase any shares of Company Common Stock such that, upon consummation of such offer, such person would own or control 20% or more of the then outstanding shares of Company Common Stock (such an offering referred to herein as a "Tender Offer" or an "Exchange Offer", respectively));
     (4) after a proposal is made by a third party to the Company or its shareholders to engage in an Acquisition Transaction, or such third party states its intention to the Company to make such a proposal, the Company shall have breached any representation, covenant or obligation contained in this Plan and such breach would entitle First Union to terminate this Plan under SECTION 7.02 (without regard to the cure period provided for therein unless such cure is promptly effected without jeopardizing consummation of the Corporate Merger); or
     (5) the holders of shares of Company Common Stock shall not have approved this Plan at the Meeting or the Meeting shall not have been held or shall have been canceled prior to termination of this Plan, in each case after any person other than First Union or any of its subsidiaries or affiliates shall have (a) made, or disclosed an intention to make, a proposal to engage in an Acquisition Transaction or (b) commenced a Tender Offer or filed a registration statement under the Securities Act, with respect to an Exchange Offer.
     (C) The term "Payment Event" shall mean either of the following events or transactions occurring after the date hereof:
     (1) the acquisition by any person other than First Union or any of its subsidiaries or affiliates, alone or together with such person's affiliates and associates, or any group (as defined in Section 13(d)(3) of the Exchange Act), of beneficial ownership of 25% or more of the outstanding shares of Company Common Stock; or
     (2) the occurrence of a Preliminary Payment Event described in (x) clause
(B)(1) above, except that the percentage referred to in clause (c) thereof shall be 25%, or (y) clause (B)(5) above.
     (D) The Company shall notify First Union promptly in writing of its knowledge of the occurrence of any Preliminary Payment Event or Payment Event; PROVIDED, HOWEVER, that the giving of such notice by the Company shall not be a condition to the right of First Union to the Termination Fee.
                                      A-22

                              VIII. OTHER MATTERS.
     8.01. SURVIVAL. If the Effective Date occurs, all representations, warranties, agreements and covenants contained in this Plan, except for SECTIONS 5.17, 8.04 and 8.09, shall not survive the Effective Date. If this Plan is terminated prior to the Effective Date, the agreements and representations of the parties in SECTIONS 4.01(P) AND 4.02(F), SECTIONS 5.03, 5.06(2), 5.12 AND 5.13, SECTION 7.06, AND SECTIONS 8.01, 8.03, 8.04, 8.05, 8.06, 8.07, 8.09 AND
8.11 shall survive such termination.
     8.02. WAIVER; AMENDMENT. Prior to the Effective Date, any provision of this Plan may be (A) waived in writing by the party benefitting by the provision, or
(B) amended or modified at any time (including the structure of the transactions contemplated hereby) by an agreement in writing among the parties hereto approved by their respective Boards of Directors and executed in the same manner as this Plan, except that, after the vote by the stockholders of the Company, the consideration to be received by the stockholders of the Company for each share of Company Common Stock shall not thereby be decreased.
     8.03. COUNTERPARTS. This Plan may be executed in one or more counterparts, each of which shall be deemed to constitute an original. This Plan shall become effective when one counterpart has been signed by each party hereto.
     8.04. GOVERNING LAW. This Plan shall be governed by, and interpreted in accordance with, the laws of the State of North Carolina, except as federal law may be applicable.
     8.05. EXPENSES. Each party hereto will bear all expenses incurred by it in connection with this Plan and the transactions contemplated hereby, except printing expenses which shall be shared equally between the Company and First Union.
     8.06. CONFIDENTIALITY. Except as otherwise provided in SECTION 5.06(B), each of the parties hereto and their respective agents, attorneys and accountants will maintain the confidentiality of all information provided in connection herewith which has not been publicly disclosed.
     8.07. NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to First Union or FUNB-FL, to:  First Union Corporation
                                   One First Union Center
                                   Charlotte, North Carolina 28288-0013
                                   Telecopy Number: (704)374-3425
                                   Attention: Edward E. Crutchfield
                                   Chairman and Chief Executive Officer
Copy to:                           First Union Corporation
                                   One First Union Center
                                   Charlotte, North Carolina 28288-0013
                                   Telecopy Number: (704)374-3425
                                   Attention: Marion A. Cowell, Jr.
                                   General Counsel
If to the Company or the Bank,     Home Financial Corporation
to:                                1720 Harrison Street
                                   Hollywood, Florida 33020
                                   Telecopy Number: (954) 926-6230
                                   Attention: Thomas M. Wohl
                                              President and Chief
                                              Executive Officer
Copy to:                           Luse, Lehman & Gorman
                                   5335 Wisconsin Avenue, N.W.
                                   Suite 400
                                   Washington, DC 20015
                                   Telecopy Number : (212) 362-2902
                                   Attention: Eric Luse, Esq.

     8.08. DEFINITIONS. Any term defined anywhere in this Plan shall have the meaning ascribed to it for all purposes of this Plan (unless expressly noted to the contrary). In addition:
     (A) the term "Material Adverse Effect", when applied to a party, shall mean an event, occurrence or circumstance (including without limitation, any breach of a representation or warranty contained herein by such party) which (1) has a material adverse effect on the financial condition, results of operations, business or prospects of such party and its subsidiaries, taken as a whole, or
(2) would materially impair such party's, or any affiliated party's (which includes, as to the Company, the Bank and as to First Union, FUNB-FL), ability to timely perform its obligations under this Plan or the consummation of any of the transactions contemplated hereby; PROVIDED, that a Material Adverse Effect with respect to a party shall not include effects resulting from general economic conditions (including changes in interest rates), changes in accounting practices or changes to statutes, regulations or regulatory policies, that do not have a materially more adverse effect on such party than that experienced by similarly situated financial institutions;
     (B) the term "individually or in the aggregate" as used in ARTICLE IV of this Plan includes all events, occurrences and circumstances described in any paragraph of ARTICLE IV, and is not linked to any specific paragraph; and
     (C) the term "Previously Disclosed" by a party shall mean information set forth in a Schedule that is delivered by such party to the other party contemporaneously with the execution of this Plan and specifically designated as information "Previously Disclosed" pursuant to this Plan.
     8.09. ENTIRE UNDERSTANDING; NO THIRD PARTY BENEFICIARIES. This Plan and all schedules hereto represents the entire understanding of the parties hereto with reference to the transactions contemplated hereby and supersede any and all other oral or written agreements heretofore made. Except for SECTION 5.17, nothing in this Plan, expressed or implied, is intended to confer upon any person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Plan.
     8.10. BENEFIT PLANS. As soon as administratively practicable after the Effective Time, employees of the Company and the Company Subsidiaries shall be generally entitled to participate in the pension, benefit and similar plans of First Union on substantially the same terms and conditions as employees of First Union and its subsidiaries. For the purpose of determining eligibility to participate in such plans and the vesting of benefits under such plans (but not for the accrual of benefits under such plans), First Union shall give effect to years of service with the Company or the Company Subsidiaries, as the case may be, as if such service had been with First Union or its subsidiaries.
     8.11. HEADINGS. The headings contained in this Plan are for reference purposes only and are not part of this Plan.
                                      A-24

     IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.
                                         FIRST UNION CORPORATION
                                         By: /s/ KENNETH R. STANCLIFF
                                           NAME: KENNETH R. STANCLIFF
                                           TITLE: SENIOR VICE PRESIDENT
                                         FIRST UNION NATIONAL BANK OF FLORIDA
                                         By: /s/ KENNETH R. STANCLIFF
                                           NAME: KENNETH R. STANCLIFF
                                           TITLE: SENIOR VICE PRESIDENT
                                         HOME FINANCIAL CORPORATION
                                         By: /s/ THOMAS M. WOHL
                                           NAME: THOMAS M. WOHL
                                           TITLE: PRESIDENT
                                         HOME SAVINGS BANK, FSB
                                         By: /s/ THOMAS M. WOHL
                                           NAME: THOMAS M. WOHL
                                           TITLE: PRESIDENT
                                      A-25

                                                                         ANNEX B
                                     [DATE]
The Board of Directors
Home Financial Corporation
1720 Harrison Street
Hollywood, FL 33020
Dear Sirs:
     Home Financial Corporation ("HFC" or the "Company") and First Union Corporation ("FUNC") have entered into an Agreement and Plan of Mergers dated as of June 16, 1996 (the "Agreement"). Pursuant to the Agreement, among other things, the Company shall merge with and into FUNC (the "Corporate Merger"), and each share of HFC common stock ("HFC Common Stock") issued and outstanding immediately prior to the effective time of the Corporate Merger will be converted into 0.2233 shares, subject to certain adjustments set forth in the Agreement, (the "Exchange Ratio") of common stock of FUNC. We have assumed that the Corporate Merger will qualify as a tax free transaction for the stockholders of the Company. You have requested our opinion as to whether the Exchange Ratio is fair, from a financial point of view, to the holders of HFC Common Stock.
     Alex. Brown & Sons Incorporated ("Alex. Brown"), as a customary part of its investment banking business, is engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, private placements and valuations for estate, corporate and other purposes. We have acted as financial advisor to the Board of Directors of HFC in connection with the transaction described above and will receive a fee for our services, a portion of which is contingent upon the consummation of the Corporate Merger. Alex. Brown regularly publishes research reports regarding the financial services industry and the businesses and securities of publicly owned companies in that industry. In the ordinary course of business, Alex. Brown may actively trade the securities of both the Company and FUNC for its own account and the accounts of our customers and, accordingly, may at any time hold a long or short position in securities of the Company and FUNC.
     In connection with this opinion, we have reviewed certain publicly available financial information and other information concerning HFC and FUNC and certain internal analyses and other information furnished to us by HFC. We have also held discussions with the members of the senior managements of HFC and FUNC regarding the businesses and prospects of their respective companies. In addition, we have (i) reviewed the reported prices and trading activity for the common stock of both HFC and FUNC, (ii) compared certain financial and stock market information for HFC and FUNC with similar information for certain comparable companies whose securities are publicly traded, (iii) reviewed the financial terms of certain recent business combinations which we deemed comparable in whole or in part, (iv) reviewed the terms of the Agreement, (v) reviewed the potential pro forma impact of the Corporate Merger on HFC's and FUNC's financial condition, operating results and per share figures and (vi) performed such other studies and analyses and considered such other factors as we deemed appropriate.
     We have not independently verified the information described above and for purposes of this opinion have assumed the accuracy, completeness and fairness thereof. With respect to the information relating to the prospects of HFC and FUNC, we have assumed that such information reflects the best currently available judgments and estimates of the managements of HFC and FUNC as to the likely future financial performances of their respective companies. In addition, we have not made nor been provided with an independent evaluation or appraisal of the assets of HFC and FUNC, nor have we been furnished with any such evaluations or appraisals. Our opinion is based on market, economic and other conditions as they exist and can be evaluated as of the date of this letter.
     Our opinion expressed herein was prepared for the use of the Board of Directors of HFC and does not constitute a recommendation to the holders of HFC Common Stock as to how they should vote at the stockholders' meeting in connection with the Corporate Merger. We hereby consent, however, to the inclusion of this opinion as an exhibit to any proxy or registration statement distributed in connection with the Corporate Merger.
                                      B-1

     Based upon and subject to the foregoing, it is our opinion that, as of the date of this letter, the Exchange Ratio is fair, from a financial point of view, to the holders of HFC Common Stock.
                                         Very truly yours,
                                         ALEX. BROWN & SONS INCORPORATED
                                         By:
                                           J. ADAM HITT
                                           MANAGING DIRECTOR
                                      B-2

                                                                         ANNEX C

                                August   , 1996

The Board of Directors
Home Financial Corporation
1720 Harrison Street
Hollywood, Florida 33022-2168

Members of the Board:

     Home Financial Corporation ("HFC" or the "Company") and First Union Corporation ("First Union" or "FUNC") have entered into an Agreement and Plan of Merger dated as of June 16, 1996 (the "Agreement"). Pursuant to the Agreement, among other things, the Company shall merge with and into First Union (the "Merger"), and each share of HFC common stock (the "HFC Common Stock") issued and outstanding immediately prior to the effective time of the Merger will be converted into 0.2233 shares, subject to certain adjustments set forth in the Agreement (the "Exchange Ratio"), of common stock of First Union. We have assumed that the Merger will qualify as a tax free transaction for the stockholders of the Company. You have requested our opinion as to whether the Exchange Ratio is fair, from a financial point of view, to the holders of HFC Common Stock.

     Ryan, Beck & Co., as a customary part of its investment banking business, is engaged in the valuation of banking and savings institutions and their securities in connection with mergers and acquisitions. In conducting our investigation and analysis of this transaction, we have met separately with members of senior management of HFC and FUNC to discuss their respective operations, historical financial statements, strategic plans and future prospects. We have reviewed and analyzed material prepared in connection with the Merger, including but not limited to the following: (i) the Agreement and related documents; (ii) drafts of the Proxy Statement/Prospectus prepared in connection with the Merger; (iii) FUNC's Annual Report to Shareholders and Annual Report on Form 10-K for the years ended December 31, 1993 through 1995, and FUNC's Quarterly Reports on Form 10-Q for the period ended March 31, 1996;
(iv) HFC's Annual Reports to Shareholders for the years ended September 30, 1993 through 1995, and HFC's Quarterly Reports on Form 10-Q for the periods ended December 31, 1995 and March 31, 1996; (v) certain operating and financial information provided to us by the management of HFC relating to its business and prospects; (vi) the historical stock prices and trading volume of FUNC's common stock; (vii) the historical stock prices and trading volume of HFC's common stock; (viii) the terms of recent acquisitions of thrift institutions which we deemed generally comparable in whole or in part to HFC; (ix) the publicly-available financial data of thrift institutions which we deemed generally comparable to HFC; (x) the publicly available financial data of commercial banking organizations which we deemed generally comparable to FUNC; and (xi) the potential pro-forma impact of the Merger on FUNC's financial condition, operating results and per share figures. We also conducted or reviewed such other studies, analyses, inquiries and examinations as we deemed appropriate. In addition, we considered the future prospects of HFC in the event that it remained independent.

     While we have taken care in our investigation and analyses, we have relied upon and assumed the accuracy, completeness and fairness of the financial and other information provided to us by the respective institutions or which was publicly available and have not assumed any responsibility for independently verifying such information. We have also relied upon the managements of HFC and FUNC as to the reasonableness and achievability of the financial and operating forecasts and projections (and the assumptions and bases therefore) provided to us and in certain instances we have made certain adjustments to such financial and operating forecasts which in our judgment were appropriate under the circumstances. In addition, we have assumed with your consent that such forecasts and projections reflect the best currently available estimates and judgments of the respective managements. We are not experts in the evaluation of allowances for loan losses. Therefore, we have not assumed any responsibility for making an independent evaluation of the adequacy of the allowances for loan losses set forth in the balance sheets of HFC and FUNC at March 31, 1996, and we assumed such allowances were adequate and complied fully with applicable law, regulatory policy and sound banking practice as of the date of such financial statements. We also assumed that the Merger in all respects is, and will be consummated in compliance with all laws and regulations applicable to HFC and FUNC. We have not made or obtained any independent evaluations or appraisals of the assets or liabilities of either HFC or FUNC or their respective subsidiaries, nor have we reviewed any individual loan files of HFC or FUNC.

     In conducting our analysis and arriving at our opinion as expressed herein, we have considered such financial and other factors as we have deemed appropriate in the circumstances. In rendering our opinion, we have assumed that in the course of obtaining the necessary regulatory approvals for the Merger, no conditions will be imposed that will have a material adverse effect on the contemplated benefits of the Merger to HFC. Our opinion is necessarily based on economic, market and other conditions and projections as they exist and can be evaluated on the date hereof.

     We have been retained by the Board of Directors of HFC as an independent contractor to act as financial advisor to HFC with respect to the Merger and will receive a fee for our services. We have, in the past, provided financial advisory services to HFC and have received fees for the rendering of such services. In addition, in the ordinary course of business, we may actively trade debt and/or equity securities of FUNC and HFC and their respective affiliates for our own account and the accounts of our customers, and we therefore may from time to time hold a long or short position in such securities.

     Our opinion is directed to the Board of Directors of HFC and does not constitute a recommendation to any shareholder of HFC as to how such shareholder should vote at any shareholder meeting held in connection with the Merger.

     Based upon and subject to the foregoing it is our opinion as investment bankers that the Exchange Ratio in the Merger as provided and described in the Agreement is fair to the holders of HFC Common Stock from a financial point of view.

                                         Very truly yours,

                                         RYAN, BECK & CO., INC.

                PART II. INFORMATION NOT REQUIRED IN PROSPECTUS
ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.
     Sections 55-8-50 through 55-8-58 of the NCBCA contain specific provisions relating to indemnification of directors and officers of North Carolina corporations. In general, the statute provides that (i) a corporation must indemnify a director or officer who is wholly successful in his defense of a proceeding to which he is a party because of his status as such, unless limited by the articles of incorporation, and (ii) a corporation may indemnify a director or officer if he is not wholly successful in such defense, if it is determined as provided in the statute that the director or officer meets a certain standard of conduct, provided when a director or officer is liable to the corporation, the corporation may not indemnify him. The statute also permits a director or officer of a corporation who is a party to a proceeding to apply to the courts for indemnification, unless the articles of incorporation provide otherwise, and the court may order indemnification under certain circumstances set forth in the statute. The statute further provides that a corporation may in its articles of incorporation or bylaws or by contract or resolution provide indemnification in addition to that provided by the statute, subject to certain conditions set forth in the statute.
     FUNC's bylaws provide for the indemnification of FUNC's directors and executive officers by FUNC against liabilities arising out of his status as such, excluding any liability relating to activities which were at the time taken known or believed by such person to be clearly in conflict with the best interests of FUNC.
     FUNC's Articles provide for the elimination of the personal liability of each director of FUNC to the fullest extent permitted by the provisions of the NCBCA, as the same may from time to time be in effect.
     FUNC maintains directors and officers liability insurance, which provides coverage of up to $80,000,000, subject to certain deductible amounts. In general, the policy insures (i) FUNC's directors and officers against loss by reason of any of their wrongful acts, and/or (ii) FUNC against loss arising from claims against the directors and officers by reason of their wrongful acts, all subject to the terms and conditions contained in the policy.
ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

  EXHIBIT NO.                                                     DESCRIPTION
  (2)           The Merger Agreement. (Incorporated by reference to ANNEX A to the Prospectus/Proxy Statement included in this
                Registration Statement.)*
  (3)(a)        Articles of Incorporation of FUNC, as amended. (Incorporated by reference to Exhibit (4) to FUNC's 1990 First
                Quarter Report on Form 10-Q, to Exhibit (99)(a) to FUNC's 1993 First Quarter Report on Form 10-Q and to Exhibit
                (4)(a) to FUNC's Current Report on Form 8-K dated January 10, 1996.)
  (3)(b)        Bylaws of FUNC, as amended. (Incorporated by reference to Exhibit (3)(b) to FUNC's 1995 Annual Report on Form
                10-K.)
  (4)(a)        Shareholder Protection Rights Agreement, as amended. (Incorporated by reference to Exhibits (4)(b) to FUNC's
                Forms 8-K dated December 18, 1990 and October 20, 1992, and to Exhibit (99) to FUNC's Current Reports on Form
                8-K dated June 20, 1995 and June 21, 1995.)
  (4)(b)        All instruments defining the rights of holders of long-term debt of FUNC and its subsidiaries. (Not filed pursuant to (4)(iii) of Item 601(b) of Regulation S-K; to be furnished upon request of the Commission.)
  (5)           Opinion of Marion A. Cowell, Jr., Esq.
  (8)           Tax opinion of Sullivan & Cromwell.
  (12)(a)       Computations of Consolidated Ratios of Earnings to Fixed Charges. (Incorporated by reference to Exhibit (12)(a)
                to FUNC's 1996 Second Quarter Report on Form 10-Q.)
  (12)(b)       Computations of Consolidated Ratios of Earnings to Fixed Charges and Preferred Stock Dividends. (Incorporated by
                reference to Exhibit (12)(b) to FUNC's 1996 Second Quarter Report on Form 10-Q.)
  (23)(a)       Consent of Grant Thornton LLP.
  (23)(b)       Consent of KPMG Peat Marwick LLP.
  (23)(c)       Consent of Marion A. Cowell, Jr., Esq. (Included in Exhibit (5).)
  (23)(d)       Consent of Sullivan & Cromwell. (Included in Exhibit (8).)
  (23)(e)       Consent of Alex. Brown & Sons Incorporated.
  (23)(f)       Consent of Ryan Beck & Co.
  (24)          Power of Attorney.
  (27)          FUNC's Financial Data Schedule. (Incorporated by reference to Exhibit (27) to FUNC's 1996 Second Quarter Report
                on Form 10-Q.)
  (99)          Form of proxy for the Special Meeting of Stockholders of HFC.

* Omitted exhibits to be furnished upon request of the Commission.
                                      II-1

ITEM 22. UNDERTAKINGS.
     (a)(1) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933 (as amended and the rules and regulations thereunder, the "Securities Act"), each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (as amended and the rules and regulations thereunder, the "Exchange Act") (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange
Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (2) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c) promulgated pursuant to the Securities Act, the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.
     (3) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (2) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415 promulgated pursuant to the Securities Act, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (4) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions of this Item 22, or otherwise (other than insurance), the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
     (b) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.
     (c) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.
     (d) The undersigned registrant hereby undertakes:
          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;
             (i) To include any prospectus required by Section 10(a) (3) of the Securities Act;
             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and
                                      II-2

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.
          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
                                      II-3

                                   SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto, duly authorized, in the City of Charlotte, State of North Carolina, on August 15, 1996.
                                         FIRST UNION CORPORATION
                                         By:        MARION A. COWELL, JR.
                                                   MARION A. COWELL, JR.
                                                 EXECUTIVE VICE PRESIDENT,
                                               SECRETARY AND GENERAL COUNSEL
     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-4 has been signed by the following persons in the capacities and on the date indicated.

                      SIGNATURE                                                      CAPACITY
                      *EDWARD E. CRUTCHFIELD            Chairman, and Chief Executive Officer and Director
                EDWARD E. CRUTCHFIELD
                          *ROBERT T. ATWOOD             Executive Vice President and Chief Financial Officer
                   ROBERT T. ATWOOD
                            *JAMES H. HATCH             Senior Vice President and Corporate Controller (Principal
                                                          Accounting Officer)
                    JAMES H. HATCH
                            *EDWARD E. BARR             Director
                    EDWARD E. BARR
                         *G. ALEX BERNHARDT             Director
                  G. ALEX BERNHARDT
                          *W. WALDO BRADLEY             Director
                   W. WALDO BRADLEY
                           *ROBERT J. BROWN             Director
                   ROBERT J. BROWN
                           *ROBERT D. DAVIS             Director
                   ROBERT D. DAVIS
                          *R. STUART DICKSON            Director
                  R. STUART DICKSON
                               *B.F. DOLAN              Director
                      B.F. DOLAN

                                      II-4

                      SIGNATURE                                                      CAPACITY
                          *RODDEY DOWD, SR.             Director
                   RODDEY DOWD, SR.
                          *JOHN R. GEORGIUS             Director
                   JOHN R. GEORGIUS
                        *ARTHUR M. GOLDBERG             Director
                  ARTHUR M. GOLDBERG
                     *WILLIAM N. GOODWIN, JR.           Director
               WILLIAM N. GOODWIN, JR.
                         *BRENTON S. HALSEY             Director
                  BRENTON S. HALSEY
                         *HOWARD H. HAWORTH             Director
                  HOWARD H. HAWORTH
                            *FRANK M. HENRY             Director
                    FRANK M. HENRY
                                                        Director
                  LEONARD G. HERRING
                     *JUAN RODRIGUEZ INCIARTE           Director
               JUAN RODRIGUEZ INCIARTE
                          *JACK A. LAUGHERY             Director
                   JACK A. LAUGHERY
                               *MAX LENNON              Director
                      MAX LENNON
                         *RADFORD D. LOVETT             Director
                  RADFORD D. LOVETT
                           *JOSEPH NEUBAUER             Director
                   JOSEPH NEUBAUER
                                                        Director
                 HENRY D. PERRY, JR.
                       *RANDOLPH N. REYNOLDS            Director
                 RANDOLPH N. REYNOLDS

                                      II-5

                      SIGNATURE                                                      CAPACITY
                             *RUTH G. SHAW              Director
                     RUTH G. SHAW
                            *LANTY L. SMITH             Director
                    LANTY L. SMITH
                     *ANTHONY P. TERRACCIANO            Director
                ANTHONY P. TERRACCIANO
                          *DEWEY L. TROGDON             Director
                   DEWEY L. TROGDON
                             *JOHN D. UIBLE             Director
                    JOHN D. UIBLE
                              *B. J. WALKER             Director
                     B. J. WALKER
*By Marion A. Cowell, Jr., Attorney-in-Fact
                       MARION A. COWELL, JR.
                MARION A. COWELL, JR.

Date: August 15, 1996
                                      II-6

                                 EXHIBIT INDEX

EXHIBIT NO.                        DESCRIPTION                                               LOCATION
  (2)         The Merger Agreement.                                   Incorporated by reference to ANNEX A to the
                                                                      Prospectus/Proxy Statement included in this
                                                                      Registration Statement.*
  (3)(a)      Articles of Incorporation of FUNC, as amended.          Incorporated by reference to Exhibit (4) to FUNC's
                                                                      1990 First Quarter Report on Form 10-Q, to Exhibit
                                                                      (99)(a) to FUNC's 1993 First Quarter Report on Form
                                                                      10-Q and to Exhibit (4)(a) to FUNC's Current Report on
                                                                      Form 8-K dated January 10, 1996.
  (3)(b)      Bylaws of FUNC, as amended.                             Incorporated by reference to Exhibit (3)(b) to FUNC's
                                                                      1995 Annual Report on Form 10-K.
  (4)(a)      Shareholder Protection Rights Agreement, as amended.    Incorporated by reference to Exhibits (4)(b) to FUNC's
                                                                      Forms 8-K dated December 18, 1990 and October 20,
                                                                      1992, and to Exhibit (99) to FUNC's Current Reports on
                                                                      Form 8-K dated June 20, 1995 and June 21, 1995.
  (4)(b)      All instruments defining the rights of holders of       Not filed pursuant to (4)(iii) of Item 601(b) of
              long-term debt of FUNC and its subsidiaries.            Regulation S-K; to be furnished upon request of the
                                                                      Commission.
  (5)         Opinion of Marion A. Cowell, Jr., Esq.                  Filed herewith.
  (8)         Tax opinion of Sullivan & Cromwell.                     Filed herewith.
  (12)(a)     Computations of Consolidated Ratios of Earnings to      Incorporated by reference to Exhibit (12)(a) to FUNC's
              Fixed Charges.                                          1996 Second Quarter on Form 10-Q.
  (12)(b)     Computations of Consolidated Ratios of Earnings to      Incorporated by reference to Exhibit (12)(b) to FUNC's
              Fixed Charges and Preferred Stock Dividends.            1996 Second Quarter Report on Form 10-Q.
  (23)(a)     Consent of Grant Thornton LLP.                          Filed herewith.
  (23)(b)     Consent of KPMG Peat Marwick LLP.                       Filed herewith.
  (23)(c)     Consent of Marion A. Cowell, Jr., Esq.                  Included in Exhibit (5).
  (23)(d)     Consent of Sullivan & Cromwell.                         Included in Exhibit (8).
  (23)(e)     Consent of Alex. Brown & Sons Incorporated.             Filed herewith.
  (23)(f)     Consent of Ryan Beck & Co.                              Filed herewith.
  (24)        Power of Attorney.                                      Filed herewith.
  (27)        FUNC's Financial Data Schedule.                         Incorporated by reference to Exhibit (27) to FUNC's
                                                                      1996 Second Quarter Report on
                                                                      Form 10-Q.
  (99)        Form of proxy for the Special Meeting of Stockholders   Filed herewith.
              of HFC.

* Omitted exhibits to be furnished upon request of the Commission.